Exhibit 10.1

Execution Version

SENIOR SECURED FIRST LIEN TERM LOAN CREDIT AGREEMENT

dated as of December 12, 2023

among

CLEAN ENERGY,
as the Borrower,

CLEAN ENERGY FUELS CORP.,
as Parent,

the Lenders
from time to time party hereto,

and

STONEPEAK CLNE-L HOLDINGS LP,
as Administrative Agent and Collateral Agent

STONEPEAK CLNE-L HOLDINGS LP,
as Sole Lead Arranger

TABLE OF CONTENTS

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Commitments
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	[Reserved]
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Guarantee and Collateral Agreement
Exhibit G	[Reserved]
Exhibit H	Form of Assignment and Assumption
Exhibit I-1	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit J	Perfection Certificate
Exhibit K	Form of Annual Budget
Exhibit L	Form of Consent Agreement
Exhibit M	[Reserved]
Exhibit N	Form of PIK Election

Schedule 1.01(a)	Notice Information
Schedule 1.01(b)	Zero Balance Agreements
Schedule 1.01(c)	Sample IRR and MOIC Calculations
Schedule 7.04	Material Indebtedness
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.07	Material Contracts
Schedule 7.14	Officers, Directors and Ownership
Schedule 7.16	Real Property Rights and Material Station Agreements
Schedule 7.17	Necessary Permits
Schedule 7.18	Jurisdictions for Security Document Filings
Schedule 7.19	Hedging Agreements
Schedule 7.23	Accounts
Schedule 7.24	Labor Contracts
Schedule 8.07	Insurance
Schedule 8.16	Post-Closing Obligations
Schedule 9.02	Existing Indebtedness
Schedule 9.03	Existing Liens
Schedule 9.05	Existing Investments
Schedule 9.10	Existing Dispositions
Schedule 9.12	Existing Transactions with Affiliates
Schedule 9.13	Existing Burdensome Agreements
Schedule 9.16(d)	Existing Material Joint Venture Indebtedness

v

This SENIOR SECURED FIRST LIEN TERM LOAN CREDIT AGREEMENT, dated as of December 12, 2023 (as amended, restated, supplemented or otherwise modified, this “Agreement”), among CLEAN ENERGY, a California corporation (the “Borrower”), CLEAN ENERGY FUELS CORP, a Delaware corporation (the “Parent”), the LENDERS from time to time party hereto, and STONEPEAK CLNE-L HOLDINGS LP, as the Administrative Agent for the Lenders and Collateral Agent for the Secured Parties.

R E C I T A L S

A.            The Borrower has requested that the Lenders make Loans to the Borrower on the Closing Date in an aggregate principal amount of $300,000,000 and Loans to the Borrower after the Closing Date in an aggregate principal amount of up to $100,000,000.

B.            In order to develop, own and operate renewable natural gas projects and to produce and supply renewable natural gas for the transportation sector throughout the United States and Canada and for certain other purposes specified herein, the Borrower has requested that the Lenders extend, and the Lenders have agreed to make available to the Borrower, the Facilities provided for herein upon the terms and subject to the conditions set forth herein.

C.            The Borrower desires to secure the Secured Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in and continuing Lien upon all of its rights, title and interest in its property constituting Collateral, including the Equity Interests of certain of its Subsidiaries to the extent constituting Collateral.

D.            The Borrower has determined that it is in its best interests and the best interests of its Subsidiaries to cause certain of its Subsidiaries to guarantee the Secured Obligations and to pledge and grant to the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in and continuing Lien upon all of its rights, title and interest in its property constituting Collateral, provided that Permitted Liens may exist.

E.            Parent directly owns 100% of the outstanding Equity Interests of the Borrower and has determined that it is in its best interests to guarantee the Secured Obligations and to pledge and grant to the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in and continuing Lien upon all of its rights, title and interest in its property constituting Collateral, including the Equity Interests of the Borrower and each of its other Subsidiaries.

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

Article I

Definitions and Accounting Matters

Section 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Remediation Plan” has the meaning assigned to such term in Section 10.01(j)(ii).

“Account” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Additional TotalEnergies JV Document” means each document entered into by or assigned to any Permitted Additional TotalEnergies JV after the Closing Date, including the Organizational Documents of such Permitted Additional TotalEnergies JV.

“Administrative Agent” means Stonepeak CLNE-L Holdings LP, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent or administrative agent appointed in accordance with the provisions of Section 11.06.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) another Person that directly or indirectly owns or holds (i) ten percent (10.0%) or more of any class of Equity Interests with voting power in the specified Person or (ii) ten percent (10.0%) or more of the Equity Interests in the specified Person or (c) any officer, director, manager or partner of the specified Person. In no event shall any Stonepeak Lender or any of its Affiliates be an Affiliate of Borrower and its Affiliates.

“AFTC” means federal alternative fuel excise tax credits.

“Agent” means the Administrative Agent or the Collateral Agent, as applicable, and “Agents” shall refer to both the Administrative Agent and the Collateral Agent, collectively.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“AHYDO Catch Up Payment” has the meaning assigned to such term in Section 3.04(b)(vii).

“Amazon” means Amazon.com, Inc.

“Amazon Agreements” means each of (a) the Amazon Fuel Agreement, (b) the Amazon Transaction Agreement and (c) the Amazon Warrant.

“Amazon Fuel Agreement” means, collectively, the Fuel Pricing Agreement, effective as of January 15, 2021 and the Project Addendum to Fuel Pricing Agreement, dated as of April 16, 2021, in each case, between Clean Energy and Amazon Logistics, Inc.

“Amazon Transaction Agreement” means the Transaction Agreement, dated as of April 16, 2021, between CLNE and Amazon.

“Amazon Warrant” means the Warrant to Purchase Common Stock of Clean Energy Fuels Corp., dated as of April 16, 2021, between CLNE and Amazon.com NV Investment Holdings, LLC.

“AML Laws” means all laws, rules and regulations of any jurisdiction applicable to any Lender, Parent, the Borrower or any of their respective Subsidiaries from time to time concerning or relating to anti-money laundering.

“Annual Budget” means the annual operating budget, substantially in the form of Exhibit K or such other form approved by the Administrative Agent, prepared and delivered by the Borrower pursuant to Section 8.01(k).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Parent, the Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Rate” means, for any day, a rate per annum equal to 9.50%.

“Applicable Percentage” means, with respect to any Lender, the percentage equal to a fraction (a) the numerator of which is the sum of (i) the aggregate outstanding principal amount of the Loans of such Lender and (ii) the unused outstanding Delayed Draw Commitments of such Lender and (b) the denominator of which is the sum of (i) the outstanding principal amount of the Loans of all Lenders and (ii) the total unused outstanding Delayed Draw Commitments of all Lenders.

“Approved Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or investing in loans, private placements and similar extensions of credit in the ordinary course of its business and any investment fund or asset manager that is administered, advised, sub-advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit H or any other form approved by the Administrative Agent and, if applicable, the Borrower.

“Availability Period” means the period beginning on the first (1st) Business Day following the Closing Date until but excluding the Delayed Draw Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Beneficial Ownership Certification” means a certification regarding the Beneficial Owners of the Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Boron Plant” means that certain liquefied natural gas liquefaction plant located at 14436 Contractor Road, Boron, California 93416.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrowing” means Loans made on the same date.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the relevant Lenders make Loans hereunder.

“Borrowing Request” means a written request for a Borrowing signed and delivered by the Borrower to the Administrative Agent in accordance with Section 2.03 and substantially in the form of Exhibit B or such other form approved by the Administrative Agent.

“bp JV” means CE bp Renew Co LLC, a Delaware limited liability company, a 50/50 joint venture between CERD and BP Products North America, Inc.

“bp JV Agreement” means the Limited Liability Company Agreement of the bp JV, dated as of April 13, 2021.

“bp JV Contracts” means (a) the bp JV Agreement, (b) the bp Marketing Agreement and (c) the Dynamic Development Agreement.

“bp Marketing Agreement” means the Marketing Agreement, effective as of October 1, 2018, among BP Products North America Inc., BP Energy Company and CERF.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Orange County, California are authorized or required by law to remain closed.

“Call Premium” means any Total Call Premium and any Partial Call Premium.

“Call Protection Amounts” means any Call Premium or Change in Control Premium, as applicable. For the avoidance of doubt, any calculation of Call Premium or Change in Control Premium shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

“Canadian Debenture” means the Floating Charge Demand Debenture in form reasonably acceptable to the Collateral Agent, made by CEFS in favor of the Collateral Agent for and on behalf of the Secured Parties.

“Canadian Debenture Pledge” means the Debenture Pledge Agreement in form reasonably acceptable to the Collateral Agent, made by CEFS in favor of the Collateral Agent.

“Canadian GSA” means the General Security Agreement form reasonably acceptable to the Collateral Agent, between CEFS and the Collateral Agent.

“Canadian Guarantee” means the Guarantee in form reasonably acceptable to the Collateral Agent, made by CEFS in favor of the Collateral Agent for the benefit of the Secured Parties.

“Canadian Security Documents” means each of (a) the Canadian Debenture, (b) the Canadian Debenture Pledge, (c) the Canadian GSA and (d) the Canadian Guarantee.

“Capital Expenditures” means, for any Person, all expenditures for fixed or capital assets or other capital expenditures which, in accordance with GAAP, are required to be capitalized and so shown on the consolidated balance sheet of such Person.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases or finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Notwithstanding any other provision contained herein, any lease that would be characterized as an operating lease in accordance with GAAP prior to the adoption of ASC 842 (regardless of the date on which such lease has been entered into) shall not be a capital or finance lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Borrower’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the adoption of ASC 842.

“Cash Equivalents” means Investments in:

(a)            marketable obligations, maturing within one (1) year after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b)            marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(c)            deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States or any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(d)            money market funds substantially all of the assets of which comprise securities of the types described in clauses (a) through (c) above; and

(e)            other marketable securities maturing within 180 days after acquisition thereof, including commercial paper, corporate bonds, and other similar securities, with a rating no lower than A2 or A, as such rating is set forth from time to time, by Moody’s or S&P, respectively, in accordance with Parent’s cash investment policy.

“Cash Flow From Operations” means, with reference to the financial statements most recently delivered pursuant to Section 8.01(a) or Section 8.01(b) the line item “Cash Flow From Operations” for the fiscal quarter then ending on the last day of the period covered by such financial statements contained in Parent’s cash flow statement, determined in accordance with GAAP to measure the cash generated from the normal business operations of Parent and its Consolidated Subsidiaries and in a manner consistent with Parent’s past practice.

“Casualty Event” means (a) any loss, casualty or other insured damage to any Property of any Loan Party or any of its Subsidiaries or (b) any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of (or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking), any Property of any Loan Party or any of its Subsidiaries (any event in this clause (b), a “Condemnation Event”).

“CEFS” means Clean Energy Fueling Services Corp., a corporation organized under the laws of British Columbia.

“CERD” means Clean Energy Renewable Development, LLC, a Delaware limited liability company.

“Change in Control” means:

(a)            (i) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the voting or economic power of the Equity Interests in Parent; or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (x) nominated, appointed or approved for consideration by shareholders for election by the board of directors of Parent nor (y) appointed by directors so nominated, appointed or approved;

(b)            Parent ceases to, directly or indirectly, (i) own 100% of the issued and outstanding Equity Interests of the Borrower or (ii) possess the right at all times to elect all of members of the board of directors (or similar governing body) of the Borrower;

(c)            the sale or transfer of all or substantially all assets of Parent or the Borrower; or

(d)            a “change in control” or any comparable term under and as defined in any definitive documentation governing any Material Indebtedness for borrowed money of the Loan Parties or their respective Subsidiaries has occurred.

“Change in Control Premium” means an amount equal to, with respect to each respective Term Loan Tranche, (a) if a Change in Control occurs on or prior to the first anniversary of the Closing Date, an amount equal to the principal amount of the Loans comprising such Term Loan Tranche outstanding at the time of such Change in Control multiplied by twenty percent (20.0%), (b) if a Change in Control occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date, an amount equal to the principal amount of the Loans comprising such Term Loan Tranche outstanding at the time of such Change in Control multiplied by ten percent (10.0%) and (c) if a Change in Control occurs after the second anniversary of the Closing Date, the minimum amount that, when received by the Lenders, would be sufficient to cause both (i) the IRR for each such Lender with respect to such Term Loan Tranche to be not less than eleven and one half percent (11.5%) and (ii) solely with respect to a Term Loan Tranche that is a Delayed Draw Loan, the MOIC for each such Lender with respect to such Term Loan Tranche to be not less than 1.10. For the avoidance of doubt, (x) any Change in Control Premium will be payable in addition to any principal of the Loans and any accrued interest at the time of any Change in Control and (y) upon a Change in Control, the Change in Control Premium shall be the only premium payable and shall be in lieu of, and not in addition to, any Call Premium.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 5.01(a), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated, issued or implemented.

“Clean Energy” means Clean Energy in any capacity other than as Borrower hereunder.

“CLNE” means Clean Energy Fuels Corp. in any capacity other than as Parent hereunder.

“Closing Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property now owned or hereafter acquired by the Loan Parties which is subject to a Lien created or purported to be created under one or more Security Documents, including all Mortgaged Property; provided that the Collateral shall not include the Excluded Assets.

“Collateral Agent” means Stonepeak CLNE-L Holdings LP, as collateral agent for the Secured Parties, together with any successor collateral agent or collateral agent appointed in accordance with the provisions of Section 11.06.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Initial Commitment and Delayed Draw Commitment. “Commitments” means the aggregate Initial Commitments and Delayed Draw Commitments of the Lenders.

“Commodity Accounts” means all “commodity accounts” (as such term is defined in the UCC) of the Loan Parties.

“Condemnation Event” has the meaning assigned to such term in the definition of “Casualty Event”.

“Consent Agreement” means a consent agreement with respect to a Material Contract substantially in the form of Exhibit L or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Consolidated Subsidiaries” means, at any date, each Subsidiary (whether now existing or hereafter created or acquired) the financial statements of which are (or should have been) consolidated with the financial statements of Parent in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the total assets of Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, including the power to elect a majority of the directors, managers, trustees or equivalent of a Person, as the case may be. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Collateral Agent, providing for the Collateral Agent’s control of a Deposit Account, Securities Account or Commodity Account (but not an Excluded Account), as applicable, after notice is delivered as provided therein, executed and delivered by the Collateral Agent, the Borrower or other applicable Loan Party, and the applicable securities intermediary (with respect to a Securities Account), depository bank (with respect to a Deposit Account) or commodity intermediary (with respect to a Commodity Account), in each case at which such relevant account is maintained.

“Debt Incurrence Proceeds” means any Net Cash Proceeds received by any Loan Party or any Subsidiary of any Loan Party from any incurrence of Indebtedness (other than the Secured Obligations) by any such Loan Party or Subsidiary.

“Delayed Draw Commitment” means, with respect to each Delayed Draw Lender, the commitment of such Delayed Draw Lender to make Delayed Draw Loans in an aggregate amount not to exceed the amount set forth opposite such Delayed Draw Lender’s name on Annex I hereto under the caption “Delayed Draw Commitment”; provided that such commitment (a) may be reduced by the amount of any reductions of the Delayed Draw Commitments pursuant to Section 2.06(b), (b) shall be reduced upon each funding of the Delayed Draw Loans pursuant to Section 2.01(b) in the amount of Delayed Draw Loans funded by such Delayed Draw Lender and on the Delayed Draw Termination Date as set forth in Section 2.06(a) and (c) may be increased or decreased from time to time by the amount of increases or reductions in such Delayed Draw Lender’s Delayed Draw Commitments pursuant to assignments thereof pursuant to Section 12.04(b). The aggregate amount of the Delayed Draw Lenders’ Delayed Draw Commitments on the Closing Date is $100,000,000.

“Delayed Draw Lenders” means, collectively, each Person with a Delayed Draw Commitment and/or that holds a Delayed Draw Loan made to the Borrower pursuant to Section 2.01(b) and, in each case, any assignee thereof that shall have become a party hereto pursuant an Assignment and Assumption.

“Delayed Draw Loans” means the term loans funded by the Delayed Draw Lenders in respect of their respective Delayed Draw Commitments pursuant to Section 2.01(b).

“Delayed Draw Termination Date” means the earliest of (a) the Scheduled Delayed Draw Termination Date, (b) the termination of all remaining Delayed Draw Commitments pursuant to Section 2.06(b) and (c) the termination of all remaining Delayed Draw Commitments pursuant to Section 10.03.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Accounts” means all “deposit accounts” (as such term is defined in the UCC) of the Loan Parties.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, license or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) thereof, including, without any limitation, any Casualty Event. The terms “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the Commitments are terminated, in each case, other than any Disqualified Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control so long as such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to Payment in Full.

“Disqualified Institution” means any Person whose primary business is in the natural gas vehicle fueling industry or in the renewable gas industry or any Affiliate of such Person; provided that (a) any Person that is an infrastructure investment fund, pension fund or similar investment fund or similar financial or institutional investor that is not actively engaged in the day–to-day management or operation of a renewable gas business shall not be a Disqualified Institution, and (b) if the Borrower has consented in writing to an assignment to a Disqualified Institution under Section 12.04(b), then such entity will not be considered a Disqualified Institution for the purposes of this Agreement.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any state thereof or the District of Columbia.

“Dynamic” means Dynamic R2 Holding LLC, a Delaware limited liability company.

“Dynamic Development Agreement” means the Development Framework and Services Agreement, by and between Dynamic and the bp JV, dated as of July 26, 2021, pursuant to which, among other things, the bp JV engaged Dynamic to provide certain development services with respect to potential RNG facilities.

“EBITDA” means, with respect to Parent and its Consolidated Subsidiaries for any period, the Net Income of such Persons for such period:

(a)            increased by, to the extent deducted in computing Net Income for such period (without duplication):

(i)            Interest Expense; plus

(ii)           provisions for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued; plus

(iii)          total depreciation and amortization expense; plus

(iv)          all non-cash compensation expenses reducing Net Income for such period; plus

(v)           all non-cash expenses incurred as a result of vesting of the Amazon Warrant; plus

(vi)          non-cash exchange, translation or performance losses relating to any commodity hedging transactions existing on the Closing Date and identified on Schedule 7.19 hereto or foreign currency fluctuations; plus

(vii)         all other non-cash charges or expenses, including any write-offs and write-downs, reducing Net Income for such period (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period), including (A) non-cash adjustments in accordance with GAAP purchase accounting rules, (B) non-cash increase in expenses or decrease in revenues resulting from inventory revaluations or adjustments, (C) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets and (D) non-cash expenses, charges or write-offs and impairment charges (including expenses, charges or write-offs of goodwill and forgiveness of Indebtedness and losses from Investments recorded using the equity method), but excluding any non-cash loss or expense (x) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (y) relating to a write-down, write-off or reserve with respect to Accounts and inventory (other than any non-cash loss or expense (or non-cash income or gain) resulting from the adjustment of aged or slow-moving inventory reserves); plus

(viii)        any extraordinary, unusual or non-recurring non-cash losses acceptable to the Administrative Agent; plus

(ix)           (A) expenses, charges and fees paid to the Agents or the Lenders and fees, costs and expenses paid or reimbursed by the Loan Parties (including any fees, costs and expenses paid to or reimbursed to the Administrative Agent or the Lender) in connection with the negotiation, consummation, administration (including in connection with any waiver, amendment, supplementation or other modification of) the Loan Documents and the Transactions or (B) all reasonable expenses, charges and fees owed by any Loan Party in connection with any Investment permitted under Section 9.05; plus

(x)           all reasonable and documented out-of-pocket costs, fees, expenses, charges and any other one-time payments related to issuance of equity, recapitalization or reorganization permitted hereunder, consummation of a Disposition permitted under Section 9.10 or incurrence of Indebtedness permitted under Section 9.02, for such period, and any amendments, waivers or modifications under the agreements relating to such Indebtedness permitted under Section 9.02; plus

(xi)          any costs or expenses incurred by any Loan Party pursuant to any management or employee equity plan or any stock option plan or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Parent or any other Loan Party or net cash proceeds of an issuance of Equity Interests of Parent or any other Loan Party; plus

(xii)         non-recurring costs and expenses incurred in connection with the recruitment and relocation of employees of the Loan Parties and severance costs and expenses of the Loan Parties (including restructuring charges, retention, recruiting, relocation, moving expenses, signing bonuses and expenses, search charges and expenses, third party assessments of candidates, stay bonuses paid to existing management, stock option and other equity-based compensation expenses, accruals or reserves); plus

(xiii)        unrealized net foreign currency translation or transaction losses impacting Net Income (including currency remeasurements of Indebtedness and any unrealized net losses resulting from hedge agreements for currency exchange risk associated with the above or any other currency-related risk) and not for speculative purposes; plus

(xiv)        other non-recurring, extraordinary or unusual losses, expenses or charges not to exceed $1,000,000 in the aggregate during such Test Period; and

(b)            decreased by, to the extent included in computing Net Income for such period (without duplication), (i) non-cash gains increasing Net Income for such period (excluding any such non-cash gains on items to the extent representing the reversal of an accrual or reserve for a potential cash charge in any prior period); plus (ii) any extraordinary, unusual or non-recurring gains; plus (iii) any gains from the sale or other disposition of property (other than sales made in the ordinary course of business) pursuant to a Disposition permitted under Section 9.10; plus (iv) unrealized net foreign currency translation or transaction gains impacting Net Income (including currency remeasurements of Indebtedness and any net gains resulting from hedge agreements for currency exchange risk associated with the above or any other currency-related risk) and not for speculative purposes.

Notwithstanding anything to the contrary, in no event shall the amounts added back pursuant to the foregoing clause (a)(vii) - clause (a)(xiii) exceed $5,000,000 in the aggregate.

For purposes of calculating EBITDA for any Test Period solely in connection with any calculation of the Total Net Leverage Ratio, (i) if during such Test Period, Parent, the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period and (ii) if during such Test Period, Parent, the Borrower or any Subsidiary shall have made a Material Disposition, EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Disposition occurred on the first day of such Test Period. As used in this definition, (x) “Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by Parent, the Borrower and their respective Subsidiaries in excess of $5,000,000 and (y) “Material Disposition” means any Disposition of Property or series of related Dispositions of Property that involves the payment of consideration to Parent, the Borrower and their respective Subsidiaries in excess of $5,000,000.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Credits” means any and all environmental credits, offsets, attributes or other entitlements generated under any federal, state, local or other law, including those attributable to biogas resources, renewable natural gas and/or natural gas (including RINs), state low-carbon fuel standards (including LCFS), carbon offsets or carbon allowance, in each case, to the extent owned by any Loan Party, but excluding any Incentives.

“Environmental Laws” means any and all Governmental Requirements pertaining to health and safety with respect to exposure to Hazardous Materials, the environment, the preservation or reclamation of natural resources or the management, Release or Threatened Release of any Hazardous Materials, including the Clean Air Act; the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”); the Federal Water Pollution Control Act; the Occupational Safety and Health Act of 1970 to the extent relating to exposure to Hazardous Materials; the Resource Conservation and Recovery Act of 1976; the Toxic Substances Control Act; the Hazardous Material Transportation Act; the Endangered Species Act; the National Environmental Policy Act; and the Federal Insecticide, Fungicide and Rodenticide Act; as each of the foregoing laws have been or may be amended or supplemented, and any successor thereto; and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, including both preferred and common equity, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with Parent, the Borrower or any Subsidiary of Parent or the Borrower would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) the existence with respect to any Plan of a non-exempt “prohibited transaction,” as defined Section 406 of ERISA or Section 4975 of the Code; (b) any “reportable event,” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (c) the failure of Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (d) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (g) the receipt by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the failure by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, pursuant to Sections 431 or 432 of the Code; (i) the incurrence by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Plan or Multiemployer Plan; (j) the receipt by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate of any notice concerning the imposition on Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA) or terminated (within the meaning of Section 4041A or 4042 of ERISA); (k) the failure by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (l) the withdrawal by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (m) the imposition of liability on Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or (n) the imposition of a lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:

(a)            Liens for Taxes which are (i) not delinquent or (ii) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)            Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)            statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business, each of which is in respect of obligations that are not delinquent by more than thirty (30) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or in respect of which bonds otherwise in an amount sufficient to repay the underlying obligation of such Liens shall have been obtained and remain in effect;

(d)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Loan Party or any Subsidiary of any Loan Party to provide collateral to the depository institution;

(e)            encumbrances consisting of zoning restrictions, easements, leases, covenants, conditions or other restrictions on or relating to the use of real property, none of which materially impairs the use or operation of such property in the ordinary course of business of the Loan Parties and their respective Subsidiaries, and that do not otherwise individually or in the aggregate materially impair the validity, perfection or priority of the Liens granted under the Security Documents; and

(f)            Liens permitted under Section 9.03(c), Section 9.03(d), Section 9.03(f), Section 9.03(g) or Section 9.03(l);

provided that (x) Liens described in clauses (a) through (d) and (f) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and (y) in no event shall “Excepted Liens” secure Indebtedness of the type specified in clause (a) or clause (b) of the definition of Indebtedness other than Indebtedness of the type described in Section 9.02(b) and Section 9.02(m). For the avoidance of doubt, and without limitation to the foregoing clauses, it is acknowledged and agreed that all exceptions to title referenced in any Title Policy delivered to Administrative Agent with respect to any Mortgage shall be deemed an “Excepted Lien” hereunder.

“Excess Cash Certificate” has the meaning assigned to such term in Section 8.01(s).

“Excess Cash Flow” means, for any fiscal quarter of Parent, the excess, if any, of:

(a)            the sum, without duplication, of:

(i)            Cash Flow From Operations for such fiscal quarter; and

(ii)            the amount of dividends or distributions actually paid in cash during such fiscal quarter from joint ventures or other Persons in which Parent or any of its Consolidated Subsidiaries holds Equity Interests (other than such Consolidated Subsidiaries) to Parent or any Consolidated Subsidiary;

minus

(b)            the sum, without duplication, of:

(i)            the aggregate amount of all Permitted Investments paid in cash by Parent and its Consolidated Subsidiaries during such fiscal quarter (other than Permitted Investments to the extent financed with the proceeds of capital contributions (including from the issuance of Equity Interests) or Indebtedness or financed with insurance proceeds received by Parent or any Consolidated Subsidiary as the result of a Casualty Event);

(ii)            the aggregate amount of all Capital Expenditures made by Parent and its Consolidated Subsidiaries during such fiscal quarter (other than maintenance Capital Expenditures to the extent financed with the proceeds of capital contributions (including from the issuance of Equity Interests) or Indebtedness or financed with insurance proceeds received by Parent or any Consolidated Subsidiary as the result of a Casualty Event);

(iii)            the aggregate amount of Taxes paid in cash by Parent and its Consolidated Subsidiaries during such fiscal quarter (other than any such payments to the extent financed with the proceeds of capital contributions (including from the issuance of Equity Interests) or Indebtedness); and

(iv)            the amount of principal payments in respect of the Loans, and scheduled payments of Total Funded Indebtedness, in each case, made in cash during such fiscal quarter.

“Excess Cash Flow Payment Date” means each April 15, May 31, August 31 and November 30 of each year, commencing May 31, 2026.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means any Deposit Account or Securities Account (a) in which funds on deposit in such account are maintained and used solely for the payment of salaries, wages and payroll tax, workers’ compensation and 401K, health and welfare plans with respect to employees of the Loan Parties and their respective Subsidiaries, or (b) (i) established as trust, escrow or fiduciary accounts, (ii) that are zero balance accounts, (iii) containing solely cash collateral securing a Permitted Lien under Section 9.03(d), Section 9.03(g)(ii), Section 9.03(l) or Section 9.03(p), or (iv) that has a cash balance of less than $3,000,000 in the aggregate with all other accounts that are excluded under this clause (iv).

“Excluded Assets” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Perfection Actions” means the following actions, unless otherwise requested by Administrative Agent at any time during the continuance of a Default: (a) any filings or other action in any jurisdiction outside of the United States, any state thereof or the District of Columbia or Canada or required by the laws of any jurisdiction outside of the United States, any state thereof or the District of Columbia or Canada to create or perfect any security interest in assets located or titled outside the United States, any state thereof or the District of Columbia or Canada, (b) control agreements with respect to Excluded Accounts, (c) perfection obtained through notation on a certificate of title other than with respect to Titled Vehicles of Significance to the extent requested by the Administrative Agent on or after the date that is one year following the Closing Date, (d) the giving of notice or taking other actions (other than the filing of UCC financing statements) in respect of any (i) Chattel Paper (to the extent the value thereof does not exceed $750,000 in the aggregate), (ii) negotiable Documents (to the extent the value thereof or of all Goods covered thereby do not exceed $1,500,000), (iii) promissory notes and other Instruments (other than checks) (to the extent the principal amount thereof does not exceed $750,000 in the aggregate), (iv) Letter-of-Credit Rights (to the extent the value thereof does not exceed $750,000 in the aggregate), (v) Commercial Tort Claims to the extent the amount thereof does not exceed $750,000 in the aggregate and (vi) any filings or other action to perfect the Administrative Agent’s security interest granted hereunder in all unregistered Intellectual Property and all Intellectual Property that is not registered with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office (excluding exclusive inbound licenses to registered United States copyrights and exclusive inbound licenses to registered Canadian copyrights and industrial designs) or other foreign office, as applicable, except to the extent perfection can be obtained through the filing of UCC financing statements, (e) any requirement to obtain Mortgages, bailee waivers, landlord waivers, estoppels or collateral access letters other than as provided in Sections 6.01(b)(i)(A), 8.12(b), 8.12(h), and 8.16 and (f) any other perfection action as to which the Administrative Agent and the Borrower reasonably determine that the costs of such perfection action with respect to such assets are excessive in relation to the value of the security or other benefit afforded thereby. Capitalized terms used in this definition but not otherwise defined herein shall have the meanings given to them in the UCC.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient or such Recipient’s Tax Related Persons being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender and their Tax Related Persons, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment under Section 5.04), (ii) such Lender changes its lending office or (iii) in the case of a Tax Related Person of a Lender, the later of the date such Lender became a party hereto or the date that such Person became a Tax Related Person of such Lender, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor (including the Tax Related Persons of such Lender’s assignor) immediately before such Lender became a party hereto or to such Lender (including the Tax Related Persons of such Lender) immediately before it changed its lending office or to such Tax Related Person’s assignor immediately before such Tax Related Person became a Tax Related Person of such Lender (as the case may be); (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f); and (d) any withholding Taxes imposed under FATCA.

“Existing Riverstone Debt” means, at any time of determination, any Indebtedness (other than any contingent indemnification obligation for which no claim has yet been asserted) outstanding under that certain Senior Secured First Lien Term Loan Credit Agreement, dated as December 22, 2022, by and among Parent, the Borrower, Riverstone Credit Management, LLC as administrative agent and collateral agent, Riverstone Credit Management LLC, as sustainability-linked loan coordinator, and the lenders party thereto and any other loan document entered into in connection with any of the foregoing.

“Extraordinary Net Cash Receipts” means any cash received by or paid to or for the account of any Loan Party or any Subsidiary of any Loan Party not in the ordinary course of business consisting of (a) proceeds of business interruption insurance and (b) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than with respect to reimbursement of third party claims) relating to the Collateral; in each case, net of (i) reasonable and documented costs and expenses associated therewith, including reasonable and documented legal fees and expenses, (ii) all federal, state, provincial, foreign and local income Taxes required to be paid by such Loan Party or any Subsidiary in the then-current fiscal year or subsequent fiscal year as a consequence of such event, (iii) any amounts required to be used to prepay Indebtedness permitted pursuant to Section 9.02 (other than the Secured Obligations or other secured Indebtedness that is secured by a Lien that is junior to the Lien securing the Secured Obligations) secured by the assets subject to event and (iv) amounts reasonably estimated by such Loan Party or Subsidiary thereof solely to the extent necessary to repair, restore or replace any assets, the damage, destruction or other loss of which gave rise to such receipts; provided, however, that Extraordinary Net Cash Receipts shall not include cash receipts to the extent that such funds are received by any Loan Party or any Subsidiary of any Loan Party in respect of any third party claim against such Person and applied to pay (or reimburse such Person for its prior payment of) such claim plus related costs and expenses.

“Facility” means the Commitments and the Loans.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, administrative guidance or practices adopted or entered into pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that (a) if such a day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to three major banks on such day of such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter among the Agents, the Lead Arranger and the Borrower, dated as of the Closing Date.

“Financial Covenants” has the meaning assigned to such term in Section 9.01.

“Financial Officer” means, for any Person, a chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of Parent.

“Flood Laws” mean all collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funds Flow Memorandum” has the meaning assigned to such term in Section 6.01(q).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice, declaration or registration, filed with, or issued or granted, by any Governmental Authority.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including Environmental Laws and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement in substantially the form of Exhibit F (or such other form reasonably acceptable to the Collateral Agent), dated as of the Closing Date, executed by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” means, collectively, Parent and the Subsidiary Guarantors.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, oil and gas waste and their byproducts, including, but not limited to, sludge or residue; and (c) explosives, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, per- and poly-fluorinated substances or radon.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination values determined in accordance therewith, such termination values and any unpaid amounts and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market value for such Hedging Agreements, as determined in accordance with GAAP.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or their Subsidiaries shall be a Hedging Agreement.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the Closing Date.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means any Subsidiary of Parent that individually (together with its own consolidated subsidiaries) constitutes or holds less or accounts for less than five percent (5%) of Parent’s Consolidated Total Assets or consolidated total revenue as of the last day of, or for, the most recently ended fiscal period for which financial statements were required to have been delivered pursuant to Section 6.01(l), Section 8.01(a) or Section 8.01(b); provided that in the event that the Immaterial Subsidiaries, taken together, constitute or hold or account for five percent (5%) or more of Parent’s Consolidated Total Assets or consolidated total revenue as of the last day of, or for, the most recently ended fiscal period for which financial statements were required to have been delivered pursuant to Section 6.01(l), Section 8.01(a) or Section 8.01(b), Parent shall designate one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the neither of the foregoing five percent (5%) limits shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be a Material Subsidiary hereunder, and Parent shall cause such designated Material Subsidiaries to comply with Section 8.12(d); provided, further that Parent may redesignate Material Subsidiaries as Immaterial Subsidiaries so long as Parent is in compliance with the foregoing after giving pro forma effect to such designation. Notwithstanding anything to the contrary contained herein, no Immaterial Subsidiary may be party to a Material Contract or Material Station Agreement, own any Material Real Property, or own any Equity Interests in a Material Joint Venture or a Loan Party.

“Incentives” means any tax benefits, tax credits or other financial incentives (including AFTC), whether federal, state or otherwise, resulting from natural gas vehicle fuel sales.

“Increased Cost Lender” has the meaning assigned to such term in Section 5.06.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) (i) all accounts payable and other accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business that are not unpaid for more than one hundred twenty (120) days after the date of invoice) and (ii) purchase money obligations and contingent obligations under grant agreements to finance the acquisition, construction or improvement of any fixed or capital assets; (d) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (e) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person, provided that, if such Person has not assumed or become liable for the payment of such obligation, the amount of such Indebtedness shall be limited to the lesser of (i) the principal amount of the obligations being secured and (ii) the fair market value of the encumbered Property; (f) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (h) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (i) obligations to pay for goods or services, even if such goods or services are not actually received or utilized by such Person, i.e., take-or-pay and similar obligations; (j) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock (for purposes hereof, the amount of any Disqualified Capital Stock shall be its liquidation value and, without duplication, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Capital Stock); and (l) net obligations under Hedging Agreements, excluding any portion thereof that would be accounted for as an interest expense under GAAP. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. For purposes hereof, the amount of any net obligations in respect of any Hedging Agreement at any time shall be deemed to be the Hedge Termination Value of such Hedging Agreement at such time.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Information” has the meaning assigned to such term in Section 12.11.

“Initial Commitment” means, with respect to each Initial Lender, the commitment of such Initial Lender to make Initial Loans in an aggregate amount not to exceed the amount set forth opposite such Initial Lender’s name on Annex I under the caption “Initial Commitment”; provided that such commitment shall be automatically terminated upon the funding of the Initial Loans pursuant to Section 2.01(a). The aggregate amount of the Initial Lenders’ Initial Commitments on the Closing Date (prior to funding of the Initial Loans) is $300,000,000.

“Initial Lenders” means, collectively, each Person that has made an Initial Loan to the Borrower pursuant to Section 2.01(a) and any assignee thereof that shall have become a party hereto pursuant an Assignment and Assumption.

“Initial Loans” means the term loans funded by the Initial Lenders in respect of their respective Initial Commitments pursuant to Section 2.01(a).

“Intellectual Property” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Interest Coverage Ratio” means, for any date of determination, the ratio of (a) EBITDA to (b) Interest Expense, in each case, for the Test Period ending on the most recent Test Date on or prior to such date.

“Interest Expense” means, with respect to Parent and its Consolidated Subsidiaries for any period, the sum of (a) gross interest expense of such Persons for such period determined on a consolidated basis in accordance with GAAP (including (i) the amortization of debt discounts, other than debt discounts related to the Warrant Agreement, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease obligations allocable to interest expense) and (b) capitalized interest of such Persons. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Parent and its Consolidated Subsidiaries with respect to any interest rate Hedging Agreements, and interest on a Capital Lease obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease obligation in accordance with GAAP.

“Interest Payment Date” means each Quarterly Date and the Maturity Date.

“Investment” means, for any Person: (a) the purchase or acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or a discrete set of Properties of the seller of such Properties, other than any Property consisting of equipment, inventory, materials or consumables purchased or acquired in the ordinary course of business; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRR” means, when used to calculate the Call Premium or the Change in Control Premium in respect of any Loan (including any Loan deemed made as a result of PIK Interest) as of any time of determination, the actual annual pre-tax rate of return, compounded annually, on the principal amount of such Loan (calculated prior to giving effect to any original issue discount and any netting of Commitment Fees) made by the Lenders and their respective its Affiliates. IRR shall be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR reasonably determined by the Administrative Agent). For the avoidance of doubt, any cash that the Lenders receive in the form of interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder pursuant to Section 12.03) shall be taken into account with respect to the calculation of IRR under this Agreement. With respect to any Loan that is repaid at any time, for purposes of calculating IRR, the amount of Commitment Fees that shall be treated as being received in respect of such Loan shall equal an amount equal to (x) the aggregate amount of Commitment Fees paid hereunder prior to such time (including as deemed paid by netting the amount funded in respect of any Delayed Draw Loan) multiplied by (y) a fraction, expressed as a percentage, the numerator of which is the principal amount of the Loans then being repaid and the denominator of which is the aggregate principal amount of all Loans made hereunder prior to such time (calculated prior to giving effect to any original issue discount and including any Loan deemed made as a result of PIK Interest). The parties hereto agree that the sample IRR calculation attached hereto as Schedule 1.01(c) is illustrative of the parties’ intent for how such calculation will be made.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” has the meaning assigned to such term in Section 9.18.

“Key Employee” means (a) Andrew Littlefair, as president and chief executive officer of Parent and (b) any replacement president and/or chief executive officer.

“Labor Contracts” means all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or any of its Subsidiaries and its employees.

“LCFS” means the regulatory program, including regulations and formal written policies adopted by (a) the California Air Resources Board pursuant to the California Low Carbon Fuel Standard Regulation as set forth in Title 17, California Code of Regulations (CCR), §95480 et seq., (b) the Oregon Department of Environmental Quality pursuant to the Oregon Clean Fuels Program as set forth in Oregon Administrative Rules Chapter 340 Division 253 (OAR 340-243) and (c) in each case, each successor regulation.

“Lead Arranger” mean Stonepeak CLNE-L Holdings LP, in its capacity as sole lead arranger in respect of the Facilities.

“Lenders” means each Initial Lender and Delayed Draw Lender listed on Annex I, as well as any registered assignee that becomes a “Lender” hereunder pursuant to Section 12.04(b) with respect to the Loans and/or Commitments, that, in each case, is a party to this Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Liquidity” means, as of any time of determination, the amount of Unrestricted Cash at such time.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Fee Letter, any agreement, instrument or certificate required to be delivered under this Agreement by or on behalf of any Loan Party and each other document designated as a Loan Document thereunder.

“Loan Parties” means, collectively, Parent, the Borrower and the Subsidiary Guarantors. “Loan Party” means Parent, the Borrower or a Subsidiary Guarantor, individually, as the context may require.

“Loans” means the Initial Loans and the Delayed Draw Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, as of any date of determination, the holders of more than 50% of (a) on or prior to the Closing Date, the Commitments of all the Lenders then in effect or (b) after the Closing Date, the sum of (i) the outstanding principal amount of the Loans of all Lenders then outstanding at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)) plus (ii) the unused Commitments of all Lenders then in effect.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to any Agent or any Lender under any Loan Document.

“Material Contracts” means the collective reference to (a) the Amazon Agreements, (b) the bp JV Contracts, (c) the TotalEnergies JV Contracts, (d) the Rimere JV Agreement, (e) the Tourmaline JV Agreement, (f) any Permitted Additional JV Document and (g) any other contract or other arrangement (other than the Loan Documents) to which any Loan Party, any Material Joint Venture or any Subsidiary is a party that generates, or is reasonably expected to generate, revenues or results in, or is reasonably expected to result in, liabilities to the Loan Parties and their respective Subsidiaries in excess of $10,000,000 in any fiscal year, but excluding in all cases, all Material Station Agreements.

“Material Indebtedness” means any Indebtedness (other than the Loans and other Secured Obligations) of any one or more of the Loan Parties and their respective Subsidiaries in an aggregate principal amount exceeding $15,000,000.

“Material Joint Venture” means each of (a) the bp JV, (b) the TotalEnergies JV, (c) the TotalEnergies DR JV, (d) the Rimere JV, (e) any Permitted Additional TotalEnergies JV and (f) any other Permitted Additional JV.

“Material Real Property” means each of (a) the Boron Plant, (b) the Pickens Plant, (c) real property subject to a Material Station Agreement, (d) any real property (including any improvements thereon) that is fee owned by any Loan Party (or for which any real property improvements on such land are owned by any Loan Party) and that is acquired (including by signing a license or lease agreement) or constructed after the Closing Date with a net book value of individually greater than $5,000,000 and (e) any real property of the type described in the foregoing clause (d) that has an individual net book value less than or equal to $5,000,000 that is required to be designated as “Material Real Property” by the Loan Parties in order to ensure that the aggregate net book value of such real property that does not constitute Material Real Property does not exceed $20,000,000.

“Material Station Agreements” means the collective reference to each of the agreements pursuant to which the Borrower or a Subsidiary has the right to access, construct, own and operate certain natural gas fueling station facilities, on certain real property described therein, and which station facilities represent (a) the top fifty (50) Borrower or other Loan Party owned and operated natural gas fueling stations as of the Closing Date (other than any fueling station covered by the following clause (b)) based on gross margin and set forth on Schedule 7.16 attached hereto, as reasonably determined by the Borrower and (b) each other station facility that is subject to, used in furtherance of the performance under, or built pursuant to the Amazon Agreements as of the Closing Date.

“Material Subsidiary” means any Subsidiary of Parent that is not an Immaterial Subsidiary.

“Maturity Date” means December 12, 2029.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“MOIC” means, when used to calculate the Total Call Premium or the Change in Control Premium, as of any time of determination, the quotient obtained by dividing (i) the actual pre-tax total cash return paid to the Lenders and their respective Affiliates pursuant to this Agreement, which will include the principal of and premium (including any applicable Call Protection Amounts) on and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder pursuant to Section 12.03) by (ii) the aggregate principal amount of all Loans (calculated prior to giving effect to any original issue discount and any netting of Commitment Fees) made by the Lenders and their respective Affiliates pursuant to this Agreement, which aggregate principal amount of Loans will include the amount of any interest paid-in-kind pursuant to this Agreement. The parties hereto agree that the sample MOIC calculation attached hereto as Schedule 1.01(c) is illustrative of the parties’ intent for how such calculation will be made.

“Mortgage” means each mortgage, deed of trust, leasehold mortgage, leasehold deed of trust or any other document creating and evidencing a mortgage or deed of trust Lien on real Property and other Property located on or related to such real Property, in favor of the Collateral Agent, for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Collateral Agent, including without limitation the Mortgages with respect to the Boron Plant and the Pickens Plant.

“Mortgaged Property” means the Boron Plant, the Pickens Plant and any other real property owned, leased or licensed by any Loan Party or any Subsidiary of any Loan Party which is required to be subject to a Mortgage (or required to be subject to a Mortgage, pursuant to, and in accordance with, the terms hereof).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate (a) makes, or is obligated to make, contributions, (b) during the preceding five (5) plan years, has made, or been obligated to make, contributions or (c) has any actual or contingent liability.

“Necessary Permits” has the meaning assigned to such term in Section 7.17(a).

“Net Cash Proceeds” means, (a) with respect to (x) any Disposition by any Loan Party or any Subsidiary of any Loan Party or (y) any Casualty Event, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition or Casualty Event, as applicable, but only as and when so received, over (ii) the sum, without duplication, of (A) the reasonable out-of-pocket costs and expenses incurred by such Loan Party or Subsidiary in connection with such Disposition or Casualty Event, (B) all title and recording Tax expense and all federal, state, provincial, foreign and local income Taxes required to be paid by any Loan Party or any Subsidiary in the then-current fiscal year or subsequent fiscal year as a consequence of such Disposition or Casualty Event, (C) with respect to any Disposition, any portion of the purchase price from such Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Disposition or otherwise in connection with such Disposition, provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to any Loan Party or its Subsidiaries, (D) reasonable reserves established for liabilities estimated to be payable in respect of such Casualty Event and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Administrative Agent or set aside in a separate deposit account that is subject to a control agreement in favor of the Administrative Agent and (E) any amounts required to be used to prepay Indebtedness permitted pursuant to Section 9.02 (other than the Secured Obligations or other secured Indebtedness that is secured by a Lien that is junior to the Lien securing the Secured Obligations) secured by the assets subject to such Disposition or Casualty Event; and (b) with respect to the issuance of any Indebtedness, the cash proceeds received from such issuance of Indebtedness, net of underwriting discounts and commissions and other reasonable and documented costs and expenses associated therewith, including reasonable and documented legal fees and expense.

“Net Income” means with respect to Parent and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Parent and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein) the following:

(a)            all extraordinary or non-recurring gains, losses, charges or expenses;

(b)            all gains or losses realized in connection with any Disposition of assets with a fair market value of $100,000 or more (other than inventory in the ordinary course of business) or the cancellation, unwind, retirement or early extinguishment of Indebtedness, on an after-tax basis;

(c)            the cumulative effect of a change in accounting principles;

(d)            any non-cash compensation deduction as a result of any grant of stock or stock-related instruments to current or former employees, officers, directors or members of management;

(e)            any income or loss from disposed or discontinued operations and any net after tax gains or losses on disposed or discontinued operations;

(f)            any goodwill or other intangible asset impairment charge;

(g)            the net income (or loss) of any other Person in which Parent or any of its Consolidated Subsidiaries holds Equity Interests, except to the extent of the amount of dividends or distributions actually paid in cash in such period by such other Person to Parent or to a Consolidated Subsidiary; provided that in no event shall any cash distributions or dividends received by Parent or any of its Consolidated Subsidiaries from any such Person that were the proceeds of, or generated from, any sale or other monetization of investment tax credits by such Person be included in Net Income;

(h)            the net income received by Parent or a Consolidated Subsidiary from the sale or other monetization of investment tax credits; and

(i)            the net income received by Parent or a Consolidated Subsidiary for any AFTCs that, as a result of retroactive extension of the AFTC, were earned for volumes that were dispensed or sold by Parent or a Consolidated Subsidiary in a prior period.

“NG Advantage” means NG Advantage LLC, a Delaware limited liability company, being an indirect Subsidiary of the Borrower as of the Closing Date.

“Non-Consenting Lender” has the meaning assigned to such term in Section 5.06.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A.

“NYFRB” means the Federal Reserve Bank of New York.

“OID Schedule” has the meaning assigned to such term in Section 2.01(d).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation) and any shareholders agreement; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04 or Section 5.06).

“Parent” has the meaning assigned to such term in the introductory paragraph hereto.

“Partial Call Premium” means, with respect to any prepayment of a portion of the Loans then outstanding, the minimum amount that, when received by the Lenders, would be sufficient to cause the IRR for each such Lender on such Loans then being prepaid to be not less than eleven and one half percent (11.5%).

“Participant” has the meaning assigned to such term in Section 12.04(d)(i).

“Participant Register” has the meaning assigned to such term in Section 12.04(d)(ii).

“Patent, Trademark and Copyright Security Agreements” means each patent security agreement, trademark security agreement and copyright security agreement, in substantially the form attached as exhibits to the Guarantee and Collateral Agreement or otherwise in a form reasonably acceptable to the Collateral Agent, each as executed and delivered by the applicable Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Payment” has the meaning assigned to such term in Section 11.11(a).

“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and premium (including any applicable Call Protection Amounts) on and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in cash (other than contingent indemnification obligations) and (c) all other Secured Obligations (other than contingent indemnification obligations) shall have been paid in full in cash.

“Payment Notice” has the meaning assigned to such term in Section 11.11(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA, or any successor entity performing similar functions.

“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit J or such other form reasonably acceptable to the Administrative Agent.

“Permitted Acquisition” means any transaction consummated by a Loan Party for the (a) acquisition of all or substantially all of the Property of any Person, or of any business or division of any Person or (b) acquisition (including by merger or consolidation) of the Equity Interests of any Person that becomes a Subsidiary of any Borrower after giving effect to such transaction; provided that in each case of clause (a) and clause (b) of this definition each of the following conditions shall be met:

(i)            immediately prior to and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)            immediately after giving effect to the consummation of such transaction and after giving effect to any extension of credit to be made and/or any Indebtedness incurred on the date such acquisition is to be consummated, (A) the pro forma Total Net Leverage Ratio shall not exceed 7.00:1.00 and (B) the Borrower shall be in pro forma compliance with Section 9.01(b) and Section 9.01(c) (for the levels required as of the last day of the fiscal quarter during which such transaction occurs);

(iii)            the Person or business acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 9.06 or the properties or assets acquired shall be useful in a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 9.06, and the Property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents to the extent required hereunder or under the Security Documents and shall be free and clear of any Liens other than Liens permitted under Section 9.03;

(iv)            the board of directors, manager(s), member(s), or other appropriate equivalent governing body of the Person to be acquired shall not have voted against the consummation of such acquisition;

(v)            all transactions in connection therewith shall be consummated in accordance with all applicable Governmental Requirements;

(vi)            at least twelve (12) Business Days prior to the proposed date of consummation of any transaction involving acquisition consideration of more than $15,000,000 (or such shorter period as the Administrative Agent may agree), subject to any applicable confidentiality restrictions, the Borrower shall have provided the Administrative Agent with (A) historical financial statements (audited if available without undue cost or delay) for the last three fiscal years (or, if less, the number of fiscal years since formation) of the Person or business to be acquired and unaudited financial statements for the most recent interim period which are available, (B) reasonably detailed projections for the Borrower after giving effect to such transaction, and (C) copies of all material definitive documentation (or, if any material definitive documentation is not yet available, drafts thereof) pertaining to such transaction;

(vii)            at least five (5) days prior to the proposed date of consummation of the transaction (or such shorter period as the Administrative Agent may agree), the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that (A) such transaction complies with this definition and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(viii) (A) such acquired Person shall promptly become a Guarantor and (B) the Loan Party making such purchase or acquisition and such acquired Person, as applicable, shall each comply with its respective obligations under Sections 8.11 and 8.12, with respect to such acquisition, as applicable.

“Permitted Additional JV” means each joint venture formed after the Closing Date on such terms and conditions acceptable to the Administrative Agent in its sole and absolute discretion; provided that (a) the Administrative Agent (i) has received copies of the initial letter of intent, joint development agreement and/or similar agreement with respect to such potential joint venture and any additional information and documents furnished or received in connection therewith (including copies of the limited liability company agreement and other documents contemplated to govern such joint venture) and (ii) has agreed in writing, in its sole and absolute discretion, to permit Parent, the Borrower or any other Loan Party to enter into such additional joint venture and (b) the Organizational Documents of such joint venture are free of any restrictions or other limitations on granting a Lien (and enforcing such Lien, including via a foreclosure sale of such Equity Interests to a third party buyer) on the Equity Interests of such joint venture in favor of the Collateral Agent.

“Permitted Additional JV Document” means each document entered into by or assigned to any Permitted Additional JV after the Closing Date, including the Organizational Documents of such Permitted Additional JV, on such terms and conditions as the Administrative Agent has agreed to in its sole and absolute discretion.

“Permitted Additional TotalEnergies JV” means each joint venture formed after the Closing Date pursuant to the TotalEnergies JV Agreement on such terms and conditions and with such economics that are the same or better for CLNE and its Subsidiaries in all material respects as the terms, conditions and economics of the TotalEnergies DR JV, taken as a whole; provided that (a) the notice requirements set forth in Section 8.01(g) are satisfied with respect to such joint venture and (b) the Organizational Documents of such joint venture are free of any restrictions or other limitations on granting a Lien (and enforcing such Lien, including via a foreclosure sale of such Equity Interests to a third party buyer) on the Equity Interests of such joint venture in favor of the Collateral Agent.

“Permitted Cure Equity” means Qualified Equity Interests of Parent, which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent.

“Permitted Investments” means Investments permitted pursuant to Section 9.05.

“Permitted Liens” means Liens permitted pursuant to Section 9.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pickens Plant” means that certain liquefied natural gas liquefaction plant located at 12114 Longstreet Road, Willis, Texas 77318.

“PIK Election” has the meaning assigned to such term in Section 3.02.

“PIK Interest” has the meaning assigned to such term in Section 3.02.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the Closing Date, sponsored, maintained or contributed to by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate.

“Property” means any interest in any kind of property, right or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contract rights, Intellectual Property and Equity Interests or other ownership interests of any Person), whether now in existence or owned, leased, otherwise held or hereafter acquired.

“Prudent Industry Practice” means, with respect to any Person, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of the renewable natural gas industry or the alternative vehicle fueling industry, as good, safe and prudent practices in connection with construction, operation, maintenance, repair, improvement and use of equipment, facilities and improvements of such facilities or equipment, as applicable, with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Industry Practices does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Capital Stock.

“Quarterly Date” means March 31, June 30, September 30 and December 31 of each fiscal year (or, if such day is not a Business Day, the next preceding Business Day).

“Real Property Rights” means all of the rights-of-way, easements, other leases, consents, fee ownership, and other real property rights of the Loan Parties.

“Recipient” means (a) each Agent or (b) any Lender, as applicable.

“Redemption” means, with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to such term in Section 12.04(b)(iii).

“Regulation T” means Regulation T of the Board, as the same may be amended, supplemented or replaced from time to time.

“Regulation U” means Regulation U of the Board, as the same may be amended, supplemented or replaced from time to time.

“Regulation X” means Regulation X of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” and “Threatened Release” have the meanings assigned to such terms as specified in CERCLA (but without giving effect to Section 101(22)(A), (B), (C), and (D) of CERCLA), as amended; provided, however, that (a) in the event that CERCLA is amended so as to broaden the meaning of the term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Loan Party or any Subsidiary of any Loan Party is located or which is otherwise relevant to any Loan Party establish a meaning for “release” that is broader than that specified in CERCLA, such broader meaning shall apply.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Replacement Lender” has the meaning assigned to such term in Section 5.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, a chief executive officer, the president, any Financial Officer, general counsel or the corporate secretary of such Person, or if such Person does not have any such officer, an individual holding such position with a Person directly or indirectly managing its business and affairs. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of Parent or the Borrower, as applicable.

“Restricted Payment” means (a) the payment of any dividend or making of any other payment or distribution (whether in cash, securities or other property) on account of any Loan Party’s or Subsidiary’s Equity Interests or to the direct or indirect holders of any Loan Party’s or Subsidiary’s Equity Interests in their capacity as such, (b) the purchase, redemption, acquisition, retirement for value, acquisition, cancellation or termination of any Loan Party’s or Subsidiary’s Equity Interests, (c) any payment or distribution (whether in cash, securities or other property) on account of any return of capital to any Loan Party’s or Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or (d) any payment by any Loan Party or Subsidiary for any advisory, consulting, management or similar services provided by or payable to any Affiliate of the Borrower.

“Rimere JV” means Rimere, LLC, a Delaware limited liability company.

“Rimere JV Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Rimere JV, by CLNE PlasmaFlow Holdings, LLC, a Delaware limited liability company, and ThrivalTech, LLC, a Delaware limited liability company, and members, effective as of February 13, 2023.

“RINs” means any “Renewable Identification Numbers” generated to represent a volume of renewable fuel as set forth in the U.S. Environmental Protection Agency’s (or its successor agency’s) Renewable Fuel Standard regulations as set forth in 40 C.F.R. Part 80.

“Stonepeak Lenders” means Stonepeak CLNE-L Holdings LP, Hudson Waterfront Credit Fund LP, and Stonepeak Infrastructure Credit Fund I LP, and/or its respective Affiliates party hereto as “Lenders”.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (which as of the Closing Date includes, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury, or other relevant sanctions authority (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Delayed Draw Termination Date” means December 12, 2025.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Obligations” means (a) any and all amounts owing or to be owing (including interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any other Loan Party or any of their respective Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Borrower or any other Loan Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Collateral Agent or any Lender or other Secured Party under any Loan Document or paid on behalf of any Loan Party or any of their respective Subsidiaries by the Administrative Agent or the Collateral Agent or any of their Affiliates and (b) all renewals, restatements, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Secured Obligations” shall include the unpaid principal (including any amount owed in respect of a Specified Event) or premium (including any applicable Call Protection Amounts) of and interest on the Loans (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Parent, the Borrower or any of their respective Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of Parent, the Borrower or any of their respective Subsidiaries, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement and the other Loan Documents.

“Secured Parties” means the Administrative Agent, the Collateral Agent, each Lender and each Indemnitee.

“Securities Accounts” means all “securities accounts” (as such term is defined in the UCC) of the Loan Parties.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means the Guarantee and Collateral Agreement, the Canadian Security Documents, the Control Agreements, the Mortgages, the Patent, Trademark and Copyright Security Agreements, the Perfection Certificate and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by any Loan Party or any other Person in connection with, or as security for the payment or performance of the Secured Obligations, the Notes or this Agreement.

“Solvency Certificate” means a solvency certificate substantially in the form of Exhibit D or such other form approved by the Administrative Agent.

“Solvent” means, with respect to any Persons as of any date, (a) the value of the assets of such Persons (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Persons as of such date, (b) such Persons will be able to pay all liabilities of such Persons as such liabilities mature, and (c) as of such date, such Persons does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event” has the meaning assigned to such term in Section 10.03(a).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided, however, that, for the avoidance of doubt, following the Closing Date if the Rimere JV ceases to be a “Subsidiary” as a result of no longer fitting the foregoing criteria for being a “Subsidiary”, then from and after such date, the Rimere JV shall no longer be considered a Subsidiary of Parent or its Subsidiaries (the understanding being that it shall thereafter constitute only a Material Joint Venture for all purposes hereunder).

“Subsidiary Guarantors” means each (i) wholly-owned Domestic Subsidiary of Parent or of the Borrower that is a Material Subsidiary and is (or, pursuant to Section 8.12(d), is required to become) a party to the Guarantee and Collateral Agreement or that executes, or is required to execute, Canadian Security Documents in favor of the Collateral Agent, as applicable, as a “Guarantor”, “Grantor” and/or “Debtor” (as such terms are defined in the Guarantee and Collateral Agreement or the applicable Canadian Security Document) and that guarantees (or is required to guarantee) the Secured Obligations and (ii) each other Person that guarantees the Secured Obligations. For the avoidance of doubt, Subsidiary Guarantors shall not include any Immaterial Subsidiary.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties and additions to taxes applicable thereto.

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by any Agent, a Lender or any Tax Related Person of the foregoing.

“Terminated Lender” has the meaning assigned to such term in Section 5.06.

“Term Loan Tranche” means each group of Loans made hereunder on a single day, including any Loans deemed made on any Interest Payment Date as a result of PIK Interest.

“Test Date” means the last day of the most recent fiscal quarter of Parent for which the financial statements required by Section 8.01 were required to have been, or if earlier have been, delivered to the Administrative Agent, commencing with the fiscal quarter of Parent ending December 31, 2023.

“Test Period” means the most recently completed four (4) consecutive fiscal quarters of Parent ending on or prior to such date.

“Title Company” means Commonwealth Land Title Insurance Company, or such other nationally recognized title insurance company selected by Borrower and reasonably acceptable to the Administrative Agent retained to issue the title insurance policies pursuant to the Loan Documents.

“Titled Vehicle” means any vehicle or equipment that is covered by a certificate of title under a statute of any jurisdiction under the law of which an indication of a security interest on such certificate is required as a condition to perfect of a security interest in such vehicle or equipment.

“Titled Vehicle of Significance” means any Titled Vehicle owned by any Loan Party with a net book value of $150,000 or more and any liquid natural gas trailers.

“Title Policy” has the meaning assigned to such term in Section 8.12(b)(i).

“Total Biogas” means Total Biogas Holdings USA, LLC, a Delaware limited liability company.

“Total Call Premium” means, with respect to any prepayment of all of the Loans and any other payment or required payment of all of the Loans hereunder, whether due to acceleration or otherwise, the minimum amount that, when received by the Lenders, would be sufficient to cause both (a) the IRR for each such Lender on all Loans to be not less than eleven and one half percent (11.5%) and (b) the MOIC for each such Lender to be not less than 1.40. For the avoidance of doubt, no Total Call Premium shall apply with respect to any prepayment of all Loans occurring as a result of a Change in Control.

“Total Consent Agreement” means the Consent Agreement described in paragraph (b) of Schedule 8.16.

“TotalEnergies DR JV” means Del Rio Funding LLC, a Delaware limited liability company, a 50/50 joint venture between CERD and Total Biogas.

“TotalEnergies DR JV Agreement” means the Limited Liability Company Agreement of the TotalEnergies DR JV, dated as of October 12, 2021, between CERD and Total Biogas.

“TotalEnergies JV” means the 50/50 transactional joint venture between CERD and Total Biogas established to develop renewable natural gas production facilities or projects in the United States.

“TotalEnergies JV Agreement” means the Joint Venture Agreement, dated as of March 3, 2021, by and between CERD and Total Biogas, pursuant to which the parties agreed to invest in equal proportion in and monitor potential renewable natural gas projects.

“TotalEnergies JV Contracts” means each of (a) the TotalEnergies JV Agreement, (b) the TotalEnergies DR JV Agreement and (c) any Additional TotalEnergies JV Document.

“Total Funded Indebtedness” means, as of any date of determination, without duplication, (a) all Indebtedness of Parent and its Consolidated Subsidiaries, whether incurred under this Agreement or otherwise, determined on a consolidated basis in accordance with GAAP, of the types described in clause (a), clause (b) (solely to the extent constituting non-contingent reimbursement obligations in respect of a draw on, or funding of, the applicable instrument), clause (c)(ii), clause (d), clause (k) or clause (f) (solely to the extent such guarantee is of Indebtedness described in one of the foregoing listed clauses) of the definition of Indebtedness minus (b) the aggregate amount of Unrestricted Cash of the Loan Parties on hand as of such date. For purposes of making any determination of Total Funded Indebtedness for any period, such Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) issued, incurred, assumed or permanently repaid during such period shall be deemed to have been issued, incurred, assumed or permanently repaid on the first day of such period.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Indebtedness as of the most recent Test Date on or prior to such date to (b) EBITDA for the Test Period ending on the most recent Test Date on or prior to such date.

“Total Loss” means, in relation to any Property affected by a Casualty Event that constitutes all or substantially all of the Property subject to such Casualty Event, any of the following: (a) the substantial destruction of such affected Property or the destruction of such affected Property beyond repair; (b) the destruction of such affected Property such that there remains no substantial portion thereof which a prudent owner, uninsured, desiring to restore such affected Property to its original condition would utilize as a basis of such restoration; or (c) the destruction of such affected Property such that the insured may claim the whole amount of any insurance policy covering such affected Property upon abandoning such affected Property to the insurance underwriters therefor.

“Tourmaline JV Agreement” means the Joint Development Agreement by CEFS and Tourmaline Oil Corp., a corporation incorporated under the laws of Alberta, effective as of December 23, 2022.

“Transaction Costs” means all fees and expenses incurred or paid by Parent, the Borrower and their respective Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) with respect to (i) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and the grant of Liens by the Borrower on the Collateral pursuant to the Security Documents, (ii) each other Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, such Loan Party’s guarantee of the Secured Obligations pursuant to the applicable Security Documents, and the grant of Liens by such Loan Party on the Collateral pursuant to the Security Documents, (b) the payment of Transaction Costs and other amounts in accordance with the Funds Flow Memorandum and (c) the repayment of all existing Indebtedness described in clauses (a) and (b) of the definition thereof of Parent, the Borrower and their respective Subsidiaries.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” means, as of any time of determination, all cash or cash equivalents of the Loan Parties, other than cash and cash equivalents that appear as “restricted” on a consolidated balance sheet of Parent and its Consolidated Subsidiaries; provided that cash and cash equivalents of the Loan Parties shall not fail to constitute Unrestricted Cash solely as a result of such cash or cash equivalents being subject to a Control Agreement in favor of the Collateral Agent.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(IV).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“Warrant Agreement” means that certain Warrant Agreement to purchase Common Stock (as defined therein) by and between Parent and Stonepeak CLNE-W Holdings LP in form and substance reasonably acceptable to the Administrative Agent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zero Balance Agreement” means the agreements governing Indebtedness of the Loan Parties reflected on the UCC financing statements identified on Schedule 1.01(b) hereto as of the Closing Date.

Section 1.02      [Reserved].

Section 1.03      Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The use of the words “repay” and “prepay” and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) except as otherwise provided herein, any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) unless otherwise specified, any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) any reference to amounts “deposited” into or “on deposit” in any account shall be construed to include any cash equivalents or other amounts credited to such account, (h) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (j) all references to currencies, the Loans and to amounts payable hereunder and under the other Loan Documents shall be to United States dollars. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Collateral Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Collateral Agent and the other Secured Parties. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04      Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods; provided, further, that if at any time any change in GAAP or interpretation thereof by the independent auditors of any Loan Party or its Subsidiaries would require that operating leases entered into in the ordinary course of business be treated in a manner similar to financial leases under GAAP, all financial covenants, requirements and terms in this Agreement shall continue to be calculated as though no operating lease shall be treated as a Capital Lease for any purpose hereunder. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

Section 1.05      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06      Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.07      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.08      Rimere JV. Notwithstanding anything to the contrary contained in this Agreement, so long as the Rimere JV constitutes a Subsidiary hereunder, the parties agree that, to the extent relating to the Rimere JV, (a) no representation or warranty made under any Loan Document shall be deemed to have been breached or untrue when made, (b) there shall not be deemed to have been any violation of any affirmative or negative covenant, and (c) no Default or Event of Default shall be deemed to occur, in each case, solely to the extent (i) caused solely by any action or inaction or failure to consent by any owner of Equity Interests in the Rimere JV (other than Parent or a Subsidiary of Parent) and (ii) Parent and its Subsidiaries that own Equity Interests in the Rimere JV took all action and provided all consents to which such Persons are contractually entitled to take and provide under the Organizational Documents of the Rimere JV to cause the Rimere JV to be in compliance in all respects with this Agreement; provided that it is understood and agreed that the foregoing shall not apply to any representations, warranties, covenants, defaults or events of default applicable to the Rimere JV in the Rimere JV’s capacity as a Material Joint Venture.

Article II

The Credits

Section 2.01      Commitments.

(a)            Initial Loans. Subject to and upon the terms and conditions set forth herein, each Initial Lender severally, but not jointly, agrees to make Initial Loans to the Borrower on the Closing Date in an amount equal to such Initial Lender’s Initial Commitment (it being understood that the aggregate amount of Initial Loans funded on the Closing Date shall be $300,000,000). Each Initial Lender’s Initial Commitment shall immediately terminate without further action upon the funding of such Initial Lender’s Initial Loan pursuant to this Section 2.01(a).

(b)            Delayed Draw Loans. Subject to and upon the terms and conditions set forth herein, including for the avoidance of doubt, Section 6.02, each Delayed Draw Lender severally, but not jointly, agrees to make Delayed Draw Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (i) the Delayed Draw Loan to be made by such Delayed Draw Lender on such date exceeding such Delayed Draw Lender’s remaining unfunded Delayed Draw Commitment on such date or (ii) the total Delayed Draw Loans to be made by all Delayed Draw Lenders on such date exceeding the aggregate remaining unfunded Delayed Draw Commitments of all such Delayed Draw Lenders on such date. The Delayed Draw Commitments shall be permanently reduced by the amount of each Delayed Draw Loan when made.

(c)            Nature of Loans. Any amounts borrowed hereunder and repaid or prepaid may not be reborrowed.

(d)            Tax Considerations. For U.S. federal and applicable state income tax purposes, each of the Loan Parties and the Lenders agree to treat each Loan as indebtedness, and not as a “contingent payment debt instrument” under Section 1.1275-4 of the United States Treasury Regulations (or any corresponding provision of state income tax law). The Borrower shall (a) provide an original issue discount schedule for the initial determination and any revised determination of original issue discount accruals through the Maturity Date in respect of the Loan for U.S. federal income tax purposes (the “OID Schedule”) to the Administrative Agent for its review and comment reasonably in advance of the first due date and any subsequent due date, as applicable, for reporting original issue discount accruals with respect to each Loan and (b) incorporate any reasonable comments received from the Administrative Agent prior to the applicable due date therefor. Each of the Borrower and the Lenders agrees to file U.S. federal and applicable state income and franchise tax returns consistent with the treatment and OID Schedule set forth in this clause (d).

Section 2.02      Loans and Borrowings.

(a)            Borrowings; Several Obligations. The Loans made pursuant to the Commitments shall be made as part of one or more Borrowings consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Lender Option. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate or Approved Fund of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            Minimum Amounts. Each Borrowing of Delayed Draw Loans shall be in an aggregate amount that is not less than $50,000,000 (or such lesser amount as the Administrative Agent may agree to in its sole discretion) (provided that, if the unfunded Delayed Draw Commitments in effect are less than $50,000,000 in the aggregate, Delayed Draw Loans may be requested in the full amount of the unfunded Delayed Draw Commitments.

(d)            Notes. Any Lender may request that the Loans made by it be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, in each case, payable to such Lender or its registered assigns in a principal amount equal to the aggregate principal amount of its Loans as in effect on such date, and otherwise duly completed. In the event that the aggregate principal amount of any Lender’s Loans increases or decreases for any reason (whether pursuant to Section 12.04(b) or otherwise), upon the request of such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender or its registered assigns in a principal amount equal to the aggregate principal amount of its Loans after giving effect to such increase or decrease, and otherwise duly completed. The Borrower’s obligation to deliver a Note evidencing Loans for which the Borrower has previously delivered a Note shall be subject to Borrower’s receipt of such previously-delivered Note or satisfactory indemnity therefor in Borrower’s good faith discretion. The replaced Note shall be deemed cancelled upon delivery from the Borrower to the Lender of such new Note. The date, amount, and interest rate of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03      Requests for Borrowings.

(a)            To request a Borrowing of Initial Loans on the Closing Date, the Borrower shall deliver (including via e-mail) to the Administrative Agent a written and irrevocable Borrowing Request not later than 2:00 p.m., New York City time, at least one (1) Business Day in advance of the Closing Date, requesting that the Lenders make the Initial Loans on the Closing Date and specifying:

(i)            the aggregate amount of the requested Borrowing (which amount shall be $300,000,000); and

(ii)            the location and number of the Borrower’s account to which funds are to be disbursed.

(b)            To request a Borrowing of Delayed Draw Loans prior to the Delayed Draw Termination Date, the Borrower shall deliver (including via e-mail) to the Administrative Agent a written and irrevocable Borrowing Request not later than 2:00 p.m., New York City time, at least fifteen (15) Business Days (or such shorter period as the Administrative Agent may agree to in its sole discretion) in advance of the date of the proposed borrowing, requesting that the Delayed Draw Lenders make the Delayed Draw Loans and specifying:

(i)            the aggregate amount of the requested Borrowing;

(ii)            the proposed Borrowing Date, which shall be a Business Day;

(iii)            the location and number of the Borrower’s account to which funds are to be disbursed; and

(iv)            a reasonably detailed narrative description of the Borrower’s intended uses of the proceeds of such Delayed Draw Loan and expected timeline of such uses.

(c)            Each Borrowing Request for a Delayed Draw Loan shall contain detailed calculations demonstrating that the condition set forth Section 6.02(d) is satisfied.

(d)            Each Borrowing Request for a Delayed Draw Loan shall contain an updated version of Schedule 7.14, or a certification that the Schedule 7.14 previously delivered to the Administrative Agent remains true and correct, so that the representations and warranties made in Section 7.14 hereof are true and correct as of the proposed Borrowing Date.

(e)            Promptly following receipt of a Borrowing Request in accordance with Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04      [Reserved].

Section 2.05      Funding of Borrowings.

(a)            Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested Loan funds, the Administrative Agent will make such Loans available to the Borrower by promptly wire-transferring the amounts so received, in like funds, to the accounts designated by the Borrower in the applicable Borrowing Request in accordance with Section 2.03. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner. Each Borrowing of Loans shall be made by the Initial Lenders or Delayed Draw Lenders, as applicable, pro rata on the basis of their respective Initial Commitment or Delayed Draw Commitment, as applicable.

(b)            Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the Applicable Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06      Termination of Commitments.

(a)            Scheduled Termination of Commitments.

(i)            The Initial Commitments shall terminate upon the funding of the Initial Loans on the Closing Date pursuant to Section 2.01(a).

(ii)            Unless previously terminated pursuant to funding under Section 2.01(b) or commitment reductions pursuant to Section 2.06(b), the Delayed Draw Commitments shall terminate on the Delayed Draw Termination Date.

(b)            Optional Termination of Delayed Draw Commitments.

(i)            Subject to the Borrower paying all required fees in accordance with Section 3.05, the Borrower may at any time terminate the outstanding Delayed Draw Commitments; provided that upon such termination (other than a termination that is in connection with and contemporaneously with repaying all Loans and other Secured Obligations in full), the Borrower shall pay all Commitment Fees that have accrued through such date of termination plus fifty percent (50%) of the Commitment Fees that would have accrued on such terminated Delayed Draw Commitments from such date of termination through and including December 12, 2025 if such Delayed Draw Commitments had not been terminated.

(ii)            The Borrower shall notify the Administrative Agent of any election to terminate the Delayed Draw Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination (or such shorter time as the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Delayed Draw Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or the consummation of an acquisition or divestiture, in which case such notice of termination may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Delayed Draw Commitments shall be permanent and may not be reinstated.

Article III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01      Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the unpaid principal amount of each Loan and other Secured Obligations (including any applicable Call Premium) on the earlier of (i) the Maturity Date and (ii) the date that is sixty (60) days following the date on which the aggregate outstanding principal balance of the Loans becomes less than $20,000,000 (or such lesser amount as the Administrative Agent may agree to in its sole discretion) as a result of prepayments.

Section 3.02      Interest.

(a)            Applicable Rate. The Loans shall bear interest at the Applicable Rate, but in no event to exceed the Highest Lawful Rate.

(b)            Post-Default Rate.

(i)            Secured Obligations. The Secured Obligations shall automatically bear interest, after as well as before judgment, from the date of occurrence of any Event of Default until such Event of Default is no longer continuing at a rate equal to 2.50% per annum plus the Applicable Rate, but in no event to exceed the Highest Lawful Rate (with such interest to be retroactive to the date of such Event of Default).

(ii)            Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 3.02(b) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk, and all such interest shall be payable by the Borrower upon demand by the Majority Lenders or by the Administrative Agent at the written direction of the Majority Lenders.

(c)            Interest Payment Dates.

(i)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be (A) paid in cash or (B) at the Borrower’s election, which election may only be made (1) from the Closing Date until December 12, 2025 and (2) with respect to up to seventy-five percent (75%) of the amount of interest then due, paid-in-kind (the “PIK Interest”) by automatically increasing the principal amount of the Loans by the amount of such interest on such Interest Payment Date (which increase in such principal amount of outstanding Loans shall be deemed a funding of such increased principal amount on such date); provided that (x) interest accrued pursuant to Section 3.02(b) shall be payable on demand in cash, (y) in the event of any repayment or prepayment of any Loan (including on the Maturity Date, upon acceleration or otherwise), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment in cash and (z) in all cases at least twenty-five percent (25%) of the amount of interest then due on any Interest Payment Date shall be paid in cash.

(ii)            To make an election to pay a portion (up to but not exceeding seventy-five percent (75%)) of the interest due on a given Interest Payment Date in kind, the Borrower must give written notice thereof in substantially the form of Exhibit N (a “PIK Election”) to the Administrative Agent on the date that is at least 10 Business Days prior to the Interest Payment Date (or such later date as the Administrative Agent may agree in its sole discretion). If the Borrower does not timely make a PIK Election in accordance with the preceding sentence, all of the then accrued interest for which no PIK Election has previously been made shall automatically and irrevocably be payable in cash on such Interest Payment Date. PIK Interest, once paid-in-kind, shall for all purposes under this Agreement and the other Loan Documents be deemed to be principal of the Loans, shall bear interest in accordance with this Section 3.02, and shall be payable in cash on the date the Loans become due and payable on the Maturity Date.

(d)            Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the avoidance of doubt, no date of payment shall be included in any computation.

Section 3.03      [Reserved].

Section 3.04      Prepayments.

(a)            Optional Prepayments.

(i)            Optional Prepayments Generally. The Borrower shall have the right at any time and from time to time to prepay all of the Loans in full or in part in an amount of not less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount or, if less, the entire outstanding principal amount of the Borrowings under the Facility, subject to prior notice in accordance with Section 3.04(a)(ii). Prepayments pursuant to this Section 3.04(a)(i) shall, in each case, be accompanied by the payment of the Total Call Premium (in the case of the prepayment of all Loans then outstanding) or Partial Call Premium (in the case of the prepayment of a portion of the Loans then outstanding) and all accrued interest on the amount prepaid. The Borrower shall not have the right to voluntarily prepay only a portion of the Loans then outstanding if, after giving effect to such prepayment, the aggregate principal balance of the Loans would be greater than $0 but less than $20,000,000 (or such lesser amount as the Administrative Agent may agree to in its sole discretion).

(ii)            Notice and Terms of Optional Prepayments. The Borrower shall notify the Administrative Agent in writing by e-mail or other electronic transmission of any prepayment under Section 3.04(a) not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment (or such shorter time period as to which the Administrative Agent shall agree). Each such notice shall be irrevocable and shall in the case of a prepayment specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of Borrowings pursuant to Section 3.04(a) shall be applied ratably to the Loans included in the prepaid Borrowings.

(b)            Mandatory Prepayments.

(i)            Dispositions; Casualty. If any Loan Party or any Subsidiary of any Loan Party (other than a Foreign Subsidiary that is not a Loan Party to the extent that application of Net Cash Proceeds under this Section 3.04(b)(i) would result in material adverse tax consequences to any Loan Party or any of its Subsidiaries) receives Net Cash Proceeds in excess of $1,000,000 in respect of any Casualty Event or other Disposition (other than any Disposition permitted under Section 9.10(a), Section 9.10(c), Section 9.10(d), Section 9.10(c), Section 9.10(g), Section 9.10(h), Section 9.10(i), Section 9.10(j), Section 9.10(l) or Section 9.10(m)(i)) then, within three (3) Business Days after such receipt, the Borrower shall prepay the principal amount of the Loans in an amount equal to the lesser of 100% of such Net Cash Proceeds in excess of $1,000,000 and the outstanding principal in accordance with Section 3.04(b)(vii); provided that, in the case of any Disposition (including, for the avoidance of doubt, any Casualty Event), upon written notice by the Borrower to the Administrative Agent not more than three (3) Business Days following receipt of Net Cash Proceeds from such Disposition, such Net Cash Proceeds shall be excluded from the prepayment requirements of this Section 3.04(b)(i) if both (A) the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer certifying that (I) the applicable Loan Party or Subsidiary intends to apply the net cash proceeds (or a portion thereof specified in such notice) from such Disposition within one (1) year after receipt of such Net Cash Proceeds (which one (1) year period shall be extended by an additional six (6) months to the extent that the applicable Loan Party or Subsidiary has committed to reinvest such Net Cash Proceeds during such initial one (1) year period), to reinvest in the business of Parent, the Borrower or any other Loan Party (any such event, a “Reinvestment”) (provided that, to the extent the Property disposed of constitutes Collateral, such Net Cash Proceeds must be reinvested in property that constitutes Collateral), (II) no Default or Event of Default exists prior to giving such notice or to giving effect to such Reinvestment or will result after giving effect to such Reinvestment and (III) before and after giving effect to such Reinvestment, the Borrower will be in pro forma compliance with the Financial Covenants, and (B) within one (1) year (or, to the extent that the applicable Loan Party or Subsidiary has committed to reinvest such Net Cash Proceeds during such initial one (1) year period, eighteen (18) months) from the date of receipt of such Net Cash Proceeds, such Net Cash Proceeds are actually applied to such Reinvestment; provided, however, that the amount of such Net Cash Proceeds that (x) the applicable Loan Party or Subsidiary shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise (including not being able to make the certifications required pursuant to Section 3.04(b)(i)(A) above), apply toward a Reinvestment or (y) have not been so applied toward a Reinvestment by the end of such one (1) year period (or, if such initial one (1) year period has been extended in accordance with immediately preceding proviso, eighteen (18) month period), in each case, shall be applied to a mandatory prepayment of the Loans in accordance with Section 3.04(b)(vii). Notwithstanding anything to the contrary contained in the foregoing, in the case of (1) a Total Loss or (2) a Condemnation Event, in each case, with respect to a portion of any Property of any Loan Party or its Subsidiaries having a value in excess of $10,000,000, unless the Administrative Agent otherwise agrees in writing, the Borrower shall apply, or shall cause to be applied, all Net Cash Proceeds received in respect of such Total Loss or Condemnation Event, as applicable, to the prepayment of the Loans in accordance with Section 3.04(b)(vii).

(ii)            Extraordinary Net Cash Receipts. Promptly (but in no event later than one (1) Business Day) following the receipt of Extraordinary Net Cash Receipts by any Loan Party or any Subsidiary of any Loan Party (other than a Foreign Subsidiary that is not a Loan Party to the extent the application of Extraordinary Net Cash Receipts under this Section 3.04(b)(ii) would result in material adverse tax consequences to any Loan Party or any of its Subsidiaries), the Borrower shall use, or shall cause to be used, 100% of such Extraordinary Net Cash Receipts to prepay the Loans in accordance with Section 3.04(b)(vii).

(iii)            Indebtedness. Immediately upon the receipt of any Debt Incurrence Proceeds by any Loan Party or any Subsidiary of any Loan Party (other than Debt Incurrence Proceeds in respect of any Indebtedness permitted to be issued or incurred pursuant to Section 9.02), the Borrower shall use, or shall cause to be used, 100% of such Debt Incurrence Proceeds to prepay the Loans in accordance with Section 3.04(b)(vii).

(iv)            Change in Control. Upon a Change in Control, the Borrower shall prepay all outstanding Loans, the applicable Change in Control Premium, calculated separately with respect to each Term Loan Tranche, and all accrued interest on the amount prepaid.

(v)            Excess Cash Sweep. Commencing on May 31, 2026 and on each Excess Cash Flow Payment Date thereafter, the Borrower shall prepay the Loans in an amount equal to (A) if the Total Net Leverage Ratio as of the Test Date immediately preceding such Excess Cash Flow Payment Date is greater than or equal to 5.00 to 1.00, 75% of Excess Cash Flow for the immediately preceding fiscal quarter as calculated in the Excess Cash Certificate and (B) if the Total Net Leverage Ratio as of the Test Date immediately preceding such Excess Cash Flow Payment Date is less than 5.00 to 1.00 but greater than or equal to 3.50 to 1.00, 25% of Excess Cash Flow for such fiscal quarter as calculated in the Excess Cash Certificate; provided that if the Total Net Leverage Ratio as of the Test Date immediately preceding such Excess Cash Flow Payment Date is less than 3.50 to 1.00 as certified to in the Excess Cash Certificate, the Borrower shall not be required to prepay the Loans with any Excess Cash Flow proceeds.

(vi)            Equity Cure. Immediately upon receipt by Parent of the proceeds of any Permitted Cure Equity pursuant to Section 10.02, the Borrower shall cause to be prepaid the outstanding principal of the Loans in accordance with Section 3.04(b)(vii) in an amount equal to 100% of such proceeds.

(vii)            AHYDO Catch Up Payment. Notwithstanding anything in this Agreement, not later than the close of each “accrual period” (as such term is defined in Treasury Regulations Section 1.1272-1(b)(ii)) ending after the fifth anniversary of the date of this Agreement, the Borrower shall be required to make cash payments on the Loans sufficient to ensure that the Loans shall not be considered to have “significant original issue discount” as defined in Section 163(i)(2) of the Code (the “AHYDO Catch Up Payment”).

(viii)            Terms of Mandatory Prepayments. Each prepayment of Borrowings pursuant to this Section 3.04(b) shall be applied in accordance with Section 10.03(c). Each prepayment of Borrowings pursuant to this Section 3.04(b) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(b) (other than pursuant to Section 3.04(b)(iv)) shall, in each case, be accompanied by all accrued interest on the amount prepaid and, to the extent that all outstanding Loans are paid or required to be paid in full, by the Total Call Premium, and to the extent that only a portion of the then outstanding Loans are paid or required to be paid, by the Partial Call Premium; provided that no Partial Call Premium payments shall be required in connection with any mandatory prepayment made under Section 3.04(b)(v) or Section 3.04(b)(vii). The Borrower shall provide written notice to the Administrative Agent, not later than 12:00 noon, New York City time, one (1) Business Day (or three (3) Business Days if such prepayment results from a voluntary event) (in each case, or such shorter time period as to which the Administrative Agent shall agree) prior to each prepayment required under this Section 3.04(b), and such notice shall include a certificate signed by a Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid.

(c)            Call Protection Amounts. Prepayments of Loans permitted or required under this Section 3.04 (including optional prepayments described in Section 3.04(a) and mandatory prepayments described in Section 3.04(b)) and including, for avoidance of doubt, any prepayments of the Loans occurring after acceleration of the Loans pursuant to Section 10.03 and any other prepayments of the Loans (which payments, for the purpose of calculating the Call Protection Amounts (as applicable), shall be deemed to have been made immediately prior to the date of acceleration, if earlier than the date of payment and on the amount of Loans outstanding on the date of acceleration, if more than the amount paid on the date of payment) shall be subject to payment of the Call Protection Amounts (as applicable).

(d)            First In First Out. To the extent that less than all of the Loans are prepaid on any date pursuant to this Section 3.04, the principal amounts so prepaid shall be applied to the Loans in chronological order based on the date such Loans were funded (or deemed funded as a result of PIK Interest).

Section 3.05      Fees.

(a)            Agent and Other Fees. The Borrower agrees to pay to the Administrative Agent, the Collateral Agent and each Lender, in each case, for its own account, the fees payable in the amounts and at the times (including the fees payable to the Lenders on the Closing Date) separately agreed upon in the Fee Letter.

(b)            Original Issue Discount and Commitment Fees.

(i)            On the Closing Date, each Lender will fund such Lender’s Initial Loan net of an amount equal to 13.9614813333333% of the amount of such Lender’s Initial Commitment. Such discount shall be treated as original issue discount for U.S. federal and applicable state income tax purposes.

(ii)            On the date that any Delayed Draw Loan is funded, each Lender will fund such Lender’s Delayed Draw Loan net of an amount equal to 2.00% of the amount of such Delayed Draw Loan (prior to giving effect to such netting). Such discount shall be treated as original issue discount for U.S. federal and applicable state income tax purposes.

(iii)            The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee which shall accrue at a rate equal to one percent (1.00%) per annum on the aggregate daily undrawn principal amount of the Delayed Draw Commitments (such fee, the “Commitment Fee”). The Commitment Fee will accrue and all then accrued Commitment Fees will be due and payable on each date that a Delayed Draw Loan is funded and on the Delayed Draw Termination Date. On the date that any Delayed Draw Loan is funded, each Lender will fund such Lender’s Delayed Draw Loan net of an amount equal to the Commitment Fee then payable to such Lender (for the avoidance of doubt, the netting of the Commitment Fee shall be in addition to the netting described in Section 3.05(b)(ii)); provided that if the Delayed Draw Termination Date occurs and any Delayed Draw Commitments remain unfunded immediately prior to such termination of such Delayed Draw Commitments, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders the entire Commitment Fee that is earned and outstanding in cash.

Article IV

Payments; Pro Rata Treatment; Sharing of Set-Offs

Section 4.01      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.01, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices or accounts specified in Section 12.01 or such other offices or accounts as the Administrative Agent shall specify to the Borrower in writing from time to time, except that payments pursuant to Section 5.01, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)            Application of Insufficient Payments. Each payment (including each prepayment) by the Borrower on account of principal and interest on the Loans shall be made to the Administrative Agent for the pro rata benefit of the Lenders according to the respective outstanding principal amounts of the Loans then held by the Lenders. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and premium then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall promptly remit such excess amount to the Administrative Agent for the pro rata benefit of the Lenders. If such Lender fails to promptly remit such excess amount to the Administrative Agent, then such Lender shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that if (i) any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02      Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03      Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, Section 4.02, Section 5.03(d) or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Article V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01      Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirements, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02      [Reserved].

Section 5.03      Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if an applicable Withholding Agent shall be required under any applicable law (as determined in its good faith discretion) to deduct or withhold any Taxes from such payments, then the applicable Withholding Agent shall be entitled to make such deductions or withholdings, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03), each Recipient and each of their Tax Related Persons receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)            Payment of Other Taxes by the Borrower. Without duplication of any amount paid pursuant to Section 5.03(a), each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent or the Collateral Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or their Tax Related Persons (as the case may be) or required to be withheld or deducted from a payment to such Recipient and each of their Tax Related Persons (as the case may be), and any and all reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability from the Administrative Agent (on its own behalf or on behalf of a Lender), the Collateral Agent or a Lender (with a copy to the Administrative Agent) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(d)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(d).

(e)            Evidence of Payments. As soon as practicable after any payment of any Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            U.S. Tax Compliance Certificates.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            each Foreign Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)            executed copies of IRS Form W-8ECI;

(III)            executed copies of IRS Form W-8EXP;

(IV)            in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(V)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, IRS Form W-8 EXP, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for the purposes of this Section 5.03(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)            Defined Terms. For purpose of this Section 5.03, the term “applicable law” includes FATCA.

Section 5.04      Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if any Loan Party is required to indemnify any Lender or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05      [Reserved].

Section 5.06      Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an affected Lender or that such Lender is entitled to receive payments under Section 5.01, Section 5.03 or Section 5.04, (ii) the circumstances which have caused such Lender to be an affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 12.02, the consent of the Majority Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then, with respect to each such Increased Cost Lender and Non-Consenting Lender (each, a “Terminated Lender”), the Administrative Agent may, by giving written notice to the Borrower (which, in the case of an Increased-Cost Lender, only after receiving written request from the Borrower to remove such Increased-Cost Lender), or the Borrower may, by giving written notice to the Administrative Agent, and, in each case, any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and Commitments in full to one or more Persons (each a “Replacement Lender”) in accordance with the provisions of Section 12.04 and the Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided that (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, and the Borrower shall pay to such Terminated Lender the Total Call Premium (calculated as if 100% of such Terminated Lender’s Loans were repaid on the date of such assignment); provided further that if the Borrower pays the Total Call Premium to such Terminated Lender then the Replacement Lender shall not be entitled to any Call Premium; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 5.01 or Section 5.03; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts, including for the avoidance of doubt, any payments owed to the Terminated Lender with respect to the Total Call Premium, owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Article VI

Conditions Precedent

Section 6.01      Closing Date. The obligations of the Lenders to make the Initial Loans hereunder shall not become effective until the Business Day on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)            Credit Agreement. The Administrative Agent shall have received from each party hereto, (i) counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such other party and (ii) for the account of each Lender requesting a Note, a duly executed Note payable to such Lender in a principal amount equal to its Commitments as of the Closing Date.

(b)            Loan Documents.

(i)            Security Documents. Subject to the post-closing periods set forth on Schedule 8.16, the Administrative Agent shall have received from each party thereto, duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Documents (other than the Canadian Security Documents), in proper form for filing, registration or recordation, as applicable, including: (A) Mortgages that create (or will upon recording create) first-priority, perfected Liens with respect to the applicable Loan Party’s Real Property Rights in the Boron Plant and the Pickens Plant (subject in each case only to Permitted Liens), duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest therein, and otherwise in form for recording in the recording office of each applicable political subdivision where each of the Boron Plant and the Pickens Plant is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Governmental Requirements, (B) the Guarantee and Collateral Agreement, (C) the Perfection Certificate, (D) the Patent, Trademark and Copyright Security Agreements and (E) any other Security Documents referred to in or required by this Section 6.01(b).

(ii)            Filings, Registrations and Recordings. Subject to Section 8.16, each Security Document and any other document (including any UCC financing statement (including any fixture financing statements) and any Patent, Trademark and Copyright Security Agreements) required by any Security Document or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected, first priority Lien on the Collateral described therein, subject to Permitted Liens, shall be in proper form for filing, registration or recordation and all recordation and filing fees and mortgage taxes have been paid (or arrangement for the payment of the same shall have been made by the Borrower) in connection with those filings.

(iii)            Real Property. The Administrative Agent shall have received (A) reasonably satisfactory title commitments for the Real Property Rights comprising the Boron Plant and the Pickens Plant, (B) evidence reasonably satisfactory to Administrative Agent that, other than with respect to receipt of the Boron Estoppel (as defined on Schedule 8.16) in form and substance reasonable acceptable to the title company, the title company is unconditionally committed to issue, to Administrative Agent, a Title Policy (defined below) insuring the Lien of the Mortgages encumbering the Boron Plant and the Pickens Plant, (C) copies of all Material Station Agreements, (D) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the Boron Plant and Pickens Plant and (E) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or applicable Loan Party, and/or (y) evidence of flood insurance as required by this Agreement.

(c)            Existing Indebtedness; Liens. Substantially simultaneously with the Closing Date, (i) all funded Indebtedness of the Loan Parties and their respective Subsidiaries (including, for the avoidance of doubt, the Existing Riverstone Debt and excluding, for the avoidance of doubt, any Indebtedness existing as of the Closing Date and set forth on Schedule 9.02) shall have been repaid, redeemed, cancelled or otherwise satisfied in full and (ii) all Liens securing any such Indebtedness shall have been released or terminated pursuant to documentation in form and substance satisfactory to the Administrative Agent, subject only to the filing or recording of applicable terminations, releases or assignments.

(d)            Fees. The Agents, the Lead Arranger and the Lenders shall have received all fees and amounts, including under the Fee Letter, due and payable on or prior to the Closing Date, and to the extent invoiced in reasonable detail at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the taxes, costs and expenses for recordation of certain Security Documents and the reasonable and documented fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent, pursuant to Section 12.03(a)).

(e)            Organizational Documents; Incumbency. Subject to the post-closing period set forth on Schedule 8.16, the Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party (other than CEFS) setting forth (i) resolutions of its members, board of directors, board of managers or other governing body, as applicable, with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized individuals, and (iv) the Organizational Documents of such Loan Party certified by the appropriate state official where such documents are filed in a state office, and certified by the applicable Loan Party as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

(f)            Corporate Status; Good Standing. Subject to the post-closing period set forth on Schedule 8.16, the Administrative Agent shall have received certificates of the appropriate state or other applicable agencies with respect to the existence, good standing and qualification to do business of each Loan Party (other than CEFS) in the jurisdiction where such Loan Party is organized.

(g)            Legal Opinions. The Administrative Agent shall have received (i) an opinion of O’Melveny & Meyers LLP, counsel to the Loan Parties and (ii) customary legal opinions regarding the Mortgages on the Boron Plant and the Pickens Plant in each jurisdiction where such Mortgaged Property is located, in each case, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.

(h)            Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate duly executed by a Financial Officer of Parent, dated as of the Closing Date, certifying that the Loan Parties and their respective Subsidiaries, on a consolidated basis, immediately after giving effect to the Transactions, including the Borrowing of the Initial Loans, on the Closing Date, are Solvent.

(i)            Insurance Certificates. The Administrative Agent shall have received certificates of insurance coverage of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent evidencing that the applicable Loan Parties are carrying insurance in accordance with Section 8.07 and naming the Collateral Agent as lender’s loss payable with respect to property insurance, and the Collateral Agent as additional insured with respect to liability insurance.

(j)            Lien Searches. The Administrative Agent shall have received recent appropriate UCC lien, tax lien, Intellectual Property, judgment and litigation search reports for the Loan Parties reflecting no prior Liens (other than Permitted Liens or those that are being assigned or released on or prior to the Closing Date) or judgments encumbering the Properties of the Loan Parties and all lien terminations, UCC-3 termination statements, Intellectual Property terminations and releases, and other documentation evidencing such assignments or releases.

(k)            Consent Agreement. The Administrative Agent shall have received a duly executed Consent Agreement (or other evidence that the requisite members of the board of directors of the Rimere JV have consented to the matters that would otherwise be contained in a Consent Agreement) with respect to the Rimere JV Agreement in either case form and substance reasonably satisfactory to the Administrative Agent.

(l)            Financial Information. The Administrative Agent shall have received the financial information referred to in Section 7.04, which shall reflect no Indebtedness for borrowed money other than Indebtedness permitted pursuant to Section 9.02.

(m)            Patriot Act. The Administrative Agent, the Lenders and the Lead Arranger shall have received (and be reasonably satisfied in form and substance with) (i) at least three (3) Business Days prior to the Closing Date, all documentation, including a duly executed IRS Form W-9 (or such other applicable IRS tax form) of the Loan Parties, and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act, in each case, to the extent requested at least ten (10) days prior to the Closing Date and (ii) at least five (5) Business Days prior to the Closing Date, to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party.

(n)            Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the matters set forth in Section 6.01(c), Section 6.01(o), Section 6.01(r), Section 6.01(s), Section 6.01(u), Section 6.01(v), Section 6.01(w) and Section 6.01(x).

(o)            Material Contracts.

(i)            The Administrative Agent shall have received executed versions of each Material Contract in effect as of the Closing Date and any existing supplements or amendments thereto.

(ii)            (A) No Loan Party, Material Subsidiary nor any Material Joint Venture or other Subsidiary of any Loan Party shall be in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any of the Material Contracts and, to the knowledge of the Loan Parties, no counterparty to a Material Contract is in material default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in the applicable Material Contracts, (B) each Material Contract is in full force and effect and all conditions precedent to effectiveness thereto shall have been satisfied or waived (other than any conditions precedent which by their terms cannot be (and are not required to be) met until a later date, and no Loan Party has any reason to believe that any such conditions precedent cannot be satisfied prior to the times such conditions are required to be met pursuant to the terms of the applicable Material Contract) and (C) except as set forth on Schedule 9.13, no Material Contract directly or indirectly restricts or purports to restrict the ability of the Loan Parties to grant Liens to the Agents and the Lenders on or in respect of such Material Contract or the Loan Parties’ direct or indirect rights thereunder in order to secure the Secured Obligations and the Loan Documents, or the ability of the Collateral Agent (on behalf of the Secured Parties) to enforce such Liens in accordance with the terms of the Loan Documents.

(p)            Capitalization. The capitalization structure and equity ownership of the Loan Parties and their respective Subsidiaries immediately after giving effect to the Transactions on the Closing Date shall be satisfactory to the Administrative Agent in all respects.

(q)            Borrowing Request; Funds Flow. With respect to the Borrowing of Loans on the Closing Date, the Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03(a) and an accompanying flow of funds memorandum, in form reasonably satisfactory to the Administrative Agent (the “Funds Flow Memorandum”).

(r)            Approvals and Permits. All Necessary Permits shall be in full force and effect and held in the name of the applicable Loan Party or its Subsidiaries. The Necessary Permits shall not be subject to any restriction, condition, limitation or other provision that could reasonably be expected to result in the inability of any Loan Party or its Subsidiaries to conduct or maintain its business, operations or Properties in any material respect.

(s)            Liquidity. On the Closing Date, immediately after giving effect to the Transactions, Liquidity shall not be less than $40,000,000.

(t)            Real Property Rights. With respect to the Boron Plant and the Pickens Plant, the Loan Parties shall have all the Real Property Rights recorded in the public records and required for the development and operation of their businesses on their Properties.

(u)            No Default. As of the Closing Date, immediately after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing.

(v)            Representations and Warranties. On the Closing Date, both immediately before and immediately after giving effect to the Transactions, all representations and warranties of the Borrower and each other Loan Party contained in the Loan Documents shall be true and correct in all material respects (or, to the extent already qualified by materiality, in all respects), except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects (or, to the extent already qualified by materiality, in all respects) as of such earlier date).

(w)            No Material Adverse Effect. As of the Closing Date, immediately after giving effect to the Transactions, since December 31, 2022, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(x)            No Conflict. The making of the Loans would not conflict with, or cause any Lender to violate or exceed, any applicable Governmental Requirement, and no action, proceeding or litigation is pending or threatened in any court or before any Governmental Authority that involves any Loan Document or that is seeking to enjoin or prevent the making or repayment of any Loan or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(y)            Warrant Agreement. The Administrative Agent, on behalf of each Lender party to this Agreement as of the Closing Date, shall have received a duly executed copy of the Warrant Agreement and all other conditions precedent to the effectiveness of the Warrant Agreement shall have been satisfied in accordance with the terms of the Warrant Agreement.

(z)            Other Documents. The Agents shall have received such other documents as the Agents or special counsel to the Agents may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 6.02      Each Delayed Draw Loan. The obligation of each Delayed Draw Lender to make a Delayed Draw Loan is subject to the satisfaction of the following conditions:

(a)            No Default. At the time of and immediately after giving effect to such Delayed Draw Loan, no Default or Event of Default shall have occurred and be continuing;

(b)            Representations and Warranties. The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Delayed Draw Loan (or, to the extent already qualified by materiality, in all respects), except to the extent such representations and warranties expressly relate to an earlier date (in which case, on and as of the date of such Delayed Draw Loan, such representations and warranties shall be true and correct in all material respects (or, to the extent already qualified by materiality, in all respects) as of such earlier date);

(c)            No Conflict. The making of such Delayed Draw Loan would not conflict with, or cause any Delayed Draw Lender to violate or exceed, any applicable Governmental Requirement, and no action, proceeding or litigation is pending or threatened in any court or before any Governmental Authority that involves any Loan Document or that is seeking to enjoin or prevent the making or repayment of any Delayed Draw Loan or the consummation of the transactions contemplated by this Agreement or any other Loan Document;

(d)            Financial Covenants. Immediately after giving effect to such Delayed Draw Loan, the Borrower shall be in pro forma compliance with the Financial Covenants; and

(e)            Borrowing Request. The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03(b) (which, for the avoidance of doubt, shall include the calculations required by Section 2.03(c)).

Each request for a Borrowing and the making of each Delayed Draw Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof, as to the matters specified in Section 6.02(a), Section 6.02(b), and Section 6.02(d), as applicable.

Article VII

Representations and Warranties

Each of Parent and the Borrower represents and warrants (on its own behalf and on behalf of each other Loan Parties) to the Agents and each of the Lenders as follows:

Section 7.01      Organization; Powers. Each Loan Party and each of its Subsidiaries is (a) a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and, except as would not reasonably be expected to materially and adversely affect the business or operations of any Loan Party, has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except as would not reasonably be expected to materially and adversely affect the business or operations of any Loan Party.

Section 7.02      Authority; Enforceability. The Transactions are within each Loan Party’s corporate, limited partnership, limited liability company or other organizational powers, as applicable, and have been duly authorized by all necessary corporate, limited partnership, limited liability company or other organizational, as applicable, and, if required, shareholder, partner or member action, as applicable (including any action required to be taken by any class of directors of any Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03      Approvals; No Conflicts. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party, nor the consummation of the transactions herein or therein contemplated or in compliance with the terms and provisions hereof or thereof by any of them (a) except with respect to the TotalEnergies DR JV Agreement as contemplated under Section 8.16, requires any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors or managers, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Documents as required by this Agreement, (b) will violate (i) in any material respect, any applicable law or regulation or (ii) any Organizational Document of any Loan Party or any Subsidiary of any Loan Party or any order of any Governmental Authority, (c) except to the extent of any consent expressly contemplated under Section 8.16, will violate or constitute a default under or result in any breach of any Material Indebtedness or Material Contract binding upon any Loan Party, any Material Joint Venture or any Subsidiary of any Loan Party or any of their Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will result in the creation or imposition of any Lien on any Collateral or any other Property of any Loan Party or any Subsidiary of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04      Financial Condition; No Material Adverse Change.

(a)            Parent has heretofore furnished in writing to the Administrative Agent (i) a pro forma balance sheet and other financial information reflecting the financial position of the Loan Parties as of the Closing Date, immediately after giving effect to the Transactions contemplated to occur on the Closing Date, including the making of the Initial Loans hereunder and the application of the proceeds thereof, certified by a Responsible Officer of Parent as having been prepared in good faith based upon reasonable assumptions and (ii) any materials provided to the board of directors of Parent that reconcile 2023 year-to-date performance against Parent’s 2023 budget and projections. Such financial information presents fairly, in all material respects, the financial position of the Loan Parties as of the Closing Date.

(b)            Parent has heretofore furnished in writing to the Administrative Agent the audited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for fiscal year of Parent ending December 31, 2022.

(c)            Since December 31, 2022, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(d)            Other than as set forth on Schedule 7.04, no Loan Party nor any Subsidiary of any Loan Party has, on the Closing Date, any Material Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

Section 7.05      Litigation. Except as set forth on Schedule 7.05, as of the Closing Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened by, against or affecting the Loan Parties or their respective Subsidiaries or their respective Properties or revenues (a) which individually or in the aggregate could reasonably be expected to result in liability to the Loan Parties or their respective Subsidiaries exceeding $5,000,000 or (b) that involve any Loan Document or the Transactions. None of the Loan Parties or their respective Subsidiaries are in violation of any order, writ, injunction or any decree of any Governmental Authority which individually or in the aggregate could reasonably be expected to result in liability to the Loan Parties or their respective Subsidiaries exceeding $5,000,000.

Section 7.06      Environmental Matters. Except for such matters as set forth on Schedule 7.06, as of the Closing Date:

(a)            the Loan Parties and their respective Subsidiaries and each of their respective Properties and operations thereon are and, except for matters that have been resolved with no material outstanding obligations, have been in compliance with all applicable Environmental Laws in all material respects, and, except for matters that have been resolved with no material outstanding obligations, to the knowledge of the Loan Parties, the Properties of the Loan Parties and their respective Subsidiaries were operated in compliance with all applicable Environmental Laws in all material respects prior to the acquisition of such Properties by the Loan Parties and their respective Subsidiaries;

(b)            (i) except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and their respective Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and (ii) no Loan Party nor any Subsidiary of any Loan Party has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(c)            there are no claims, demands, suits, orders, inquiries, investigations, requests for information or proceedings concerning any material violation of, or any material liability or obligation (including as a potentially responsible party) under, any Environmental Law that are pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its Subsidiaries or their respective Properties or as a result of any operations of the Loan Parties and their respective Subsidiaries and to the knowledge of the Loan Parties, there are no conditions or circumstances that would be reasonably expected to result in the receipt of such claims, demands, suits, orders, inquires, investigations, requests for information or proceedings;

(d)            except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Properties of the Loan Parties or their respective Subsidiaries contain or have contained any: (i) regulated underground storage tanks; (ii) friable asbestos-containing materials; (iii) landfills or dumps; or (iv) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)            (i) except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, there has been no Release or, to the knowledge of any Loan Party, Threatened Release, of Hazardous Materials at, on, under or from any Loan Party’s or any of their respective Subsidiaries’ Properties, (ii) there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and (iii) to the knowledge of the Loan Parties, no such Properties are adversely affected by any Release or Threatened Release of a Hazardous Material originating or emanating from any other real property;

(f)            no Loan Party nor any of its Subsidiaries has received any written notice asserting an alleged material liability or material obligation under any Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from, any real property offsite of any Loan Party’s or any of their respective Subsidiaries’ Properties and, to the knowledge of the Loan Parties, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g)            there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Loan Party’s or any of its Subsidiaries’ Properties that would reasonably be expected to form the basis for a claim for material damages or compensation against the Loan Parties or their respective Subsidiaries and, to the knowledge of the Loan Parties, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(h)            the Loan Parties and their respective Subsidiaries have provided to the Lenders complete and correct copies of all current environmental site assessment reports, investigations, and studies addressing potentially material environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Loan Party’s or its Subsidiaries’ possession or control, including relating to their respective Properties or operations thereon; provided that the foregoing may be withheld or redacted as reasonably necessary to preserve attorney-client privilege.

Section 7.07      Compliance with the Laws and Agreements; No Defaults.

(a)            Each of the Loan Parties and their respective Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, in each case, except as would not reasonably be expected to materially and adversely affect the business or operations of any Loan Party.

(b)            None of the Loan Parties nor any of their respective Subsidiaries is in default, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, would constitute a default thereunder, or would require any Loan Party or any Subsidiary of any Loan Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument governing any Material Indebtedness.

(c)            Schedule 7.07 contains a complete list, as of the Closing Date, of each Material Contract of the Loan Parties, the Material Joint Ventures and the Subsidiaries of the Loan Parties, including all amendments, supplements or other modifications thereto. Each Material Contract is in full force and effect, and is valid, binding and enforceable upon each Loan Party, Material Joint Venture and/or Subsidiary of any Loan Party party thereto and, to the knowledge of the Loan Parties, upon each of the other parties thereto, in accordance with their respective terms. Each Loan Party, each Material Joint Venture and each of their respective Subsidiaries party thereto is, and, to the knowledge of the Loan Parties, each other party to a Material Contract is, in compliance in all material respects with such agreements. No default, event of default or “force majeure” (or any functionally equivalent term under the applicable Material Contract) event has occurred and is continuing under any Material Contract. The Borrower has delivered or made available to the Administrative Agent true, correct and complete copies of each Material Contract (including any material amendments, supplements or other modifications thereto) not previously delivered or made available to the Administrative Agent.

(d)            (i) On the Closing Date, upon completion of and immediately after giving effect to the Transactions contemplated to occur on the Closing Date, no Default or Event of Default has occurred and is continuing and (ii) at any time after the Closing Date, no Default or Event of Default has occurred and is continuing.

Section 7.08      Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09      Taxes. Each Loan Party and its Subsidiaries has timely (taking into account any valid extensions) filed or caused to be filed all income and other material Tax returns required to have been filed by it and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Loan Parties and their respective Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Loan Parties, adequate in all material respects. No Tax Lien has been filed for unpaid Taxes of any Loan Party or any Subsidiary of any Loan Party and, to the knowledge of the Loan Parties, no claim is being asserted with respect to any such material Tax by a Governmental Authority.

Section 7.10      ERISA.

(a)            Each Loan Party and its Subsidiaries and each ERISA Affiliate has complied in all material respects with ERISA and, where applicable, the Code regarding each Plan and each Multiemployer Plan.

(b)            Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.

(c)            No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect.

(d)            Except as could not reasonably be expected to have a Material Adverse Effect, (i) no act, omission or transaction has occurred in respect of a Plan which could result in imposition on Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (A) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (B) breach of fiduciary duty liability damages under Section 409 of ERISA, and (ii) full payment when due has been made of all amounts which Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan.

(e)            None of Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by Parent, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate in its sole discretion at any time without triggering a Material Adverse Effect.

(f)            None of Parent, the Borrower or any of their respective Subsidiaries is an entity deemed to hold “plan assets,” within the meaning of 29 C.F.R. § 2510.3-101 (as amended by Section 3(42) of ERISA), of an employee benefit plan (as defined in Section 3(3) of ERISA), which is subject to Title I of ERISA, or of any plan (within the meaning of Section 4975 of the Code), and, assuming the assets used to fund the Loans are also not “plan assets,” neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 7.11      Disclosure; No Material Misstatements. Each of Parent and the Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or similar restrictions to which such Loan Party or any of its Subsidiaries is subject and all other matters known to it with respect to the Loan Parties and their respective Subsidiaries, that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary of any Loan Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to any Loan Party or any Subsidiary of any Loan Party (as opposed to other participants in their industries generally) that has not been disclosed to the Administrative Agent prior to the Closing Date which could reasonably be expected to have a Material Adverse Effect.

Section 7.12      Insurance. Each of Parent and the Borrower has in effect, and has caused their respective Material Subsidiaries to have in effect, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements, including all Material Contracts and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties and their respective Material Subsidiaries. The Collateral Agent has been named as additional insured in respect of all liability insurance policies of the Loan Parties and their respective Material Subsidiaries, and the Collateral Agent has been named as sole lender’s loss payable with respect to Property loss insurance of the Loan Parties and their respective Material Subsidiaries. Schedule 8.07 lists all insurance policies of the Loan Parties and their respective Material Subsidiaries as of the Closing Date, all of which are valid and in full force and effect as of the Closing Date. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Loan Parties and their respective Material Subsidiaries in accordance with Prudent Industry Practices. None of the Loan Parties nor any of their respective Material Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a comparable rate. Each Loan Party has taken all actions required under the Flood Laws or reasonably requested by any Lender to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including to the extent applicable, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure located upon any real property, whether owned, leased or otherwise held, that will be subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

Section 7.13      Restriction on Liens. Except with respect to the TotalEnergies DR JV Agreement as contemplated under Section 8.16 or otherwise permitted under Section 9.13, no Loan Party, Material Joint Venture or, solely in the case of clause (ii) below, Subsidiary of any Loan Party, is a party to any Material Contract, documentation evidencing Material Indebtedness or other material agreement or arrangement (other than (a) Capital Leases and purchase money Indebtedness creating Liens permitted by Section 9.03(c), but only on the Property subject of such Capital Lease or purchase money Indebtedness, (b) documentation in respect of cash collateral granting Liens permitted by Section 9.03(d), Section 9.03(g), or Section 9.03(l), but only on the Property subject of such cash collateral arrangement and (c) grant agreements but solely with respect to Liens on property constructed or acquired with the proceeds of such grant agreement), or is subject to any order, judgment, writ or decree, which either restricts or purports to restrict the ability to grant Liens to the Agents and the Lenders (i) on or in respect of its Properties or (ii) on or in respect of its Equity Interests, in each case, to secure the Secured Obligations and the Loan Documents or the ability of the Collateral Agent (on behalf of the Secured Parties) to enforce such Liens in accordance with the terms of the Loan Documents.

Section 7.14      Officer, Directors and Ownership.

(a)            (x) As of the Closing Date, Schedule 7.14 (as attached hereto), and (y) as of the date of each funding of any Delayed Draw Loan, Schedule 7.14 (an updated version of which, or a certification that the Schedule 7.14 previously delivered to the Administrative Agent remains true and correct, is delivered by the Borrower to the Administrative Agent with the applicable Borrowing Request), in each case, states the name of each Loan Party and its Subsidiaries and joint ventures, their respective jurisdictions of incorporation or formation and foreign qualification, their authorized capital stock (if applicable), any issued and outstanding Equity Interests and the owners thereof (other than with respect to Parent) and identifies each Subsidiary as either a Material Subsidiary or Immaterial Subsidiary. Each Loan Party and its Subsidiaries has good title to all of the Equity Interests it purports to own, free and clear in each case of any Lien, other than non-consensual Liens arising by operation of law and Liens granted pursuant to the Loan Documents and, to the extent constituting Liens, restrictions set forth in the organizational documents governing such Equity Interests. All Equity Interests of each of Parent’s Subsidiaries have been validly issued, and all such Equity Interests are fully paid and non-assessable and were offered and issued in compliance with applicable laws. (x) As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any such Equity Interests except as indicated on Schedule 7.14 (as attached hereto), and (y) as of the date of each funding of any Delayed Draw Loan, there are no options, warrants or other rights outstanding to purchase any such Equity Interests except as indicated on Schedule 7.14 (an updated version of which, or a certification that the Schedule 7.14 previously delivered to the Administrative Agent remains true and correct, is delivered by the Borrower to the Administrative Agent with the applicable Borrowing Request).

(b)            Neither Parent nor the Borrower has any direct Subsidiaries that are not wholly-owned Domestic Subsidiaries other than (i) NG Advantage, (ii) CEFS, (iii) Mansfield Clean Energy Partners, LLC and (iv) as of the Closing Date, the Rimere JV.

Section 7.15      Location of Business and Offices.

(a)            The Borrower’s jurisdiction of organization is California; the name of the Borrower as listed in the public records of its jurisdiction of organization is Clean Energy; and the organizational identification number of the Borrower in its jurisdiction of organization is 1992496 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(i) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(i) and Section 12.01).

(b)            Parent’s jurisdiction of organization is Delaware; the name of Parent as listed in the public records of its jurisdiction of organization is Clean Energy Fuels Corp.; and the organizational identification number of Parent in its jurisdiction of organization is 3381709 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(i) in accordance with Section 12.01). Parent’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(i) and Section 12.01).

(c)            Each other Guarantor’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization and organizational identification number in its jurisdiction of organization is specified in the Guarantee and Collateral Agreement or, subject to Section 8.16, the Canadian GSA, as applicable (or as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(i) in accordance with Section 12.01), and the location of its principal place of business and chief executive office is at its address set forth in the Guarantee and Collateral Agreement or, subject to Section 8.16, the Canadian GSA, as applicable (or as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(i) in accordance with Section 12.01).

Section 7.16      Properties; Titles, Etc.

(a)            Each of the Loan Parties and their respective Material Subsidiaries has (i) good and defensible title to, or valid leasehold, license or other interests in, all of their respective Material Real Properties and (ii) good title to all of their respective material personal Properties, in each case of foregoing clauses (i) and (ii), free and clear of all Liens except Permitted Liens, in each case, except as would not reasonably be expected to materially and adversely affect the business or operations of any Loan Party.

(b)            All Material Contracts and Material Station Agreements are valid and subsisting, in full force and effect, and, to Borrower’s knowledge, there exists no material default or any event or circumstance which with the giving of notice or the passage of time or both would give rise to a material default by any Loan Party or Subsidiary under any such Material Contract or Material Station Agreement.

(c)            The rights and Properties presently owned, leased, subleased or licensed by the Loan Parties and their respective Material Subsidiaries, including all Real Property Rights, include all rights and Properties necessary to permit the Loan Parties and their respective Material Subsidiaries to conduct their respective businesses in all material respects in the manner presently conducted.

(d)            Each of the Loan Parties and their respective Subsidiaries has complied with all obligations under the Real Property Rights to which it is a party with respect to the Material Real Properties, and all such Real Property Rights are in full force and effect, in each case, except as would not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and their respective Subsidiaries enjoys peaceful and undisturbed possession under all such Real Property Rights with respect to the Material Real Properties except for minor disturbances which would not reasonably be expected to, individually or in the aggregate, materially and adversely interfere with or impact the business or operations of any Loan Party or any of its Subsidiaries or materially detract from the value or use of such Real Property Rights.

(e)            All of the material Properties of the Loan Parties and their respective Material Subsidiaries that are reasonably necessary for the operation of their respective businesses are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with Prudent Industry Practice in all material respects.

(f)            Each of the Loan Parties and their respective Material Subsidiaries owns or is licensed to use all material Intellectual Property necessary for it to own and operate its Properties and to carry on its business as presently conducted, and each Loan Party’s use of such material Intellectual Property and operation of its business does not infringe upon, misappropriate or otherwise violate the rights of any other Person. Each of the Loan Parties and their respective Material Subsidiaries has used commercially reasonable efforts to protect and maintain its ownership of, and the validity and enforceability of, all material Intellectual Property. No claims or litigations challenging any Loan Party’s use or ownership of any material Intellectual Property or the validity or enforceability of any Loan Party’s or any of their respective Material Subsidiaries’ material Intellectual Property are pending or, to the knowledge of the Loan Parties, threatened in writing.

(g)            Schedule 7.16 sets forth, as of the Closing Date, (i) a complete and correct list of all Real Property Rights with respect to Material Real Property (other than property subject to Material Station Agreements) fee owned, leased or licensed by the Loan Parties and their respective Subsidiaries (and, if applicable, the lessors or grantors thereof) and (ii) the list of Material Station Agreements.

Section 7.17      Permits.

(a)            Each Loan Party and its Material Subsidiaries holds all material permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any applicable laws for the operation of its business as presently conducted and any permit required to qualify for and continue to qualify for Environmental Credits except to the extent the invalidation, cancellation, surrender, retirement or loss of Environmental Credits would not exceed $5,000,000 (collectively, the “Necessary Permits”). Except as otherwise described in Schedule 7.17 as of the Closing Date, each Necessary Permit is in full force and effect and is not the subject of any current or threatened in writing legal proceeding, and, if an appeal period is specified by a Governmental Requirements with respect to any such legal proceeding, the appeal period has expired.

(b)            None of the Loan Parties nor any of their respective Material Subsidiaries is the subject of a complaint, investigation or other proceeding by any Governmental Authority regarding any Necessary Permit.

Section 7.18      Security Documents.

(a)            Guarantee and Collateral Agreements; Control Agreements. The provisions of the Guarantee and Collateral Agreement and, subject to Section 8.16, the Canadian Security Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral covered thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Guarantee and Collateral Agreement or, subject to Section 8.16, the Canadian Security Documents, as applicable and/or (ii) upon the taking of possession or control by the Collateral Agent of Equity Interests and other Collateral with respect to which a security interest may be perfected by possession or control required by the Guarantee and Collateral Agreement, subject to Section 8.16, the Canadian Security Documents or hereunder, as applicable, the Liens created by the Guarantee and Collateral Agreement and, subject to Section 8.16, the Canadian Security Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral covered thereby in which a security interest may be perfected by such filing or control, in each case, free of all Liens other than, in the case of Section 7.18(a)(i), Permitted Liens or, in the case of Section 7.18(a)(ii), non-consensual Liens arising by operation of law, and, in each case, prior and superior to all other Liens other than, in the case of Section 7.18(a)(i), Excepted Liens or, in the case of Section 7.18(a)(ii), non-consensual Liens arising by operation of law. The Liens granted to the Collateral Agent for the benefit of the Secured Parties that are perfected pursuant to each of the Control Agreements constitute a valid first-priority Lien under applicable law, subject only to non-consensual Liens arising by operation of law.

(b)            Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are recorded or filed in the offices specified on Schedule 7.18 (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 8.11, Section 8.12 and/or Section 8.16, as applicable, when such Mortgage is recorded or filed in the appropriate offices), together with any UCC financing statements required to be filed therewith, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the applicable Loan Parties in the Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

(c)            Valid Liens. Each Security Document delivered pursuant to Section 8.11 and Section 8.12, upon execution and delivery thereof, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements, such Security Documents will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral in which a security interest may be perfected by such filings or recordings, in each case with no other Liens except for applicable Excepted Liens and other Permitted Liens and in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage and Excepted Liens.

Section 7.19            Hedging Agreements. Schedule 7.19 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements of the Loan Parties and the counterparty to each such agreement.

Section 7.20            Use of Proceeds. The proceeds of (a) the Initial Loans shall be used solely (i) to repay the Existing Riverstone Debt, (ii) to repay all other Indebtedness of the Loan Parties and their respective Subsidiaries not permitted under this Agreement on the Closing Date, (iii) to finance Permitted Investments from time to time, (iv) to pay Transaction Costs and (v) for other general corporate purposes and (b) the Delayed Draw Loans shall be used solely (i) to finance Permitted Investments from time to time and (ii) for other general corporate purposes. Neither Parent nor the Borrower nor any other Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, Regulation U or Regulation X). No part of the proceeds of any Loan will be used by Parent, the Borrower or any of their Subsidiaries for any purpose which violates the provisions of Regulation T, Regulation U or Regulation X.

Section 7.21            Solvency. Immediately after giving effect to the Transactions (including each funding of any Loan hereunder including any Delayed Draw Loan), the Loan Parties and their respective Subsidiaries, on a consolidated basis, are Solvent.

Section 7.22           USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions. Each of Parent and the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with the USA PATRIOT Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) Parent, the Borrower, any of their respective Subsidiaries or any of their respective directors or officers, or, to the knowledge of Parent or the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of Parent or the Borrower, any agent of Parent or the Borrower or any of their respective Subsidiaries or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or is engaged in any activity that would reasonably be expected to result in Parent, the Borrower or any of their respective Subsidiaries being designated a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. Neither Parent nor the Borrower nor, to the knowledge of Parent or the Borrower, any other Affiliate of Parent or the Borrower, has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

Section 7.23           Accounts. As of the Closing Date, Schedule 7.23 lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of any Loan Party as of the Closing Date. No Loan Party has any Deposit Accounts, Securities Accounts or Commodity Accounts other than the accounts set forth on Schedule 7.23 (as amended or supplemented from time to time in accordance with this Agreement) or as permitted under Section 8.14.

Section 7.24            Labor Matters. All Labor Contracts between any of the Loan Parties or their respective Subsidiaries, on the one hand, and any of their officers, on the other hand, and any Labor Contracts that are collective bargaining agreements, in each case, as of the Closing Date are set forth on Schedule 7.24 (as amended or supplemented from time to time by the Borrower by written notice to the Administrative Agent). Each of the Loan Parties and their respective Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in liability exceeding $10,000,000. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their respective Subsidiaries which in any case, individually or in the aggregate, could reasonably be expected to result in liability exceeding $10,000,000.

Section 7.25            Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 7.26            Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 7.27            Zero Balance Agreements. There is no Indebtedness outstanding under any Zero Balance Agreement.

Article VIII

Affirmative Covenants

Until Payment in Full, each of Parent and the Borrower covenants and agrees with the Agents and the Lenders that:

Section 8.01            Financial Statements; Other Information. Parent will furnish to the Administrative Agent and each Lender:

(a)            Annual Financial Statements. As soon as available, but in any event in accordance with applicable law and not later than ninety (90) days after the end of each fiscal year of Parent, the audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case, in comparative form the figures for the previous fiscal year of Parent, all reported on by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception other than a going concern or other qualification that results solely from the Maturity Date being scheduled to occur within one year from the time such opinion is delivered and without any qualification, exception or explanatory paragraph as to the scope of such audit or with respect to internal controls over financial reporting including with respect to Environmental Credits) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries, on a consolidated basis, in accordance with GAAP consistently applied.

(b)            Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent, commencing with the fiscal quarter ending March 31, 2024, the unaudited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year of Parent, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries, on a consolidated basis, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)            Compliance Certificates. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Responsible Officer of Parent in substantially the form of Exhibit E hereto (i) certifying as to whether a Default or Event of Default has occurred as of the date of such certificate and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants as of the last day of the period covered by such financial statements, substantially in the form of Annex A to Exhibit E (which calculations should show the exclusion, if applicable, of any GAAP net income from Net Income to the extent required under clauses (g), (h) and (i) of the definition of Net Income), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last certificate delivered under this Section 8.01(c) (or since the Closing Date in the case of the first such certificate delivered under this Section 8.01(c)), and if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) setting forth, as of the date of such certificate, (A) a current list of Material Joint Ventures and Material Contracts as of such date, including a list of each Material Contract entered into or otherwise acquired, terminated, replaced or materially amended by any Loan Party, any Subsidiary of any Loan Party, any Material Joint Venture or any Subsidiary of any Material Joint Venture and each contract that has qualified (or ceased to qualify) as a Material Contract under clause (f) of the definition thereof, in each case, since the date of the most recent report delivered to this Section 8.01(c) and (B) a current list of new natural gas fueling stations and RNG projects that have started construction or been placed into operation by or on behalf of any Loan Party, Subsidiary of any Loan Party, other Material Joint Venture or Subsidiary of any Material Joint Venture, and (v) setting forth (A) a description of any change in the jurisdiction of organization of any Loan Party, the sale of any Equity Interests in any Loan Party, Subsidiary of any Loan Party or other Material Joint Venture, the acquisition or formation of any new Subsidiary by a Loan Party or Material Joint Venture or the acquisition or formation of any new joint venture in which a Loan Party, Subsidiary of any Loan Party, other Material Joint Venture or Subsidiary of any Material Joint Venture holds Equity Interests and (B) any change in Key Employees, in each case, covering the period from the date of the most recent report delivered pursuant to this Section 8.01(c) (or, in the case of the first such report so delivered, since the Closing Date) to the last day of the fiscal period of the concurrently delivered financial statements.

(d)            Certificate of Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of a Responsible Officer, certifying that (i) the insurance requirements of Section 8.07 have been implemented and are being complied with, (ii) the Loan Parties have paid or caused to be paid all insurance premiums then due and payable and (iii) the Loan Parties are in compliance with the insurance policies, and attaching a certificates of insurance required pursuant to Section 8.07, and, if requested by the Administrative Agent or any Lender, copies of the applicable policies and endorsements.

(e)            Other Reports. Promptly upon receipt thereof, a copy of each report or letter (except standard and customary correspondence) submitted to Parent, the Borrower or any of their respective Subsidiaries by (i) independent accountants in connection with any annual, interim or special audit made by them of the books of Parent, the Borrower or any such Subsidiary and (ii) third-party auditors with respect to Environmental Credits of the Loan Parties and their respective Subsidiaries in connection with any annual, interim or special audit made by them (without a qualification or exception and without any qualification, exception or explanatory paragraph as to the scope of such audit), and, in each case, a copy of any response by, or on behalf of, Parent, the Borrower or any such Subsidiary to such letter or report.

(f)             Joint Venture Reports. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), copies of (i) any and all reports, financial data and other information delivered or received by or on behalf of any Material Joint Venture by or to any Loan Party or any Subsidiary of any Loan Party in its capacity as member of such Material Joint Venture or otherwise and (ii) any and all information and materials delivered to or received by or on behalf of any Material Joint Venture from or to the third party auditors of such Material Joint Venture.

(g)            Permitted Additional TotalEnergies JVs. (i) Promptly, but in any event no later than ten (10) Business days (or such shorter period as the Administrative Agent may agree) prior to investing in any new project pursuant to the TotalEnergies JV Agreement, Organizational Document of any Material Joint Venture or other Material Contract, copies of, where available and subject to applicable confidentiality obligations, the limited liability company agreement and other documents governing such joint venture with respect to such potential project for purposes of confirming such agreement does not prohibit a pledge of the project (or a pledge of the equity interests in any entity owning the project, or the exercise of any remedies in respect of such pledge including sale upon foreclosure) under the Loan Documents and (ii) promptly after investing in any such new project, copies of, where available and subject to applicable confidentiality obligations, the initial letter of intent, joint development agreement and/or similar agreement with respect to such new project together with the Investment File (as such term is defined in the TotalEnergies JV Agreement as of the date of this Agreement) or similar documents utilized to make an investment decision with respect to such project and any additional information and documents furnished or received in connection therewith.

(h)            SEC Correspondence. Promptly after receipt thereof by any Loan Parties, copies of each material (i.e., not standard or customary correspondence) notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) resulting in an investigation by such agency regarding financial or other operational results of such Loan Party.

(i)             Information Regarding Loan Parties. Prompt written notice (and in any event at least ten (10) Business Days prior thereto, or such shorter time as the Administrative Agent may agree in its sole discretion) of any change (i) in any Loan Party’s corporate, limited liability company or limited partnership name, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s entity type or jurisdiction in which such Person is incorporated or formed, or in any Subsidiary’s ownership, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s United States federal taxpayer identification number.

(j)             Notices of Certain Changes. Promptly but in any event within ten (10) Business Days prior to the execution thereof, copies of any material amendment, modification or supplement to, or assignment of, (i) any Material Contract, (ii) any agreement governing Material Indebtedness or (iii) the certificate or articles of incorporation, by-laws, any preferred stock designation, any shareholders agreement or any other Organizational Document of any Loan Party or any of its Material Subsidiaries or of any Material Joint Venture.

(k)             Environmental Credits. Promptly upon receipt or delivery but in any event within ten (10) Business Days thereof, copies of any material (i.e., not standard or customary correspondence) correspondence from or to any regulatory body responsible for administering and enforcing any program that governs the RINs, LCFS or any other Environmental Credits.

(l)             Annual Budget and Management Forecast. Concurrently with the delivery of financial statements under Section 8.01(a), (i) an Annual Budget for the then current fiscal year of Parent, which Annual Budget shall (A) be in form and detail reasonably acceptable to the Administrative Agent, (B) present the Borrower’s plan for the relevant period’s ongoing operations, including, among other things, the Borrower’s good faith estimate of projected revenues, operation and maintenance expenses, Capital Expenditures, major maintenance expenditures of Parent, the Borrower and its Subsidiaries and other capital requirements and permitting requirements and (C) include such additional information as the Lenders may from time to time reasonably request and (ii) a management forecast for the following three (3) years, which management forecast shall (A) be in form and detail reasonably acceptable to the Administrative Agent and (B) present the Borrower’s plan for such three-year period’s ongoing operations, including, among other things, the Borrower’s good faith estimate of projected revenues, operation and maintenance expenses, Capital Expenditures, major maintenance expenditures of Parent, the Borrower and its Subsidiaries and other capital requirements and permitting requirements.

(m)            Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(n)            Other Requested Information. Promptly following any request therefor, such other information and/or meetings regarding (i) the operations, business affairs, prospects and financial condition of Parent, the Borrower and their respective Subsidiaries (including with respect to beneficial ownership of Parent and its parent companies), (ii) the terms of this Agreement or any other Loan Document or Material Contract, including compliance with the terms thereof or (iii) any Collateral, in each case, as the Administrative Agent may reasonably request.

(o)            Monthly Lender Calls. Parent and the Borrower will participate in a telephonic meeting with the Administrative Agent and the Lenders once during each calendar month to be held at such times as may be agreed to by Parent, the Borrower and the Administrative Agent, which telephonic meetings may include discussions regarding Material Contracts.

(p)            Pro Forma Compliance Certifications. At the request of the Administrative Agent, concurrently with any determination of pro forma compliance with any Financial Covenant, Parent shall deliver to the Administrative Agent, a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating such compliance.

(q)            Notice of Changes to Beneficial Ownership Certification. At the time of the delivery of the financial statements provided for in Section 8.01(b), if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent or any Lender that would result in a change in the list of beneficial owners identified in such certification.

(r)             [Reserved].

(s)            Excess Cash Certificate. By no later than each Excess Cash Flow Payment Date, the Borrower shall deliver a certificate from a Financial Officer (the “Excess Cash Certificate”) certifying to the Total Net Leverage Ratio as of the Test Date immediately preceding such Excess Cash Flow Payment Date and setting forth, in reasonable detail, the calculation of Excess Cash Flow for the fiscal quarter ending on the Test Date immediately preceding such Excess Cash Flow Payment Date.

Documents required to be delivered pursuant to this Section 8.01 (to the extent non-redacted copies of any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) either the Borrower posts such documents, or such documents are posted on the Borrower’s behalf, on the internet or in a dataroom or a substantially similar transmission system, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and (ii) the Borrower notifies (which may be by e-mail) the Administrative Agent and each Lender of the posting of any such documents; provided that the Borrower shall deliver paper copies or soft copies (by e-mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies. Information required to be delivered pursuant to this Section 8.01 may also be delivered by e-mail pursuant to procedures approved by the Administrative Agent.

Section 8.02            Notices of Material Events. Except as otherwise provided below, within ten (10) Business Days of any Loan Party gaining knowledge thereof, the Borrower will furnish to the Administrative Agent and each Lender written notice of the following:

(a)            the occurrence of (i) any Default or Event of Default and (ii) any default by any counterparty with respect to any material provision of any of any Material Contract or Material Station Agreement, in each case, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)            the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, with a fair market value in excess of $10,000,000;

(c)            the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary not previously disclosed in writing to the Lenders or any entry of judgment in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in each case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(d)            any litigation or proceeding affecting any counterparty to a Material Contract or Material Station Agreement or involving any Intellectual Property of the Loan Parties, which if adversely determined could reasonably be expected to (i) result in potential liability of $5,000,000 or more or (ii) have a Material Adverse Effect;

(e)            (i) any event or condition that constitutes a material default or event of default or a termination event under any Material Contract or Material Station Agreement (other than a termination in accordance with its terms and not as a result of a default) or agreement in respect of any Material Indebtedness, (ii) any notice of termination (other than a termination in accordance with its terms and not as a result of a default) or notice of material default, including any material non-payment, received or given, under, or in connection with, any Material Contract, Material Station Agreement or agreement in respect of any Material Indebtedness, or any other material and adverse notice under, or in connection with, any Material Contract, Material Station Agreement or agreement in respect of Material Indebtedness and (iii) any termination (other than a termination in accordance with its terms and not as a result of a default) or, to the extent material and adverse to the rights or interests of the Lenders, material amendment or modification of, or waiver or consent under, or assignment of, any Material Contract, Material Station Agreement or agreement in respect of any Material Indebtedness, and, in each case, copies of all documentation and other information provided to any Loan Party or any Subsidiary of any Loan Party with respect to such termination, amendment, modification, waiver, consent or assignment;

(f)             of the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 3.04(b);

(g)            (i) any revocation, denial, material modification or non-renewal of any Necessary Permit or other material Governmental Approval, which revocation, denial, material modification or non-renewal could reasonably be expected to materially and adversely affect the business or operations of any Loan Party and (ii) any dispute between any Loan Party and any Governmental Authority involving the denial, material modification or non-renewal or the like of any Necessary Permit or other material Governmental Approval or the imposition of additional material conditions with respect thereto, which could reasonably be expected to materially and adversely affect the business or operations of any Loan Party;

(h)            any default by any party with respect to any Real Property Rights of the Loan Parties with respect to any Material Real Property that could reasonably be expected to materially and adversely affect the business or operations of any Loan Party;

(i)             (i) any claim or any notice of potential liability of any Loan Party under any Environmental Laws, in each case, that might reasonably be expected to exceed $10,000,000 or (ii) any other claim asserted against any Loan Party or its Properties that could reasonably be expected to result in a Material Adverse Effect;

(j)             any early cancellation of any insurance required to be maintained pursuant to Section 8.07 (except in connection with the concurrent replacement thereof with insurance for which the requirements of Section 8.07 are satisfied); and

(k)            any other development or circumstance that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice in reasonable detail and any action taken or proposed to be taken with respect thereto.

Section 8.03            Existence; Conduct of Business. Each of Parent and the Borrower will, and will cause each of its Material Subsidiaries and each Material Joint Venture to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties or operation of its business requires such qualification (except to the extent such failure to so qualify could not reasonably be expected to have a Material Adverse Effect).

Section 8.04            Payment of Obligations. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, (a) timely file all income and other material Tax returns (taking into account any extensions), (b) timely pay all material Taxes, assessments, and other governmental charges or levies imposed upon its income, profits or property before the same become delinquent (taking into account applicable extensions) and (c) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Loan may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor that are required by GAAP.

Section 8.05            Material Contracts; Material Indebtedness. Each of Parent and the Borrower will, and will cause each of its Subsidiaries and each Material Joint Venture to, (a) perform and observe all of its material covenants and material obligations contained in each of the Material Contracts, Material Station Agreements and each agreement in respect of any Material Indebtedness, (b) take all commercially reasonable action within its control to prevent the termination or cancellation of any Material Contracts or Material Station Agreements to which it is a party in accordance with the terms of such Material Contracts or Material Station Agreements or otherwise (except for the expiration of any Material Contract or Material Station Agreement in accordance with its terms and not as a result of a breach or default thereunder) and (c) use commercially reasonable efforts to enforce against the relevant counterparty each material covenant or obligation of such Material Contract, as applicable, to which it is a party in accordance with its terms.

Section 8.06            Maintenance of Properties.

(a)            Each of Parent and the Borrower will, and will cause each of its Material Subsidiaries to, keep and maintain all Property material to the conduct of its business, including all Mortgaged Property in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear, casualty, and condemnation excepted) all of its material Properties in all material respects, including, without limitation, all material equipment, machinery and facilities, unless such Properties are sold, assigned, transferred or otherwise Disposed of in a Disposition permitted by Section 9.10, in each case, except as could not reasonably be expected to materially and adversely affect the business or operations of any Loan Party.

(b)            Without limiting the generality of the foregoing in this Section 8.06, each of Parent and the Borrower will, and will cause each of its Material Subsidiaries to (i) maintain in full force and effect all Intellectual Property, licenses and franchises necessary for the ownership and operation of its Properties and business and (ii) cause each biogas resources, renewable natural gas and/or natural gas project of the Loan Parties and their respective Material Subsidiaries to obtain all requirements necessary to qualify for and continue to qualify for Environmental Credits, including registration with the EPA and relevant state regulatory agencies and qualifying the Environmental Credits through the Quality Assurance Plan, in each case, except as would not reasonably be expected to materially and adversely affect the business or operations of any Loan Party.

Section 8.07            Insurance. Subject to the post-closing periods set forth on Schedule 8.16, each of Parent and the Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance (including fire, extended coverage, property damage, workers’ compensation, comprehensive general liability and auto liability) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses in accordance with Prudent Industry Practice and sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements, including all Material Contracts. Schedule 8.07 lists all insurance policies of the Loan Parties maintained pursuant to this Section 8.07 as of the Closing Date. The lender loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Collateral Agent as “lender’s loss payable” or other formulation reasonably acceptable to the Administrative Agent and such policies shall name the Collateral Agent as “additional insured” and provide that the insurer will endeavor to give at least thirty (30) days’ prior notice of any cancellation to the Administrative Agent (or at least ten (10) days in the case of nonpayment of premium). Each of Parent and the Borrower shall, and shall cause the other Loan Parties to, deliver to the Administrative Agent (x) on the Closing Date and annually thereafter (as required pursuant to Section 8.01(d)) an original certificate of insurance of a Responsible Officer of the Loan Parties describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the immediately preceding sentence attached to such certificate and (y) at the request of the Administrative Agent, from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.

Section 8.08            Books and Records; Inspection Rights. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which materially full, true and correct entries in conformity with GAAP with a reconciliation to GAAP are made of all dealings and transactions in relation to its business and activities. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect their Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that none of Parent, the Borrower nor any other Loan Party shall have any obligation to reimburse the Administrative Agent or any Lender for the expenses associated with more than one such visit, inspections, or examination per year absent an Event of Default that has occurred and is continuing.

Section 8.09            Compliance with Laws. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Properties in each case, except (other than with respect to Anti-Corruption Laws, applicable AML Laws and applicable Sanctions) as would not reasonably be expected to have a Material Adverse Effect. Each of Parent and the Borrower will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. Without limiting the generality of the foregoing, each of Parent and the Borrower will, and will cause each of its Subsidiaries to, obtain all Necessary Permits as promptly as possible, have when required all Necessary Permits necessary for the development, construction, ownership, leasing, maintenance and operation of its and the other Loan Parties’ Properties under applicable Governmental Requirements and comply in all material respects with all Necessary Permits, in each case, except as would not reasonably be expected to materially and adversely affect the business or operations of any Loan Party. The Borrower will, promptly upon request of the Administrative Agent, furnish (or cause to be furnished) a copy (certified by a Responsible Officer of the applicable Loan Party) of each such Necessary Permit to the Administrative Agent and each amendment, supplement or modification to any such Necessary Permit.

Section 8.10            Environmental Matters.

(a)            Each of Parent and the Borrower will, at its sole expense: (i) comply, and will cause its and its Material Subsidiaries’ Properties and operations to comply, with all applicable Environmental Laws in all material respects; (ii) not, and not permit any of its Material Subsidiaries to, Release or threaten to Release any Hazardous Material on, under, about or from any of Parent’s, the Borrower’s or its Material Subsidiaries’ Properties or any other property offsite the Property to the extent caused by Parent’s, the Borrower’s or its Material Subsidiaries’ operations except in compliance in all material respects with applicable Environmental Laws; (iii) timely obtain or file, and will cause its Material Subsidiaries to obtain or file, as applicable, all material Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of Parent’s, the Borrower’s or its Material Subsidiaries’ material Properties; (iv) commence and diligently prosecute to completion, and will cause its Material Subsidiaries to commence and diligently prosecute to completion, as applicable, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or Threatened Release of any Hazardous Material on, under, about or from any of Parent’s, the Borrower’s or its Material Subsidiaries’ Properties; (v) conduct its operations and businesses, and cause its Material Subsidiaries to conduct their respective operations and businesses, in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a material claim for damages or compensation; and (vi) establish and implement such procedures as may be necessary to continuously determine and assure that Parent’s, the Borrower’s and its Material Subsidiaries’ obligations under this Section 8.10 are timely and fully satisfied.

(b)            The Borrower will promptly, but in no event later than ten (10) Business Days after any Loan Party obtains knowledge thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against Parent, the Borrower or their respective Material Subsidiaries or their respective Properties of which a Loan Party has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

(c)            If reasonably requested by the Administrative Agent, each of Parent and the Borrower will, and will cause its Subsidiaries that are Loan Parties to, provide the Administrative Agent with any environmental assessments, audits and tests that have been conducted with respect to Parent, the Borrower, any of their respective Subsidiaries that are Loan Parties or their respective Properties, provided that the foregoing may be withheld or redacted as reasonably necessary to preserve attorney-client privilege.

Section 8.11            Further Assurances.

(a)            Each of Parent and the Borrower will, at its sole expense, and will cause each of its Subsidiaries that are Loan Parties to, promptly execute and deliver to the Administrative Agent and/or the Collateral Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent or the Collateral Agent to comply with or accomplish the conditions precedent, covenants and agreements of the Loan Parties, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith, other than Excluded Perfection Actions. In addition, at the Administrative Agent’s request, Borrower will, and will cause each other Loan Party to, at its sole expense, provide any information requested to identify any Collateral pledged by it, including an updated Perfection Certificate, exhibits to Mortgages in form and substance reasonably satisfactory to the Administrative Agent (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information requested in connection with the identification of any Collateral.

(b)            Each of Parent and the Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements against it and any of their respective Subsidiaries that are Loan Parties, and amendments thereto, relative to all or any part of the Collateral without the signature of Parent, the Borrower or any of their respective Subsidiaries that are Loan Parties where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering such Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each of Parent and the Borrower acknowledges and agrees that any financing statement may describe the Collateral as “all assets” of it or its Subsidiaries that are Loan Parties (or words of similar effect as may be required by the Collateral Agent).

Section 8.12            Additional Collateral.

(a)            Additional Collateral. With respect to any property (other than Excluded Assets and other than Material Real Property) acquired after the Closing Date by any Loan Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event, within thirty (30) days of such acquisition (or such later date as the Collateral Agent may agree in its sole discretion)), each of Parent and the Borrower will, and will cause its Material Subsidiaries to, (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or amend or enter into Canadian Security Documents, as applicable, as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, subject to Permitted Liens and (ii) take all actions (other than Excluded Perfection Actions) requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of UCC financing statements and Patent, Trademark and Copyright Security Agreements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or the Canadian GSA, as applicable, or by law or as may be requested by the Collateral Agent or the Administrative Agent.

(b)            Material Real Property. If any Loan Party acquires any Real Property Right after the Closing Date that would constitute Material Real Property pursuant to clause (d) of such definition upon the closing of such acquisition and such Real Property Right is not covered by a Mortgage (provided that such real property is not subject to any first lien mortgage financing for its acquisition, development or construction or other purposes permitted pursuant to Section 9.03), within ninety (90) days of such acquisition (or such later date as the Administrative Agent may agree) or, to the extent any Real Property Right would constitute Material Real Property pursuant to clause (d) of such definition or to the extent necessary to satisfy clause (e) of the definition of Material Real Property, within sixty (60) days of the end of the fiscal quarter when it became necessary to satisfy such clause (e) (or such later date as the Administrative Agent may agree, upon the Administrative Agent’s request, the Borrower will, or will cause the applicable Loan Party to, execute, deliver and record a new Mortgage or a supplement to an existing Mortgage, as applicable, reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent, subjecting such Material Real Property to the lien and security interest created by such Mortgage. The Administrative Agent shall have received with respect to such Mortgage or a supplement to an existing Mortgage, as applicable:

 (i)            a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in an amount not less than the fair market value of such Mortgaged Property and fixtures, as reasonably determined by Borrower, Administrative Agent and the Title Company, which policy (or such marked up unconditional title insurance commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent, (C) contain no exceptions to title solely as to the Material Real Property other than Excepted Liens, and (D) otherwise be in form and substance reasonably acceptable to the Collateral Agent;

 (ii)            evidence reasonably acceptable to the Collateral Agent of payment by the Borrower or applicable Loan Party of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the Title Policy;

 (iii)           such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as reasonably and customarily required by the Title Company to issue the Title Policies and endorsements, in each case, in form and substance reasonably acceptable to the Borrower;

 (iv)          with respect to fee owned Material Real Property and, to the extent requested by the Administrative Agent in its reasonable discretion (and subject to the rights of the applicable Loan Party to undertake such a survey pursuant to the terms of its lease or license), with respect to leasehold or licensed interests, an ALTA/NSPS survey of the applicable Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent and the Title Company or an existing survey together with an “affidavit of no change” sufficient for the Title Company to remove the standard survey exception and provide the survey related endorsements and such other documents as required by this Section 8.12(b);

 (v)           in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or applicable Loan Party, (y) evidence of flood insurance with a financially sounds and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent;

 (vi)          a customary legal opinion of local counsel with respect to such Mortgage regarding the due authorization, execution, delivery, perfection and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party and such other matters as may be reasonably requested by the Administrative Agent, in each case, addressed to the Administrative Agent and the Lenders and in form and substance reasonably acceptable to the Administrative Agent; and

 (vii)         to the extent requested by the Administrative Agent in its reasonable discretion, (A) a Phase I environmental assessment and such other environmental report regarding the applicable Mortgaged Property by an environmental engineering firm acceptable to the Administrative Agent showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws and (B) a zoning report regarding the applicable Mortgaged Property and evidencing compliance with applicable zoning and use requirements.

(c)            Material Contracts. With respect to any Material Contract entered into or otherwise acquired, or upon qualification of a contract as a Material Contract pursuant to clause (g) of the definition thereof, in each case, after the Closing Date, each of Parent and the Borrower will, and will cause each Material Joint Venture and each Subsidiary to, cause such Material Contract to permit or otherwise be subject to the Lien of the Collateral Agent under the Security Documents free and clear of any restriction on the granting of such Liens or the ability of the Collateral Agent (on behalf of the Secured Parties) to enforce such Liens concurrently with the execution of such Material Contract or substantially concurrently with the qualification of such contract as a Material Contract, as applicable, including, if necessary, by causing the applicable counterparty to execute and deliver a Consent Agreement.

(d)            Material Subsidiaries. In the event that any Person becomes a Material Subsidiary of Parent or the Borrower after the Closing Date, Parent or the Borrower will, and will cause the applicable Material Subsidiary, (i) (1) in the case of any newly formed or acquired Subsidiary, within forty-five (45) days after such Person becomes a Material Subsidiary (or such later date as the Administrative Agent may agree in its sole discretion) or (2) in the case of any Immaterial Subsidiary becoming a Material Subsidiary, within forty-five (45) days after the end of the fiscal quarter in which such Person becomes a Material Subsidiary (or such later date as the Administrative Agent may agree in its sole discretion), to cause such Person to become (A) a Guarantor and “Grantor” or “Debtor”, as applicable, and, if applicable, a “Mortgagor” (or other similar term, each as defined in the relevant Security Document) by (x) executing and delivering to Collateral Agent a counterpart agreement, amendment or supplement to each applicable Security Document in accordance with its terms and (y) if requested by the Administrative Agent, entering into or amending a Security Document with the Collateral Agent for the benefit of the Secured Parties to create a first priority security interest and Lien in the assets of such Material Subsidiary and providing such other documents with respect to Real Property Rights or other real property Collateral and (B) to the extent not yet or otherwise required by the Security Documents, pledge or cause to be pledged all of the Equity Interests of any such Material Subsidiary (or any other Material Joint Venture) to the Collateral Agent for the benefit of the Secured Parties, together with an appropriate undated transfer power for each certificate duly executed in blank by the registered owner thereof, to be delivered to the Collateral Agent, for the benefit of the Secured Parties, free and clear of all Liens (other than, with respect to any Collateral (other than any Equity Interests), Permitted Liens, and in the case of the Equity Interests, non-consensual obligations imposed by operation of law) and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates reasonably requested by the Majority Lenders.

(e)            Titled Vehicles of Significance. In the event that any Loan Party owns or acquires a Titled Vehicle of Significance after the Closing Date or any Person owning any Titled Vehicle of Significance becomes a Loan Party after the Closing Date, the Borrower shall, upon the Administrative Agent’s request therefor, cause the Collateral Agent to have a first priority perfected security interest (subject to Permitted Liens) and Lien in such Titled Vehicle of Significance within forty-five (45) days of such request (or such later date as the Administrative Agent may agree in its sole discretion), in a manner reasonably acceptable to the Administrative Agent (including by executing and filing with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created under the Guarantee and Collateral Agreement or the Canadian Security Documents, as applicable, on the applicable certificate of title); provided that notwithstanding the foregoing, the Administrative Agent may not make such a request at any time prior to the date that is one year following the Closing Date.

(f)             Flood Laws. Upon the request by any Lender (or any potential Lender who has entered into a binding agreement to become a Lender) subject to the Flood Laws, provide the Administrative Agent with evidence that any applicable Loan Party has taken all actions required under the Flood Laws and/or reasonably requested by any such Lender, to assist in ensuring that each such Lender is in compliance with the Flood Laws applicable to the Collateral to the extent such Collateral includes any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws), including, but not limited to, providing the Administrative Agent with the address, legal description and/or GPS coordinates of each structure on any Material Real Property, whether owned or leased, that is or will be subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance.

(g)            Flood Diligence. If requested by the Administrative Agent or any Lender, each of Parent and the Borrower will, and will cause each of their respective Subsidiaries that is a Loan Party to, cooperate with and provide any information reasonably necessary for the Administrative Agent or such Lender, as the case may be, to conduct its flood due diligence and flood insurance compliance.

(h)            Fueling Stations. Upon the Administrative Agent’s request, the Loan Parties will use commercially reasonable efforts (including diligently and periodically following up on such request) for a period of not more than 120 days to obtain leasehold mortgages (as applicable), collateral assignments with respect to any Material Station Agreements or any fueling station agreements that are Material Contracts, and/or any landlord or owner consent to any Lien or enforcement of any Lien under a Security Document, in each case in form and substance reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall not have the right to request that the Loan Parties attempt to obtain such agreements for more than fifteen (15) such station agreements at any one time, it being understood that the Administrative Agent may at any time rescind its request with respect to any such station agreements and instead make such request with respect to any other station agreement (subject to not more than 15 outstanding requests at one time).

Section 8.13            ERISA Compliance. Each of Parent and the Borrower will, and will cause its Subsidiaries that are Loan Parties and any ERISA Affiliate to, promptly furnish to the Administrative Agent (a) if requested in writing by the Administrative Agent, promptly after the filing thereof with the United States Secretary of Labor, PBGC or the IRS, copies of each annual and other report with respect to each Plan (as applicable) or any trust created thereunder, (b) promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that Parent, the Borrower, any of their respective Subsidiaries that are Loan Parties or any ERISA Affiliate may request or receive with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that Parent, the Borrower, any of their respective Subsidiaries that are Loan Parties or any ERISA Affiliate may request or receive with respect to any Plan; provided that if Parent, the Borrower, any of their respective Subsidiaries that are Loan Parties or any ERISA Affiliate have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan or Plan, then, upon reasonable request of the Administrative Agent, Parent, the Borrower, their respective Subsidiaries that are Loan Parties or ERISA Affiliate, as applicable, shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof, and (c) immediately upon becoming aware of the occurrence of any ERISA Event that could result in material liability, a written notice signed by the president or any other Responsible Officer of Parent, the Borrower, such Subsidiary that is a Loan Party or such ERISA Affiliate, as the case may be, specifying the nature thereof, what action Parent, the Borrower, such Subsidiary or such ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the IRS, PBGC or the Department of Labor with respect thereto.

Section 8.14            Control Agreements. Each of Parent and the Borrower will, and will cause each of its Subsidiaries that are Loan Parties to, cause each Deposit Account, Securities Account or Commodity Account of the Loan Parties (other than Excluded Accounts) to be subject to a Control Agreement (a) with respect to Deposit Accounts, Securities Accounts or Commodity Accounts in existence as of the Closing Date, within forty-five (45) days of the Closing Date (or such longer period as the Administrative Agent may agree in writing) and (b) with respect to Deposit Accounts, Securities Accounts or Commodity Accounts entered into after the Closing Date, at the time entered into and at all times thereafter.

Section 8.15            Casualty Events.

(a)            If a Casualty Event occurs with respect to any Collateral, each of Parent and the Borrower will, and will cause each of its Subsidiaries that are Loan Parties to, (i) use commercially reasonable efforts to pursue all its rights to compensation against any Person with respect to such Casualty Event and (ii) cause the Net Cash Proceeds therefrom to be applied to prepayment of the Loans or otherwise toward a Reinvestment in assets constituting Collateral in accordance with Section 3.04(b)(i).

(b)            The Administrative Agent shall, upon the occurrence and during the continuance of an Event of Default, be entitled to participate in any compromise, adjustment or settlement in connection with any Casualty Event under any policy or policies of insurance or in respect of any proceeding with respect to any Casualty Event.

Section 8.16            Post-Closing Obligations. Parent and the Borrower shall, and shall cause each other Loan Party to, comply with the post-closing obligations set forth on Schedule 8.16 hereto within the time periods set forth therein.

Section 8.17            Stock Exchange. Parent shall at all times cause its common Equity Interests to be listed and traded on either The Nasdaq Stock Market LLC or the New York Stock Exchange.

Article IX

Negative Covenants

Until Payment in Full, each of Parent and the Borrower covenants and agrees with the Lenders and the Administrative Agent that:

Section 9.01            Financial Covenants. Neither Parent nor the Borrower will permit (the tests in Section 9.01(a), Section 9.01(b) and Section 9.01(c), the “Financial Covenants”):

(a)            Total Net Leverage Ratio. Commencing with the fiscal quarter ending December 31, 2025, the Total Net Leverage Ratio as of any Test Date with respect to the Test Period ending on such Test Date to exceed 7.00:1.00.

(b)            Interest Coverage Ratio. The Interest Coverage Ratio as of any Test Date with respect to the Test Period ending on such Test Date to be less than (i) from the Closing Date through December 31, 2025, 1.00:1.00 and (ii) after December 31, 2025, 1.50:1.00.

(c)            Minimum Liquidity. Liquidity at any time to be less than $40,000,000.

Section 9.02            Indebtedness. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Indebtedness, except:

(a)            the Secured Obligations arising under the Loan Documents or any guarantee of the Secured Obligations arising under the Loan Documents;

(b)            Indebtedness of Parent, the Borrower and their respective Subsidiaries under Capital Leases and purchase money obligations and contingent obligations under grant agreements to finance the acquisition, construction or improvement of any fixed or capital assets not to exceed, in the aggregate at any time outstanding, $12,500,000;

(c)            unsecured Indebtedness associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or unaffiliated third parties or otherwise in the ordinary course of business;

(d)            intercompany Indebtedness (i) between any Loan Party payable to any other Loan Party, (ii) between any Subsidiary that is not a Loan Party payable to any other Subsidiary, to the extent permitted by Section 9.05, and (iii) between any Loan Party payable to any Subsidiary that is not a Loan Party in an amount not to exceed $5,000,000; provided that (A) any such Indebtedness shall be subordinated to the Secured Obligations on the terms set forth in the Guarantee and Collateral Agreement or, subject to Section 8.16, the Canadian Security Documents, as applicable, and (B) prior to the first anniversary of the Closing Date, no such Indebtedness may be payable to, or owed by, NG Advantage;

(e)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case, incurred in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

(f)             Guarantees by a Loan Party of Indebtedness or other obligations of another Loan Party (other than, prior to the first anniversary of the Closing Date, Guarantees of obligations of NG Advantage) to the extent otherwise permitted under this Section 9.02;

(g)            Indebtedness existing as of the Closing Date and set forth on Schedule 9.02, so long as the aggregate principal amount of any such Indebtedness does not exceed the aggregate principal amount thereof as of the Closing Date plus any interest and fees added to principal in accordance with the terms thereof as of the Closing Date;

(h)            Indebtedness consisting of take-or-pay obligations contained in supply arrangements that do not constitute guarantees, so long as such obligations are incurred in the ordinary course of business; provided that it is agreed that any such supply arrangement in respect of renewable natural gas that is a fixed-price contract involving payments of more than $5,000,000 in any one year shall be deemed to be outside of the ordinary course of business;

(i)             obligations in respect of Hedging Agreements permitted under Section 9.14;

(j)             Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(k)            cash management obligations, including Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs, other credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”) or other cash management services and similar arrangements in the ordinary course of business;

(l)             Indebtedness consisting of the financing of insurance premiums incurred in the ordinary course of business and consistent with past practice;

(m)           Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(n)            (i) unsecured obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by or otherwise obtained by Parent so long as the aggregate amount of liabilities or other contingent obligations of Parent in respect thereof does not exceed $80,000,000 at any time outstanding or (ii) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto in an aggregate amount not to exceed $15,000,000 at any time outstanding, in each case with respect to the foregoing clauses (i) and (ii) in the ordinary course of business or consistent with past practice;

(o)            Indebtedness of a Material Joint Venture that is a Subsidiary permitted under Section 9.16(d);

(p)            to the extent constituting Indebtedness, obligations to fund capital costs under Material JV Agreements, other joint venture agreements existing on the Closing Date, and other joint ventures permitted hereunder, in each case to the extent the funding of such capital costs is permitted under Section 9.05; and

(q)            other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

Section 9.03            Liens. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)            Liens securing the payment of any Secured Obligations pursuant to the Security Documents;

(b)            Excepted Liens;

(c)            Liens securing Indebtedness permitted by Section 9.02(b) but only on the Property under lease or financed thereby (and the proceeds thereof);

(d)            Liens on cash, Cash Equivalents or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business, including to secure letters of credit posted in respect of any of the foregoing, in each case to the extent such secured obligations are permitted pursuant to Section 9.02;

(e)             judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(f)             Liens existing on the Closing Date as set forth on Schedule 9.03 and any modifications, replacements, renewals, refinancings or extensions thereof; provided that such Liens shall secure only those obligations which they secure on the Closing Date, including fees and interest that may accrue under the terms thereof as of the Closing Date (or any refinancing, extension, renewal or refunding thereof) and shall not subsequently apply to any other property or assets of the Loan Parties or any of their respective Subsidiaries;

(g)            (i) unless otherwise included in clause (b) of the definition of Excepted Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto and letters of credit or bank guarantees in respect thereof) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(h)            non-exclusive leases, licenses, cross-licenses, subleases or sublicenses of Property (including with respect to Intellectual Property) granted to third parties in the ordinary course of business which do not interfere in any material respect with the business of the Loan Parties, taken as a whole;

(i)             Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and consistent with past practice or industry practice;

(j)             any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses, cross-licenses or sublicenses entered into in the ordinary course of business and consistent with past practice;

(k)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business;

(l)             Liens on cash and Cash Equivalents securing obligations in respect of Hedging Agreements permitted under Section 9.02(i) in an aggregate amount not to exceed $4,000,000 at any one time outstanding;

(m)           unless otherwise included in clause (d) of the definition of Excepted Liens, Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business or (iv) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(n)            ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(o)            Liens arising from precautionary UCC (or equivalent statutes) financing statements or similar public filings;

(p)            Liens on cash or Cash Equivalents securing Indebtedness permitted by Section 9.02(k) in an aggregate amount not to exceed $3,000,000; and

(q)            Liens not otherwise permitted under this Section 9.03 that (i) are not incurred in connection with the incurrence of, and do not otherwise secure, funded Indebtedness and (ii) secure obligations not to exceed $5,000,000 in the aggregate at any time.

For the avoidance of doubt, no intention to subordinate any Lien granted in favor of the Collateral Agent and the Lenders is to be hereby implied or expressed by the permitted existence of Permitted Liens or by indicating that any such Lien is subject to any Permitted Lien.

Section 9.04            Restricted Payments. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to the holders of its Equity Interests or make any distribution of its Property to its Equity Interest holders, except that (a) any Loan Party may make a Restricted Payment to another Loan Party (other than, prior to the first anniversary of the Closing Date, NG Advantage) ratably with respect to its Equity Interests; (b) the Borrower and its Subsidiaries may declare and pay dividends with respect to their respective Equity Interests payable solely in additional Equity Interests in the form of common equity; (c) any Loan Party may make cashless repurchases of Equity Interests in the Borrower or any Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholding with respect to, such options, warrants or other equity-based awards; (d) so long as no Event of Default has occurred and is continuing immediately after giving pro forma effect thereto, the Loan Parties may (i) pay (or make Restricted Payments to allow the Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests or settlement of equity-based awards of such Subsidiary (or of the Borrower or any other such direct or indirect parent thereof) held by any future, present or former employee, officer, director, manager, member of management or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or permitted transferees of any of the foregoing) of such Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Subsidiaries solely to the extent the Borrower or its Subsidiaries are obligated to make such payment in connection with the termination or death of such individual or (ii) make Restricted Payments in the form of distributions to allow Parent to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager, member of management or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or permitted transferees of any of the foregoing) of such Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Subsidiaries in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests or equity-based awards held by such Persons, in each case, upon the death, disability, retirement or termination of employment or services, as applicable, of any such Person or pursuant to any employee, officer, director, manager or management equity plan, employee, officer, director, manager or management stock option plan or any other employee, officer, director, manager or management benefit plan or any agreement (including any stock subscription agreement, shareholder agreement or stockholders’ agreement) with any employee, officer, director, manager, member of management or consultant of such Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Subsidiaries solely to the extent the Borrower or its Subsidiaries is obligated to make such payment in connection with the termination or death of such individual; provided that the aggregate amount of Restricted Payments made pursuant to this clause (c) shall not exceed $5,000,000 in any calendar year; (e) any Loan Party may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any permitted Investment; (f) Parent’s purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Equity Interests; (g) cashless repurchases of Equity Interests deemed to occur upon exercises of options and warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants or similar equity incentive awards; and (h) exchanges, redemptions or conversions in whole or in part any of its Equity Interests for or into another class of its Equity Interests.

Section 9.05            Investments, Loans and Advances. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)            accounts receivable or notes receivable arising in the ordinary course of business (including any instrument evidencing the same and any instrument, security or other asset acquired through bona fide collection efforts with respect to the same);

(b)            Investments in Cash Equivalents;

(c)            Investments by any Loan Party in any other Loan Party (other than, prior to the first anniversary of the Closing Date, NG Advantage);

(d)            Guarantees permitted pursuant to Section 9.02;

(e)            to the extent constituting an Investment, Capital Expenditures made in the ordinary course of business of the Loan Parties and their respective Subsidiaries;

(f)            subject to Section 9.16, Investments (other than the making of any member loan) in (i) any Material Joint Venture (other than the TotalEnergies JV, the TotalEnergies DR JV and the Rimere JV) in accordance with the terms of the Organizational Documents of such Material Joint Venture, and (ii) from and after the date that the fully-executed Total Consent Agreement is delivered to the Administrative Agent, the TotalEnergies JV and the Total Energies DR JV, so long as in each case with respect to the foregoing clauses (i) and (ii), no Default or Event of Default has occurred and is continuing or would immediately result therefrom;

(g)            Investments in existence or planned as of the Closing Date and set forth on Schedule 9.05 as of the Closing Date so long as the aggregate principal amount of any such Investment does not exceed the aggregate principal amount thereof as of the Closing Date;

(h)            any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made pursuant to Section 9.10 hereof;

(i)             Hedging Agreements permitted under Section 9.14;

(j)             advances, loans or extensions of trade credit in the ordinary course of business;

(k)            Investments in prepaid expenses, deposits and advances, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(l)             Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(m)           non-cash loans to employees, officers, or directors relating to the purchase of Equity Interests of the Borrower pursuant to employee stock purchase plans or agreements;

(n)            Investments received in connection with any proceeding commenced under any insolvency proceeding in respect of any customers, suppliers or clients or in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(o)            Investments permitted under Section 9.09;

(p)            Investments consisting of deposits constituting Permitted Liens;

(q)            with the prior written consent of the Administrative Agent in its sole and absolute discretion, Investments in joint ventures that do not constitute Material Joint Ventures, so long as (i) the Administrative Agent (A) has received copies of the initial letter of intent, joint development agreement and/or similar agreement with respect to such potential joint venture and any additional information and documents furnished or received in connection therewith (including copies of the limited liability company agreement and other documents contemplated to govern such joint venture) and (B) has agreed in writing, in its sole and absolute discretion, to permit Parent, the Borrower or any other Loan Party to enter into such additional joint venture and (ii) the Organizational Documents of such joint venture are free of any restrictions or other limitations on granting a Lien (and enforcing such Lien, including via a foreclosure sale of such Equity Interests to a third party buyer) on the Equity Interests of such joint venture in favor of the Collateral Agent;

(r)             [reserved];

(s)            other Investments (valued at the time each such Investment is made), other than, prior to the first anniversary of the Closing Date, Investments in NG Advantage, in the aggregate at any time outstanding not to exceed $5,000,000; and

(t)             Investments constituting Permitted Acquisitions subject to the limitations set forth in the definition thereof, so long as, (i) at the time of and immediately after giving effect to such acquisition, no Default or Event of Default has occurred and is continuing or would immediately result therefrom, and (ii) the total cash consideration paid or payable (excluding all transaction costs) for all Permitted Acquisitions during the term of this Agreement shall not exceed $250,000,000 in the aggregate plus the sum of net cash proceeds of issuances of Equity Interests not constituting Disqualified Capital Stock used solely to fund a Permitted Acquisition (which equity proceeds were received no earlier than 90 days prior to closing of such Permitted Acquisition and are designated in writing to Administrative Agent by Parent at the time received as being for the purposes of funding a Permitted Acquisition).

(u)            Investments of any Person existing at the time such Person becomes a Loan Party or consolidates or merges with a Loan Party (including in connection with a Permitted Acquisition) in connection with a transaction permitted hereby, so long as such Investments were not made in contemplation of such Person becoming a Loan Party or of such consolidation or merger.

Section 9.06            Nature of Business; Subsidiaries; International Operations.

(a)            Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, (i) engage to any material extent in any business other than businesses of the type conducted by the Loan Parties on the Closing Date and businesses reasonably related or ancillary thereto, (ii) make any expenditure or commitment or incur any obligation, enter into or engage in any transaction or engage directly or indirectly in any business or conduct any operations except in connection with or incidental to the businesses and operations conducted by the Loan Parties on the Closing Date and businesses reasonably related or ancillary thereto or (iii) conduct any material business or operations outside of the United States, Canada or Italy other than (A) registrations of Intellectual Property outside of the United States, Canada or Italy, (B) transactions with joint venturers or other investors organized or located outside of the United States, Canada or Italy to the extent consistent with past practice, and (C) business and operations materially consistent with the business and operations of the Loan Parties and their respective Subsidiaries as of the Closing Date.

(b)            Neither Parent nor the Borrower will have any Subsidiaries that are not wholly-owned Domestic Subsidiaries other than (i) NG Advantage, (ii) CEFS, (iii) Mansfield Clean Energy Partners, LLC, and (iv) the Rimere JV.

(c)            Parent will not permit any Person other than Parent to own any Equity Interests in the Borrower, and Parent will not form or acquire any direct Subsidiaries following the Closing Date (i.e. any newly formed or acquired Subsidiaries after the Closing Date shall be Subsidiaries of the Borrower).

Section 9.07            Proceeds of Loans.

(a)            The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20. None of Parent the Borrower nor any Person acting on behalf of Parent or the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If reasonably requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations T, U or X of the Board, as the case may be.

(b)            The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that any other Loan Party and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

Section 9.08            ERISA Compliance. Except as could not reasonably be expected to have a Material Adverse Effect, neither Parent nor the Borrower will, and will not permit any of its Subsidiaries or any ERISA Affiliate to, at any time:

(a)            engage in, in respect of any Plan, any transaction in connection with which Parent, the Borrower or any of their respective Subsidiaries is subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)            fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Parent, the Borrower, or any of their respective Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto; or

(c)            contribute to or assume an obligation to contribute to or have any liability (contingent or otherwise), or assume an obligation to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 9.09            Mergers, Etc. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or divide or Dispose of, all or substantially all its business units, assets or other properties, except that (a) any wholly-owned Subsidiary of the Borrower may merge into or consolidate with the Borrower or any Subsidiary Guarantor in a transaction in which the Borrower or such Subsidiary Guarantor is the surviving entity, (b) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets to the Borrower or any Subsidiary Guarantor in connection with or as a result of the liquidation or dissolution of such Subsidiary, (c) Permitted Investments shall be permitted, and (d) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may merge into or consolidate with, or Dispose of all or substantially all of its assets to, another Subsidiary of the Borrower that is not a Subsidiary Guarantor.

Section 9.10            Sale of Properties. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, sell, assign, license, farm-out, convey or otherwise transfer or Dispose of any Property except for:

(a)            the sale of inventory in the ordinary course of business;

(b)            equipment that is worthless, surplus, or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of at least equal suitability and value;

(c)            Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practice;

(d)            (i) issuance of Equity Interests by Parent or the Borrower, in each case, as permitted by the Warrant Agreement, (ii) the issuance of Equity Interests by any Subsidiary of the Borrower to the Borrower or a Subsidiary Guarantor, or (iii) the issuance of Equity Interests by any Subsidiary of the Borrower that is not a Subsidiary Guarantor to any other Subsidiary of the Borrower that is not a Subsidiary Guarantor;

(e)            (i) Dispositions to Parent, the Borrower or any Subsidiary Guarantor (other than, prior to the first anniversary of the Closing Date, Dispositions to NG Advantage), and (ii) Dispositions by any Subsidiary of the Borrower that is not a Subsidiary Guarantor to any other Subsidiary of the Borrower that is not a Subsidiary Guarantor;

(f)             Dispositions resulting from any taking or condemnation of any Property of any Loan Party or any Subsidiary of any Loan Party by any Governmental Authority or any assets subject to a casualty;

(g)            Dispositions, liquidations or use of cash or Cash Equivalents in the ordinary course of business;

(h)            the (i) licensing or sublicensing of Intellectual Property to third parties on a non-exclusive basis and (ii) allowing of any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned, in each case, in the ordinary course of business;

(i)             Dispositions set forth on, and subject to the conditions specified on, Schedule 9.10 hereto;

(j)             the unwinding of any Hedging Agreement voluntarily or pursuant to its terms;

(k)            subject to Section 3.04(b)(i), transfers of assets subject to a Casualty Event;

(l)             Dispositions of property located at a fueling station or liquefied natural gas liquefaction plant to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property to be used at such fueling station location or liquefied natural gas liquefaction plant or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property to be used at such fueling station location or liquefied natural gas liquefaction plant;

(m)            (i) so long as permitted under Section 9.17(a)(vii), entering into and/or terminating leases, subleases, licenses, cross-licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Subsidiaries (and excluding in any case any lease with respect to the Boron Plant), (ii) the natural termination of (or election not to renew) any leases, subleases, licenses, cross-licenses or sublicenses, in accordance with its terms, and (iii) Dispositions of Intellectual Property no longer used in, useful to or practicable to maintain for, or that are not material to, the business of Parent, the Borrower or any of its Subsidiaries;

(n)            to the extent constituting Dispositions, transactions and uses of cash permitted under Section 9.03, Section 9.04, Section 9.05 and Section 9.09;

(o)            Dispositions of RINs in the ordinary course of business, including but not limited to Dispositions to BP Products North America Inc., BP Energy Company or their Affiliates pursuant to the bp Marketing Agreement;

(p)            other Dispositions of Property of fair market value not exceeding $5,000,000 in the aggregate during the term of this Agreement for which any Loan Party or any Subsidiary of any Loan Party receives consideration in the form of cash or Cash Equivalents;

provided that, notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, except as required by the Organizational Documents of the applicable Material Joint Venture as in effect on the Closing Date, neither Parent nor the Borrower shall, and shall not permit its Subsidiaries to, Dispose of any Equity Interests of any Material Joint Venture that are owned by Parent, the Borrower or such Subsidiaries as of the Closing Date without the prior written consent of the Administrative Agent.

Section 9.11            Environmental Matters. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, cause any of its Property to be in violation of, or do anything which will subject any such Property to a Release or Threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or Threatened Release, exposure, or Remedial Work could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 9.12            Transactions with Affiliates. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate that is not a Loan Party except (a) such transactions as are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, (b) transactions solely among Subsidiaries that are not Loan Parties, (c) employment, consulting, severance and other service or benefit related arrangements between the Borrower and its Subsidiaries and their respective officers, directors, managers, members of management, employees and consultants in the ordinary course of business and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the ordinary course of business, on terms substantially as favorable to the Borrower or any of its Subsidiaries as would be obtainable by such entity at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (d) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, members of management, employees and consultants of the Borrower and its Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, on terms substantially as favorable to the Borrower or any of its Subsidiaries as would be obtainable by such entity at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (e) the issuance or transfer of Equity Interests (other than Disqualified Capital Stock) of Parent to any director, manager, officer, employee, member of management or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributes or Affiliate of any of the foregoing) of the Borrower, any of the Subsidiaries of the Borrower or any direct or indirect parent thereof and (f) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 9.12 hereto.

Section 9.13            Negative Pledge Agreements; Foreclosure Restrictions; Dividend Restrictions.

(a)            Neither Parent nor the Borrower will, and will not permit any Material Joint Venture or any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its other Property in favor of the Collateral Agent and the Lenders (excluding any customary restrictions set forth in leases entered into in the ordinary course of business or purchase money financing agreements, in each case, that are permitted under this Agreement, but including, for the avoidance of doubt, any direct or indirect prohibition or restriction contained in a Material Contract with respect to the granting or creation of any Lien on such Material Contract or any Loan Party’s, any Material Joint Venture’s or any Subsidiary’s direct or indirect rights thereunder) or restricts any Subsidiary of any Loan Party from paying dividends or making distributions to Parent, the Borrower or any Subsidiary, as applicable, or which requires the consent of or notice to other Persons in connection therewith; provided that the foregoing shall not apply to (i) contractual obligations that exist on the Closing Date and set forth on Schedule 9.13 hereof or (ii) restrictions on Liens arising under (A) Capital Leases and purchase money Indebtedness creating Liens permitted by Section 9.03(c) but only on the Property subject of such Capital Lease, purchase money Indebtedness, (B) documentation in respect of cash collateral created Liens permitted by Section 9.03(d), Section 9.03(g) or Section 9.03(l), but only on the Property subject to such cash collateral arrangement or (C) grant agreements but solely with respect to Liens on property constructed or acquired with the proceeds of such grant agreements.

(b)            Except with respect to the Rimere JV Agreement, the TotalEnergies JV Agreement and the TotalEnergies DR JV Agreement, neither Parent nor the Borrower will, and will not permit any Material Joint Venture or any Subsidiary to, create, incur, assume or suffer to exist any direct or indirect prohibition or restriction (including, without limitation, any change of control or other transfer restrictions) with respect to the ability of the Collateral Agent (on behalf of the Secured Parties) to enforce any Lien on any Material Contract or any Loan Party’s, any Material Joint Venture’s or any Subsidiary’s direct or indirect rights thereunder in accordance with the terms of the Loan Documents.

Section 9.14            Hedging Agreements. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, enter into any Hedging Agreements with any Person without the consent of the Administrative Agent (not to be unreasonably withheld) other than Hedging Agreements for the purpose of hedging against exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes, including normal purchase/normal sale gas agreements and other Hedging Agreements entered into in accordance with the hedging policy approved by the board of directors of Parent for commodity risk.

Section 9.15            Sale and Leaseback. Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 9.16            Amendments to Organizational Documents, Material Joint Ventures, Fiscal Year End.

(a)            Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, amend or otherwise modify (or permit to be amended or modified) its Organizational Documents to which it is a party, or take any action that would impair its rights under its Organizational Documents to which it is a party, in each case, in a manner that would be adverse to such Loan Party or such Subsidiary or the Lenders in any material respect.

(b)            Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, amend or otherwise modify (or permit to be amended or modified) the Organizational Documents of any Material Joint Venture to which it is a party, or take any action that would impair its rights under the Organizational Documents of any Material Joint Venture to which it is a party, in each case, in a manner that would be adverse to such Loan Party or such Subsidiary or the Lenders in any material respect (provided that any amendment to any term or provision of any Organizational Document of any Material Joint Venture that affects or relates to the Loan Parties’ or the Collateral Agent’s rights to pledge or assign Equity Interests in such Material Joint Venture under the Security Documents shall be deemed to be adverse to the Lenders in a material respect).

(c)            To the extent Parent, the Borrower or any of their respective Subsidiaries has consent or approval rights under the applicable Organizational Documents of any Material Joint Venture with respect to any action or inaction by such Material Joint Venture or any of its Subsidiaries that requires the consent or approval of all or a majority of the members of the applicable Material Joint Venture, none of Parent, the Borrower or their respective Subsidiaries shall grant such consent or approval without having first obtained the consent of the Administrative Agent (provided that such consent right shall be limited and qualified to the same extent that Parent’s, the Borrower’s or the applicable Subsidiaries’ consent rights are limited and qualified under the applicable Organizational Documents of such Material Joint Venture) if such action or inaction could reasonably be expected to be material and adverse to the Lenders (in their capacities as such); provided that this Section 9.16(c) shall not apply to amendments, waivers or other modifications of the Organizational Documents of any Material Joint Venture, which amendments, waivers and other modifications shall be governed by Section 9.16(b).

(d)            Neither Parent, nor the Borrower nor any Subsidiary will permit any Material Joint Venture to incur or permit to exist any Indebtedness for borrowed money except for (i) Indebtedness of a Material Joint Venture existing on the Closing Date and set forth on Schedule 9.16(d) so long as (A) such Indebtedness is non-recourse to the Loan Parties and their respective Subsidiaries and (B) the Equity Interests in such Material Joint Venture owned by any Loan Party or any Subsidiary are pledged as Collateral, (ii) Indebtedness of the TotalEnergies JV, the TotalEnergies DR JV or any Permitted Additional TotalEnergies JV incurred after the Closing Date so long as (A) such Indebtedness is non-recourse to the Loan Parties and their respective Subsidiaries, (B) the Equity Interests in such Material Joint Venture owned by any Loan Party or any Subsidiary are pledged as Collateral and the Total Consent Agreement has been delivered to the Administrative Agent, and (C) a material natural gas feedstock counterparty of such Material Joint Venture has imposed a bona fide requirement on such Material Joint Venture to incur such Indebtedness, and (iii) Indebtedness of a Material Joint Venture owing to the Loan Parties or their Subsidiaries so long as such Indebtedness constitutes a Permitted Investment.

(e)            Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, in each case, without the prior written consent of the Administrative Agent.

Section 9.17            Material Contracts.

(a)            Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries or any Material Joint Venture to, (i) cancel or terminate any Material Contract or consent to or accept any cancellation or termination of any such Material Contract (except such cancellations or terminations that would not trigger an Event of Default under Section 10.01(k)), (ii) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Contract (other than to a Loan Party) or consent (after the execution and delivery thereof) to any assignment (other than a collateral assignment to the Collateral Agent) by the other party thereto other than to an Affiliate of such party or a purchaser of all or substantially all assets of such party, (iii) to the extent material and adverse to the rights or interests of the Lenders, waive any material default under, or material breach of, any Material Contract or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of any such Material Contract or in any way vary, or consent or agree to the variation of, any material provision of such Material Contract or of the performance of any material covenant or obligation by any other Person or consent (after the execution and delivery thereof) to any assignment (other than a collateral assignment to the Collateral Agent) by any other Person under any such Material Contract, in each case, without the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), (iv) to the extent material and adverse to the rights or interests of the Lenders, petition, request or take any other legal or administrative action that seeks, or may be expected, to impair any Material Contract or seeks to amend, modify or supplement any such Material Contract, in each case, without the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), (v) to the extent material and adverse to the rights or interests of the Lenders, amend, supplement or modify any Material Contract (in each case, as in effect when originally delivered to and accepted by the Administrative Agent) to which it is a party except as may be permitted pursuant to Section 9.17(b), in each case, without the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), (vi) enter into any new agreement or instrument replacing or substituting any Material Contract except to the extent such new or replacement is not material and adverse to the rights or interests of the Lenders, or (vii) cancel or terminate (before the expiration of the term thereof in accordance with its terms), sell, assign or otherwise dispose of, or take any action that would reasonably be expected to be adverse to the rights or interests of the Lenders with respect to, any material portion of the Material Station Agreements; in each case of each of the foregoing, without first obtaining, the prior written approval of the Administrative Agent.

(b)            Notwithstanding anything to the contrary in this Section 9.17 or any other provisions of this Agreement, (i) neither Parent nor the Borrower will, and will not permit any Material Joint Venture or any Subsidiary to, at any time enter into any settlement of claims under any Material Contract, provided that Parent, the Borrower and their respective Subsidiaries may enter into any such settlements that do not exceed $5,000,000 in the aggregate during the term of this Agreement with the prior written consent of the Administrative Agent and (ii) no Loan Party shall be required to obtain the consent or other approval of the Administrative Agent or any Lender in respect of amendments, supplements, consents, waivers, or modifications of any Material Contract (A) effected to correct a clear and manifest error in such Material Contract or with respect to changes that are ministerial in nature or (B) that are not material and adverse to the rights or interests of the Lenders; provided that this Section 9.17(b) shall not apply to amendments, waivers or other modifications of the Organizational Documents of any Material Joint Venture, which amendments, waivers and other modifications shall be governed by Section 9.16(b). The Borrower shall promptly provide to the Administrative Agent a true, correct and complete copy of any modification, amendment or waiver of any Material Contract entered into in accordance with the foregoing.

Section 9.18            Material Indebtedness.

(a)            Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, directly or indirectly, repay, Redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any (i) Material Indebtedness (other than regularly scheduled interest payments, regularly scheduled principal payments and regularly scheduled payments of fees and expenses as and when due in respect of any such Material Indebtedness) or (ii) Indebtedness that is permitted under this Agreement that is unsecured or required to be subordinated, in right of payment, to the Secured Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any documentation governing any Junior Financing.

(b)            Neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any documentation governing Material Indebtedness without the consent of the Administrative Agent.

Section 9.19            Foreign Subsidiaries. Notwithstanding anything to the contrary contained herein or in any other Loan Document, neither Parent nor the Borrower will, and will not permit any of its Subsidiaries to, (a) form or acquire any Foreign Subsidiary after the Closing Date (except to the extent such Foreign Subsidiary becomes a Loan Party), (b) make any Investments in any Foreign Subsidiary after the Closing Date, other than any such Investments that are made in the ordinary course of business and consistent with past practice, (c) enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Foreign Subsidiary, other than any such transactions that are entered into in the ordinary course of business and consistent with past practice or (d) Dispose of any Property to any Foreign Subsidiary, in each case, except formations, acquisitions, Investments, transactions, and Dispositions involving any Foreign Subsidiary formed under the laws of Canada (provided that such Foreign Subsidiary shall be required to become a Guarantor and a “Grantor” or “Debtor”, as applicable, to the extent required under Section 8.12(d)). No Foreign Subsidiary (other than a Foreign Subsidiary that is a Loan Party) will own, directly or indirectly, any Material Real Property or engage in any business other than businesses of the type conducted by such Foreign Subsidiary on the Closing Date.

Section 9.20            Zero Balance Debt. Neither Parent nor Borrower will, and will not permit any other Loan Party to, incur any Indebtedness in respect of or under any Zero Balance Agreements.

Article X

Events of Default; Remedies

Section 10.01          Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)            Payments Under Loan Documents.

(i)            Any Loan Party shall fail to pay any principal of or premium (if any) on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(ii)            Any Loan Party shall fail to pay any interest, fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable and failure to pay shall continue unremedied for a period of three (3) Business Days.

(b)            Breach of Warranty. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary of any Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made.

(c)            Breach of Negative Covenants or Certain Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01, Section 8.02, Section 8.03(a), Section 8.07, Section 8.12, Section 8.14, Section 8.16 or Article IX.

(d)            Breach of Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(c)) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) days following the earlier to occur of (A) any Loan Party’s knowledge of such failure or (B) receipt by the Borrower of written notice thereof from the Administrative Agent.

(e)            Cross-Default. (i) Any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after taking any applicable grace periods into account, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require such Loan Party or such Subsidiary to make an offer in respect thereof.

(f)            Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Material Subsidiaries of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered.

(g)            Voluntary Proceedings. Any Loan Party or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effectuating any of the foregoing; or any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(h)            Judgments; Etc. (i) (A) One or more final judgments or settlements for the payment of money in an aggregate amount in excess of $10,000,000 or (B) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against or paid by any Loan Party or any of its Material Subsidiaries or any combination thereof, and (x) such final judgment or settlement is not discharged or vacated for more than thirty (30) days (after the date when due in the case of a settlement agreement), (y) in the case of such final judgment, the execution of which is not effectively stayed for a period of more than thirty (30) consecutive days and no action is legally taken by a judgment creditor or judgment creditors to attach or levy upon any assets of any Loan Party or any of its Material Subsidiaries to enforce any such judgment, or (z) such final judgment or settlement is not otherwise fully cash collateralized, bonded and/or covered by insurance from an insurer that is rated at least “A” by A.M. Best Company and such insurer has been notified of, and has not disputed the claim made for the payment of, the amount of such judgment or (ii) the invalidation, cancellation, surrender, retirement or loss of Environmental Credits of the Loan Parties or any of their respective Material Subsidiaries in excess of $10,000,000.

(i)             Loan Document Unenforceable. The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party party thereto or any other party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any part of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement (including any release of such Liens in accordance with the terms of this Agreement and including Excluded Perfection Actions), or a Loan Party shall so state in writing.

(j)             Breach of Material Contracts.

 (i)            Loan Party Breach. Any Loan Party, Material Joint Venture or any Subsidiary of any Loan Party shall be in breach in any material respect of, or in default in any material respect under, a Material Contract and such breach or default shall continue unremedied for the period of time under such Material Contract which such Loan Party, Material Joint Venture or such Subsidiary has available to it in which to remedy such breach or default.

 (ii)            Third Party Breach and Bankruptcy. Any counterparty to a Material Contract shall be in material breach of, or in material default under, any Material Contract; provided that no Event of Default shall occur as a result of any such breach or default if (A) in the case of any breach or default not involving any action or event of the type described in Section 10.01(f) or Section 10.01(g) with respect to such Material Contract counterparty (such action or event, an “MC Bankruptcy Event”) (x) such breach or default is cured within thirty (30) days from the time Borrower obtains knowledge of such breach or default or (y) within such thirty (30) day period, the Borrower provides the Administrative Agent with a remedial plan of action describing how the effects of such breach or default by such counterparty will be mitigated or otherwise resolved and such remedial plan of action is acceptable to the Administrative Agent in its sole discretion (each, an “Acceptable Remediation Plan”), (B) in the case of a breach or default involving an MC Bankruptcy Event of such counterparty, (x) the applicable counterparty is substantially performing its remaining obligations with respect to the Material Contracts to which it is a party and has affirmed, within the time prescribed by law (not to exceed thirty (30) days), the applicable Material Contract or (y) the Borrower has provided an Acceptable Remediation Plan, or (C) to the extent the loss of such Material Contract is not material and adverse to the interests of the Lenders.

(k)            Loss of Material Contract. Any Material Contract shall cease for any reason to be in full force and effect unless (i) terminated in accordance with its terms and not as a result of a default thereunder, (ii) within ten (10) Business Days from the time any Loan Party obtains knowledge thereof, the Borrower provides the Administrative Agent with an Acceptable Remediation Plan describing how the effects of the loss of such Material Contract will be mitigated or otherwise resolved, or (iii) the loss of such Material Contract will not be material and adverse to the interests of the Lenders.

(l)             Change in Control. A Change in Control shall occur and the Secured Obligations are not paid in full concurrently with the consummation of such Change in Control in accordance with Section 3.04(b)(iv).

(m)            ERISA. (i) An ERISA Event shall have occurred or (ii) any Loan Party shall hold “plan assets,” within the meaning of 29 C.F.R. § 2510.3-101 (as amended by Section 3(42) of ERISA), of an employee benefit plan (as defined in Section 3(3) of ERISA), which is subject to Title I of ERISA, or of any plan (within the meaning of Section 4975 of the Code), in either case, that could reasonably be expected to result in a Material Adverse Effect.

Section 10.02          Cure Right. In the event that Parent fails to comply with the requirements of any Financial Covenant set forth in Section 9.01(a) or Section 9.01(b), from the last date of the applicable Test Period until the expiration of the tenth (10th) Business Day after the applicable Test Date hereunder (the “Cure Expiration Date”), Parent shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the applicable equity capital of Parent and apply the amount of the proceeds thereof to increase EBITDA with respect to such applicable quarter (the “Cure Right”); provided that (a) such proceeds are actually received by Parent no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such Test Date hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to EBITDA) such Event of Default under Section 9.01(a) or Section 9.01(b) for such period, (c) the Cure Right shall not be exercised in more than two (2) fiscal quarter periods during each Test Period, (d) the Cure Right shall not be exercised more than five (5) times during the term of the Loans, (e) there shall be no pro forma reduction in Indebtedness with the proceeds of the Cure Right for purposes of determining compliance with the financial covenants in Section 9.01(a) and Section 9.01(b) or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case, in the fiscal quarter in which the Cure Right is used or subsequent periods that include such fiscal quarter, (f) such proceeds shall be applied to prepay the Loans in accordance with Section 3.04(b)(vii) and (g) until the Cure Expiration Date, neither any Agent nor any Lender shall exercise any rights or remedies under this Agreement (or under any other Loan Document) available during the continuance of any Default or Event of Default on the basis of the actual or purported failure to comply with any covenant set forth in Section 9.01(a) and/or Section 9.01(b) until such failure is not cured on or prior to the Cure Expiration Date. If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), Parent is in compliance with the financial covenants set forth in Section 9.01(a) and Section 9.01(b), Parent shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 9.01(a) and Section 9.01(b) that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section 10.02 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 9.01(a) and Section 9.01(b) and shall not result in any adjustment to any amounts other than the amount of the EBITDA referred to in the immediately preceding sentence.

Section 10.03          Remedies.

(a)            In the case of an Event of Default other than ones described in Section 10.01(f) or Section 10.01(g), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans and other Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, any Call Protection Amounts (as applicable) then applicable and all fees and other obligations of the Borrower and the other Loan Parties accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party; and in case of an Event of Default described in Section 10.01(f) or Section 10.01(g), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, any Call Protection Amounts (as applicable) then applicable and all fees and the other obligations of the Borrower and the other Loan Parties accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party.

Without limiting the generality of the foregoing, it is understood and agreed that (x) if, prior to the Maturity Date, the Loans and other Secured Obligations are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including the acceleration of claims by operation of law) or (y) upon the occurrence of the board of directors (or similar governing body or any Person having Control of any Loan Party (or any committee thereof) or of any directors (or similar governing body or any Person having Control) of any Loan Party (or any committee thereof) adopting any resolution or otherwise authorizing any action to approve any bankruptcy or insolvency related event (each of the foregoing in clauses (x) and (y) and as contemplated by the penultimate sentence of this paragraph, a “Specified Event”)), the (i) Call Protection Amounts (as applicable) that would have applied if, at the time the Loans are accelerated or otherwise become due, the Borrower had repaid, prepaid, refinanced, substituted or replaced any or all of the Loans as contemplated in Section 3.04 and (ii) any fees payable under the Loan Documents, in each case, will also be automatically and immediately due and payable without further action or notice as though a Specified Event had occurred and the Call Protection Amounts (as applicable and such fees shall constitute part of the Secured Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lenders’ lost profits and investment opportunity as a result thereof (and not as a penalty). Any Call Protection Amounts (as applicable) and fees payable above shall be presumed to be the liquidated damages (and not for the avoidance of doubt unmatured interest or a penalty) sustained by the Lenders as the result of payment or acceleration, as applicable, prior to the Maturity Date and the Borrower and the other Loan Parties agree that the Call Protection Amounts (as applicable) and such fees are reasonable under the circumstances currently existing. In the event the Secured Obligations are reinstated in connection with or following any Specified Event, it is understood and agreed that the Secured Obligations shall include any Call Protection Amounts (as applicable) and fees payable in accordance with the Loan Documents, including this Section 10.03. The Call Protection Amounts (as applicable) and any fees payable under the Loan Documents shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. The obligation of the Borrower to pay the Call Protection Amounts (as applicable) under Section 3.04 is in addition to its obligation to pay the Call Protection Amounts (as applicable) under this Section 10.03.

THE LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING CALL PROTECTION AMOUNTS (AS APPLICABLE) IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and each other Loan Party expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Call Protection Amounts (as applicable) are reasonable and are the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Call Protection Amounts (as applicable) shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower and Guarantors giving specific consideration in this transaction for such agreement to pay the Call Protection Amounts (as applicable); and (D) the Borrower and each other Loan Party shall each be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower and each other Loan Party expressly acknowledges that its agreement to pay the Call Protection Amounts (as applicable) to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans. In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Borrower or any other Loan Party with the intention of avoiding payment of the Call Protection Amounts (as applicable) that the Borrower would have had to pay if the Borrower then had elected to pay the Loans in full prior to the Maturity Date pursuant to Section 3.01 and/or Section 3.04, an equivalent premium, without duplication, will become and be immediately due and payable to the extent permitted by law upon the acceleration of the Loans.

(b)            In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)            All proceeds realized from the liquidation or other disposition of Collateral or otherwise, and any amounts received on account of the Secured Obligations, received after maturity of the Loans, whether by acceleration or otherwise, shall be applied as follows:

(i)             first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent and/or the Collateral Agent in such Agent’s capacity as such;

(ii)            second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)            third, pro rata to payment of accrued interest on the Loans;

(iv)            fourth, pro rata to payment of principal and premium (including Call Protection Amounts) outstanding on the Loans;

(v)            fifth, pro rata to all other Secured Obligations; and

(vi)           sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Article XI

The Agents

Section 11.01          Appointment; Powers.

(a)            Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (excluding Section 11.10) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

(b)            The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

(c)            The Lead Arranger shall be entitled to all benefits of this Article XI.

Section 11.02          Duties and Obligations of Agents. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or Collateral Agent or any of their Affiliates in any capacity. No Agent shall be deemed to have knowledge of (x) notice of any of the events or circumstances set forth or described in Section 8.02 unless and until written notice thereof stating that it is a “notice under Section 8.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower or a Lender or (y) any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or as to those conditions precedent expressly required to be to such Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of any Loan Party or any Subsidiary of any Loan Party or any other obligor or guarantor, or (vii) any failure by any Loan Party or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent or the Collateral Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 11.03          Action by Administrative Agent or Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases such Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by such Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent and/or the Collateral Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent and/or the Collateral Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall any Agent be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct. No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require the Administrative Agent and/or the Collateral Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.

Section 11.04          Reliance by Administrative Agent and Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by them to be genuine and to have been signed or sent by the proper Person and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants, consultants and other experts selected by any such Agent. The Administrative Agent and/or the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful misconduct by such Agent. Upon request by an Agent at any time, the Lenders will confirm in writing whether an action may be taken by it (and such Agent may deem the failure to respond to any such request in a timely manner as approval). In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05          Subagents. Either Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 11.06          Resignation of Agents. Any Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, with the consent of the Borrower (unless an Event of Default shall have occurred and is continuing and provided that no consents shall be required with respect to the appointment of a Lender or an Affiliate thereof and in event shall not be unreasonably withheld, delayed or conditioned), to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (the “Resignation Closing Date”), then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. With effect from the Resignation Closing Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent is appointed as provided for above. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07          Administrative Agent as Lender. The Person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08          No Reliance. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. No Agent shall be required to keep itself informed as to the performance or observance by any Loan Party of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by an Agent hereunder, no Agent nor the Lead Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Loan Party (or any of its Affiliates) which may come into the possession of such Agent or the Lead Arranger or any of their respective Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Agents only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein. In structuring, arranging or syndicating this Agreement, each Lender acknowledges and agrees that the Administrative Agent and the Lead Arranger may be an arranger, an agent or lender under other loans or other securities, and each Lender hereby waives any existing or future conflicts of interest associated with any of their roles in such other debt instruments.

Section 11.09          Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or any Subsidiary of any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 12.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10          Authority of Collateral Agent to Release Collateral and Liens. Each Lender hereby authorizes the Collateral Agent to release (a) any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents, (b) any Guarantor if one hundred percent (100%) of the Equity Interests in such Guarantor are sold, in a transaction permitted under the Loan Documents and (c) all Collateral and Guarantors upon termination of this Agreement and Payment in Full occurs. Each Lender hereby authorizes the Collateral Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Property to the extent such Disposition is permitted by the terms of Section 9.10 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11          Acknowledgement of Lenders.

(a)            Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 11.11 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower and each other Loan Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party.

(d)            Each party’s obligations under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Secured Obligations under any Loan Document.

Section 11.12          Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party or other Guarantor is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii), each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 11.13          ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iii)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (i) Section 11.13(a)(i) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with Section 11.13(a)(iii), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article XII

Miscellaneous

Section 12.01          Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail or similar electronic means, as follows:

(i)            if to Parent, the Borrower or any other Loan Party, to it at the address, email address or telephone number specified on Schedule 1.01(a) hereto;

(ii)            if to the Administrative Agent or the Collateral Agent, to it at the address, email address or telephone number specified on Schedule 1.01(a) hereto; and

(iii)            if to any Lender, to it at the address, e-mail address or telephone number set forth in its Administrative Questionnaire.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing Section 12.01(b)(i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both Section 12.01(b)(i) and Section 12.01(b)(ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02          Waivers; Amendments.

(a)            No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)            Neither this Agreement nor any provision hereof nor any other Loan Document (other than the Fee Letter and as provided in Section 3.05) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders with a copy of all amendments provided to the Administrative Agent; provided that no such agreement shall (i) increase the Commitment or the outstanding aggregate principal amount of the Loans of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby, provided that the post-default rate set forth in Section 3.02(b) may be waived with the consent of the Majority Lenders, (iii) postpone the scheduled and fixed date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date or the Scheduled Delayed Draw Termination Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the Guarantors or release all or substantially all of the Collateral (other than as provided in Section 11.10), without the written consent of each Lender, (vi) modify the terms of Section 10.03(c) without the written consent of each Lender directly and adversely affected thereby, or (vii) change any of the provisions of this Section 12.02(b) or the definitions of “Applicable Percentage”, “Majority Lenders”, “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Subsidiary” or “Subsidiary” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents, without the written consent of each directly and adversely affected Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of such Agent. Notwithstanding the foregoing, (A) any Security Document may be supplemented to add additional collateral or join additional Persons as Loan Parties with the consent of the Collateral Agent, (B) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to (I) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error, omission or other manifest error in any Loan Document, or (II) make administrative or operational changes or enhancements not adverse to the Lenders, (C) the Administrative Agent and the Borrower (or other applicable Loan Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any Lien in any Collateral or Property to become Collateral to secure the Indebtedness for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender.

Section 12.03          Expenses, Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel and other consultants for the Agents and their Affiliates, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals and all fees, in each case, of the Agents and their Affiliates, in connection with the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agents as to the rights and duties of the Agents and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs, expenses, assessments and other similar charges incurred by the Agents or any Lender (included reasonable and documented fees, charges and disbursements of counsel) in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to therein, (iii) all documented out-of-pocket expenses incurred by the Agents or any Lender, including the fees, charges and disbursements of any counsel or other consultants for the Agents or any Lender, in connection with the enforcement or protection of their rights in connection with this Agreement or any other Loan Document, including their rights under this Section 12.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iv) all reasonable and documented fees and expenses associated with collateral monitoring (including field examination fees and out-of-pocket expenses) and collateral reviews and fees and expenses of other advisors and professional engaged by the Agents. For the avoidance of doubt, this Section 12.03(a) shall not apply with respect to any costs or expenses that are Taxes other than any Taxes that represent fees, losses, claims, damages, etc. arising from any non-Tax claim.

(b)            The Borrower shall indemnify the Administrative Agent, the Collateral Agent, any sub-agent of the Agents, the Lead Arranger and each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and defend and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or by any other Loan Document or any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (ii) the failure of any Loan Party or any Subsidiary to comply with the terms of any Loan Document, including this Agreement, or with any governmental requirement, (iii) any inaccuracy of any representation or any breach of any warranty or covenant of the Borrower or any Guarantor or any other Loan Party set forth in any of the Loan Documents or any instruments, documents or certifications delivered in connection therewith, (iv) any Loan or the use of the proceeds therefrom, (v) the operations of the business of Parent, the Borrower and their respective Subsidiaries, (vi) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Documents, (vii) any Environmental Law to the extent applicable to Parent, the Borrower or any of their respective Subsidiaries, or in respect of their Properties, including as relating to the presence, generation, storage, Release, Threatened Release, use, transport, disposal, arrangement of disposal or treatment of Hazardous Materials on any of their Properties, (viii) the breach or non-compliance by Parent, the Borrower or any of their respective Subsidiaries with any Environmental Law applicable to Parent, the Borrower or any of their respective Subsidiaries, including in respect of their Properties, (ix) the past ownership by Parent, the Borrower or any of their respective Subsidiaries or any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (x) the presence, use, Release, storage, treatment, disposal, generation, Threatened Release, transport, arrangement for transport or arrangement for disposal of Hazardous Materials on or at any of the Properties owned or operated by Parent, the Borrower or any of their respective Subsidiaries or any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by Parent, the Borrower or any of their respective Subsidiaries, (xi) any liability arising under Environmental Laws to the extent related to Parent, the Borrower or any of their respective Subsidiaries, including in respect of their Properties, or (xii) any other environmental, health or safety condition in connection with the Loan Documents, or (xiii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or a Loan Party and regardless of whether any Indemnitee is a party thereto, and such indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided, further, this Section 12.03(b) shall not apply with respect to Taxes other than any Taxes that represent fees, losses, claims, damages, etc. arising from any non-Tax claim.

(c)            To the extent that the Borrower fails to pay any amount required to be paid by it to the Agents or the Lead Arranger under Section 12.03(a) or Section 12.03(b), but without affecting such payment obligations of the Borrower, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Lead Arranger, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Lead Arranger in its capacity as such.

(d)            To the extent permitted by applicable law, no party hereto shall assert, and each of Parent and the Borrower shall cause its Subsidiaries to not assert, and each party hereto hereby waives, and each of Parent and the Borrower hereby causes its Subsidiaries to waive, any claim against any other party hereto or any Related Party thereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof (provided that the foregoing shall not limit the liability of any Loan Party to indemnify any Indemnitee pursuant to Section 12.03(b) for any such damages asserted against such Indemnitee).

(e)            All amounts due under this Section 12.03 shall be payable not later than ten (10) Business Days after demand therefor.

Section 12.04          Assignments and Participations.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or any other Loan Party without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and (iii) no Lender may assign to (A) the Borrower, (B) an Affiliate of the Borrower or (C) at any time no Event of Default exists, any Disqualified Institution, all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Subject to the conditions set forth in Section 12.04(b)(i), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (x) the Administrative Agent and (y) so long as no Event of Default shall have occurred and be continuing, the Borrower; provided that no consent of the Borrower shall be required for an assignment to an assignee that is a Lender (or an Affiliate or Approved Fund of a Lender) immediately prior to giving effect to such assignment; provided, further, that the Borrower shall be deemed to have consented to an assignment of all or a portion of the Commitments and Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof. So long as no Event of Default shall have occurred, the Stonepeak Lenders or its Affiliates will hold the majority of the Commitments and Loans.

(i)             Assignments shall be subject to the following additional conditions:

 (A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans under the Facility, the amount of the Commitment of the assigning Lender under the Facility subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee (x) shall not apply to an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (y) may be waived or reduced by the Administrative Agent in writing); and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(ii)            Subject to Section 12.04(b)(iii) and the acceptance and recording thereof, from and after the recordation date of each Assignment and Assumption in the Register, the assignee thereunder shall be a party hereto (which, for the avoidance of doubt, shall be the date of recordation in the Register) and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iii)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitment of and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice or anything in any Loan Document to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(c)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section 12.04(b).

(d)            Participations

(i)            Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than (x) the Borrower, (y) an Affiliate of the Borrower or (z) at any time no Event of Default Exists, any Disqualified Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it under the Facility); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the provisions of Section 12.04(b)(iii) shall apply as if the Participant were a Lender and the sale of the participation was an assignment. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that a Participant shall not be entitled to receive any greater payment under Section 5.01 and Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 12.04(e) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            [reserved].

(g)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of this Section 12.04, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (i) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (ii) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.04), all of its interest, rights and obligations under this Agreement to one or more Persons eligible to be an assignee under this Section 12.04 at the lesser of (A) the principal amount thereof and (B) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

Section 12.05          Survival; Revival; Reinstatement.

(a)            All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.03, Article XI and Section 12.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)            To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor-in-possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, the Collateral Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Collateral Agent and the Lenders to effect such reinstatement.

Section 12.06          Counterparts; Integration; Effectiveness.

(a)            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)            The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, Borrowing Requests, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(c)            This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT WITH RESPECT TO THE SUBJECT MATTER CONTAINED HEREIN AND THEREIN AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(d)            Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement as an attachment to an e-mail or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07          Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09          Governing Law; Jurisdiction; Consent To Service Of Process.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)            EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH COPIES ARE DEPOSITED IN THE MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)            EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNITY AND REIMBURSEMENT OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 12.03(b) IN RESPECT OF ANY THIRD PARTY CLAIMS ALLEGING SUCH SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES. SECTION 12.09.

Section 12.10          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11          Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower or any Subsidiary and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Agents, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from any Loan Party relating to the Loan Parties and their respective Subsidiaries and their businesses, other than (A) any such information that is available to the Agents or any Lender on a nonconfidential basis prior to disclosure by any Loan Party and (B) information pertaining to this Agreement routinely used in marketing materials or provided by arrangers to data service providers, including league table providers, that serve the lending industry (it is understood, for avoidance of doubt, that the names of the Loan Parties, the amount, type, currency, interest rate and yield to maturity of the Loans, the effective date of this Agreement and the role and title of such Lender is such type of information so routinely used or provided). Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws. It is understood that any Lender and its Related Parties may place customary advertisements in financial and other news sources or on a home page or similar place for dissemination of information as it may choose, and circulate similar promotional materials, in each case, after the effectiveness of this Agreement, including in the form of a “tombstone”, which may include the Borrower’s name, logo and a link to the Borrower’s website.

Section 12.12          Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Secured Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (A) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (B) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then, to the extent permitted by applicable law, the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13          Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14          No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Loan Parties, and no other Person (including any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Agents or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.15          USA Patriot Act Notice. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act.

Section 12.16          Releases.

(a)            Release Upon Payment in Full. Upon Payment in Full, the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Loan Parties pursuant to a customary payoff letter.

(b)            Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by the Loan Documents and such Collateral shall no longer constitute or be required to be Collateral under the Loan Documents, then the Collateral Agent, at the request and sole expense of the Borrower, shall promptly execute and deliver to the Borrower or such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Document on such Collateral; provided that the Borrower shall have delivered to the Administrative Agent and the Collateral Agent, at least five (5) Business Days prior to the date of the proposed release (or such other time period as the Administrative Agent may agree), a written request for release identifying the Loan Party, together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents and (y) no Collateral other than the Collateral required to be released is being released.

Section 12.17          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability; and

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 12.18            No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Parent and the Borrower acknowledge and agree, and acknowledge their respective Subsidiaries’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between Parent, the Borrower and their respective Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between Parent, the Borrower and their respective Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) Parent and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate; and (iv) Parent and the Borrower are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, the Borrower or any of their Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to Parent, the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Parent, the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to Parent, the Borrower or their respective Subsidiaries. To the fullest extent permitted by law, Parent and the Borrower hereby waive and release any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	CLEAN ENERGY

	By:	/s/ Robert M. Vreeland
	Name:	Robert M. Vreeland
	Title:	Chief Financial Officer

PARENT:	CLEAN ENERGY FUELS CORP.

	By:	/s/ Robert M. Vreeland
	Name:	Robert M. Vreeland
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	Stonepeak CLNE-L Holdings LP

	By:	Stonepeak Opportunities Fund Associates LP, its general partner

	By:	Stonepeak Opportunities Fund GP Investors LP, its general partner

	By:	Stonepeak GP Investors Holdings LP, its general partner

	By:	Stonepeak GP Investors Upper Holdings LP, its general partner

	By:	Stonepeak GP Investors Holdings Manager LLC, its general partner

By:	/s/ Michael Bricker
Name:	Michael Bricker
Title:	Senior Managing Director

[Signature Page to Senior Secured First Lien Term Loan Credit Agreement – Clean Energy]

LENDERS:	Stonepeak CLNE-L Holdings LP

	By:	Stonepeak Opportunities Fund Associates LP, its general partner

	By:	Stonepeak Opportunities Fund GP Investors LP, its general partner

	By:	Stonepeak GP Investors Holdings LP, its general partner

	By:	Stonepeak GP Investors Upper Holdings LP, its general partner

	By:	Stonepeak GP Investors Holdings Manager LLC, its general partner

By:	/s/ Michael Bricker
Name:	Michael Bricker
Title:	Senior Managing Director

[Signature Page to Senior Secured First Lien Term Loan Credit Agreement – Clean Energy]

HUDSON WATERFRONT CREDIT FUND LP

By:	Stonepeak Hudson Credit Associates LP, as its General Partner

By:	Stonepeak GP Investors Manager LLC, as its General Partner

By:	/s/ Michael Leitner
Name:	Michael Leitner
Title:	Senior Managing Director

[Signature Page to Senior Secured First Lien Term Loan Credit Agreement – Clean Energy]

STONEPEAK INFRASTRUCTURE CREDIT FUND I LP

By:	Stonepeak Credit Associates LLC, as its General Partner

By:	Stonepeak GP Investors Manager LLC, as its Managing Member

By:	/s/ Michael Leitner
Name:	Michael Leitner
Title:	Senior Managing Director

[Signature Page to Senior Secured First Lien Term Loan Credit Agreement – Clean Energy]